AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON SEPTEMBER 12, 2006

                                                     REGISTRATION NO. 333-133226
================================================================================

                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                   -----------

                                 AMENDMENT NO. 3
                                       TO
                                    FORM S-1
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                                   -----------

                                  ZHONGPIN INC.
             (Exact Name of Registrant as Specified in Its Charter)

             DELAWARE                       2011                  54-2100419
(State or Other Jurisdiction of      (Primary Standard         (I.R.S. Employer
 Incorporation or Organization)  Industrial Classification   Identification No.)
                                        Code Number)

                         21 CHANGSHE ROAD, CHANGGE CITY
                 HENAN PROVINCE, THE PEOPLE'S REPUBLIC OF CHINA
                               011 86 374-6216633
               (Address, Including Zip Code, and Telephone Number,
        Including Area Code, of Registrant's Principal Executive Offices)

                               NORMAN C. KRISTOFF
                                  P.O. BOX 181
                               194 UPPER TROY ROAD
                              FITZWILLIAM, NH 03447
                            TELEPHONE: (603) 352-1003
            (Name, Address, Including Zip Code, and Telephone Number,
                   Including Area Code, of Agent For Service)

                            -------------------------

                                   COPIES TO:
                              Eric M. Hellige, Esq.
                        Pryor Cashman Sherman & Flynn LLP
                                 410 Park Avenue
                          New York, New York 10022-4441
                            Telephone: (212) 421-4100
                            Facsimile: (212) 326-0806

                            -------------------------

APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: From time to time after this Registration Statement becomes effective.

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. |X|

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|

                           --------------------------

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.


                 SUBJECT TO COMPLETION, DATED SEPTEMBER 12, 2006


PROSPECTUS

                                11,799,010 SHARES

                                  ZHONGPIN INC.

                                  Common Stock

        This prospectus relates to the resale by the selling stockholders identified in this prospectus of up to 11,799,010 shares of common stock, of which 414,013 shares are issued and outstanding on the date hereof, 6,900,000 shares are issuable upon the conversion of outstanding shares of our Series A convertible preferred stock and 4,484,997 shares are issuable upon the exercise of our outstanding warrants, or upon conversion or exercise of securities issuable upon the exercise of our outstanding warrants. All of the shares, when sold, will be sold by these selling stockholders. The selling stockholders may sell their shares of common stock from time to time at prevailing market prices. We will not receive any proceeds from the sale of the shares of common stock by the selling stockholders.

        Our common stock is traded in the over-the-counter market and prices are reported on the OTC Bulletin Board under the symbol "ZHNP." On September 7, 2006, the closing bid price of our common stock, as report by the OTC Bulletin Board, was $10.00 per share.

        SEE "RISK FACTORS" BEGINNING ON PAGE 5 FOR RISKS OF AN INVESTMENT IN THE SECURITIES OFFERED BY THIS PROSPECTUS, WHICH YOU SHOULD CONSIDER BEFORE YOU PURCHASE ANY SHARES.

        Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

                      The date of this prospectus is __________, 2006

        We have not registered the sale of the shares under the securities laws of any state. Brokers or dealers effecting transactions in the shares of common stock offered hereby should confirm that the shares have been registered under the securities laws of the state or states in which sales of the shares occur as of the time of such sales, or that there is an available exemption from the registration requirements of the securities laws of such states.

        This prospectus is not an offer to sell any securities other than the shares of common stock offered hereby. This prospectus is not an offer to sell securities in any circumstances in which such an offer is unlawful.

        We have not authorized anyone, including any salesperson or broker, to give oral or written information about this offering, Zhongpin Inc., or the shares of common stock offered hereby that is different from the information included in this prospectus. You should not assume that the information in this prospectus, or any supplement to this prospectus, is accurate at any date other than the date indicated on the cover page of this prospectus or any supplement to it.

                                TABLE OF CONTENTS
                                                                            Page


Prospectus Summary..........................................................  1
Risk Factors................................................................  5
Special Note Regarding Forward-Looking Statements........................... 23
Use of Proceeds............................................................. 23
Market for Common Equity and Related Stockholders Materials................. 24
Management's Discussion and Analysis of Financial Condition and Results
  of Operations............................................................. 26
Business.................................................................... 43
Management.................................................................. 62
Principal Stockholders...................................................... 65
Certain Relationships and Related Transactions.............................. 68
Description of Securities................................................... 69
Selling Stockholders........................................................ 74
Plan of Distribution........................................................ 80
Legal Matters............................................................... 82
Experts..................................................................... 82
Where You Can Find More Information......................................... 82
Index to Consolidated Financial Statements.................................. F-1

                               PROSPECTUS SUMMARY

        THIS SUMMARY HIGHLIGHTS INFORMATION CONTAINED ELSEWHERE IN THIS PROSPECTUS AND MAY NOT CONTAIN ALL OF THE INFORMATION THAT YOU SHOULD CONSIDER BEFORE INVESTING IN THE SHARES. YOU ARE URGED TO READ THIS PROSPECTUS IN ITS ENTIRETY, INCLUDING THE INFORMATION UNDER "RISK FACTORS" AND OUR CONSOLIDATED FINANCIAL STATEMENTS AND RELATED NOTES INCLUDED ELSEWHERE IN THIS PROSPECTUS. UNLESS OTHERWISE INDICATED, THE INFORMATION CONTAINED IN THIS PROSPECTUS, INCLUDING PER SHARE DATA AND INFORMATION RELATING TO THE NUMBER OF SHARES OUTSTANDING, GIVES RETROACTIVE EFFECT TO THE ONE-FOR-35.349 REVERSE SPLIT OF OUR COMMON STOCK EFFECTED ON FEBRUARY 16, 2006.

                                   OUR COMPANY

        We are principally engaged in the meat and food processing business in The People's Republic of China (the "PRC"). In April 2006, we were ranked by the China Meat Association as the sixth largest producer in the national meat industry. As a result of our advanced business practices and the quality of our products, in 2001, we were included among the initial 151 companies in the PRC that were awarded by a coalition of eight government ministries, lead by the Ministry of Agriculture, a qualifying certification as a "leading agricultural industrial enterprise." Our five processing plants, which are located in Henan Province in the PRC, have a total of seven production lines with an aggregate processing capacity of approximately 345 metric tons per day, based on an eight-hour working day, or approximately 132,000 metric tons on an annual basis. We also have recently begun the production and sale of vegetables and fruits and have supply contracts with more than 120 farms in Henan Province and nearby areas to produce high-quality vegetable varieties and fruits that we may purchase for resale, primarily in the export markets. Our products are sold under the "Zhongpin" and "Shengpin" brand names.


        According to an April 2005 report of the United States Department of Argiculture, the PRC is the largest food consuming nation in the world and is the world's largest pork producer and consumer. The meat and meat processing industry in the PRC is regarded by the central government as a "key" industry and certain participants in the industry, including our company, receive special tax incentives and technology subsidies. According to a market analysis of the fresh and processed meat industry in the PRC published in June 2005 by Access Asia Limited, an independent research organization ("Access Asia"):

        o In 2004, domestic demand for meat and related products in the PRC totaled 72,360,000 metric tons and such demand is expected to reach 100,000,000 metric tons by 2010;

        o The total domestic production value of meat and related products in the PRC in 2004 was US$84 billion and the estimated production value in 2010 is expected to reach US$120 billion;

        o Domestic per capita meat consumption in the PRC was estimated to be approximately 49 kg in 2004 and is expected to increase to 70-80 kg by 2010; and

        o Per capita consumption of mean in urban areas in the PRC is twice the amount of the national average.


        Our customers include over 11 international or domestic fast food companies in the PRC, over 31 export-registered processing factories and over 1,360 school cafeterias, factory canteens, army posts and national departments. We also sell directly to over 2,330 retail outlets, including supermarkets, within the PRC.

        To differentiate our company from other market incumbents, we also have successfully implemented a unique retail strategy that includes the establishment of a network of showcase stores, branded network stores and supermarket counters that are exclusive retailers of our product lines. At August 15, 2006, we had a total of 79 showcase stores, 583 network stores and 1,671 supermarket counter locations.

        We believe we are a market leader in the meat and meat products industry in the PRC and that the principal strengths of our company are as follows:

        o We have a vertically-integrated fresh meat, meat products, fresh produce and fruit supply chain from farming, slaughtering, cutting, processing and wholesaling to retailing;

        o We have a wide distribution network through major areas of the PRC;

        o The "Zhongpin" and "Shengpin" brand names are well recognized in major areas of the PRC as established and leading brands;

        o We have advanced production equipment for the packaging of meat and food;

        o Our customers include some of the largest supermarket chains, such as Lianhua Supermarket Group, Carrefour China and Metro (China) Group;

        o We have implemented a comprehensive logistics management program and have an efficient delivery system that utilizes over 158 temperature-controlled container trucks and public railway services;

        o Based upon our historical growth rates, we believe our experienced management team, led by our founder and Chairman, Mr. Zhu Xianfu, has the ability to grow and expand our business;

        o       We have an emphasis on quality assurance systems;

        o We have a comprehensive brand building strategy and brand equity management;

        o We have an innovative product development program, with more than 140 new products now under development; and

        o We experienced average annual revenue growth of 43% (cumulative growth of 322%) and average annual profit growth of 60% (cumulative growth of 553%) from 2001 through 2005.


        Our principal executive offices are located at 21 Changshe Road, Changge City, Henan Province, The People's Republic of China, and our telephone number at that address is 011 86 374-6216633. We maintain Internet websites at www.zhongpin.com (Chinese language) and www.zpfood.com (English language). Information on our websites is not part of this prospectus.


                               RECENT DEVELOPMENTS

        On January 31, 2006, we completed a private placement in which we sold for an aggregate purchase price of $27.6 million, 3.45 million units, each unit consisting of two shares of our Series A convertible preferred stock and a warrant to purchase one share of our common stock. Each share of Series A convertible preferred stock is convertible at any time into one share of our common stock, subject to adjustment for certain antidilutive events. The warrants are exercisable for a period of five years at an exercise price of $5.00 per share, subject to adjustment for certain antidilutive events. In connection with such private placement, on January 30, 2006, in exchange for a controlling interest in our publicly-held "shell" corporation, we acquired all of the issued and outstanding capital stock of Falcon Link Investment Limited ("Falcon Link") in a transaction commonly referred to as a "reverse acquisition."

        TN Capital Equities Ltd. acted as placement agent for the offering and received a cash fee in the amount of $2.76 million and a warrant to purchase 345,000 units.

        The shares of common stock issuable upon conversion of the shares of Series A convertible preferred stock or exercise of the warrants issued in the private placement, including the shares underlying the securities comprising the units issuable upon exercise of the warrant issued to the placement agent, have been included in the shares of common stock that are offered in this prospectus.

                               ABOUT THIS OFFERING

        This prospectus relates to the resale by the selling stockholders identified in this prospectus of up to 11,799,010 shares of common stock, of which 414,013 shares are issued and outstanding as of the date hereof, 6,900,000 shares are issuable upon the conversion of outstanding shares of our Series A convertible preferred stock and 4,484,997 shares are issuable upon the exercise of our outstanding warrants, or upon conversion or exercise of securities issuable upon the exercise of our outstanding warrants. All of the shares, when sold, will be sold by these selling stockholders. The selling stockholders may sell their shares of common stock from time to time at prevailing market prices. We will not receive any proceeds from the sale of the shares of common stock by the selling stockholders.

Common Stock Offered...............................       11,799,010 shares

Common Stock Outstanding at August 15, 2006........       11,752,568 shares

Preferred Stock Outstanding at August 15, 2006.....       6,900,000 shares,
                                                          which shares are
                                                          convertible into
                                                          6,900,000 shares of
                                                          common stock

Use of  Proceeds...................................       We will not receive
                                                          any of the proceeds
                                                          from the sale of the
                                                          shares by the selling
                                                          stockholders, except
                                                          upon exercise of
                                                          certain common stock
                                                          purchase warrants.

OTC Bulletin Board Ticker Symbol...................       ZHNP

                         SELECTED FINANCIAL INFORMATION

        The following selected consolidated income statement data for the three years ended December 31, 2003, 2004 and 2005 and the selected consolidated balance sheet data as of December 31, 2004 and 2005 have been derived from our audited consolidated financial statements included elsewhere in this prospectus. The following selected consolidated income statement data for the six months ended June 30, 2005 and 2006 and the selected consolidated balance sheet data as of June 30, 2006 have been derived from our unaudited consolidated financial statements included elsewhere in this prospectus. These consolidated financial data should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the financial statements and related notes included elsewhere in this prospectus. The following selected consolidated income statement data for the year ended December 31, 2002 and the selected consolidated balance sheet data as of December 31, 2002 and 2003 have been derived from the audited financial statements of Henan Zhongpin Food Share Co., Ltd. ("Henan Zhongpin"), our deemed predecessor, which are not included in this prospectus. The selected consolidated income statement data for the year ended December 31, 2001 and the selected consolidated balance sheet data as of December 31, 2001 have been derived from the unaudited consolidated financial statements of Henan Zhongpin, which are not included in this prospectus, but which have been prepared on the same basis as our audited consolidated financial statements. The historical results presented below are not necessarily indicative of the results that may be expected in any future period.


                                                  SIX MONTHS ENDED
                                                    JUNE 30,                    FISCAL YEARS ENDED DECEMBER  31,
                                                ------------------    ---------------------------------------------------
                                                  2006      2005       2005       2004       2003       2002       2001
                                                -------    -------    -------    -------    -------    -------    -------
                                                   (UNAUDITED)                                                  (UNAUDITED)
                                                             (U.S. DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
SELECTED INCOME STATEMENT DATA:
  Net Sales.........................            $62,271    $32,996    $73,400    $42,787    $29,593    $24,191    $17,379
  Gross Profit.......................             9,304      5,613     12,179      6,117      3,449      2,773      1,879
  Income From Operations.............             5,859      4,420      7,484      3,058      1,736      1,403      1,034
  Net Income.........................             6,441      3,558      5,914      2,768      1,536      1,053        906
  Net Income per Common Share:
     Basic...........................              0.37       0.30       0.50       0.24       0.13       0.09       0.08
     Diluted.........................              0.30       0.30       0.50       0.24       0.13       0.09       0.08
  Cash Dividends per Common
    Share............................                 -          -          -          -      0.005      0.005          -


                                                                                        DECEMBER  31,
                                                  JUNE 30,        -------------------------------------------------------
                                                   2006             2005        2004        2003       2002        2001
                                                  -------         -------     -------     -------     -------     -------
                                                (UNAUDITED)                                                     (UNAUDITED)
                                                                       (U.S. DOLLARS IN THOUSANDS)
SELECTED BALANCE SHEET DATA:

  Property, Plant, Equipment.........          $ 22,639               $10,213    $10,072    $ 5,805    $ 4,794     $3,763
  Total Assets.......................            73,830                53,254     32,167     27,528     18,180      9,878
  Long-Term Debt (Less Current
    Maturities)......................             2,107                 2,264      4,329      7,638      5,534      1,872
  Stockholders' Equity...............            44,336                14,516      8,183      5,414      3,934      3,360


                                  RISK FACTORS

        AN INVESTMENT IN OUR IN OUR COMMON STOCK INVOLVES A HIGH DEGREE OF RISK. THE RISKS DESCRIBED BELOW INCLUDE ALL MATERIAL RISKS TO OUR COMPANY OR TO INVESTORS IN THIS OFFERING THAT ARE KNOWN TO OUR COMPANY. YOU SHOULD CAREFULLY CONSIDER SUCH RISKS BEFORE PARTICIPATING IN THIS OFFERING. YOU SHOULD PAY PARTICULAR ATTENTION TO THE FACT THAT WE CONDUCT ALL OF OUR OPERATIONS IN THE PRC AND OUR BUSINESS IS GOVERNED BY A LEGAL AND REGULATORY ENVIRONMENT THAT IN SOME RESPECTS DIFFERS SIGNIFICANTLY FROM THE ENVIRONMENT THAT MAY PREVAIL IN OTHER COUNTRIES. IF ANY OF THE FOLLOWING RISKS ACTUALLY OCCUR, OUR BUSINESS, FINANCIAL CONDITION AND RESULTS OF OPERATIONS COULD BE MATERIALLY HARMED. AS A RESULT, THE TRADING PRICE OF OUR COMMON STOCK COULD DECLINE, AND YOU MIGHT LOSE ALL OR PART OF YOUR INVESTMENT. WHEN DETERMINING WHETHER TO BUY OUR COMMON STOCK, YOU SHOULD ALSO REFER TO THE OTHER INFORMATION IN THIS PROSPECTUS, INCLUDING OUR FINANCIAL STATEMENTS AND THE RELATED NOTES INCLUDED ELSEWHERE IN THIS PROSPECTUS.

RISKS RELATING TO OUR BUSINESS

OUR LIMITED OPERATING HISTORY MAKES IT DIFFICULT TO EVALUATE OUR FUTURE PROSPECTS AND RESULTS OF OPERATIONS.

        We have a limited operating history. While Henan Zhongpin was established as a state-owned meat processing factory in 1993, the current management team purchased the business via a privatization scheme and commenced a restructuring of the enterprise in 1997. Accordingly, you should consider our future prospects in light of the risks and uncertainties experienced by early stage companies in evolving markets such as the growing market for fresh meats and processed meat products in the PRC. Some of these risks and uncertainties relate to our ability to:

           o offer additional food products to attract and retain a larger customer base;

           o  attract additional customers and increased spending per customer;

           o increase awareness of our brand and continue to develop customer loyalty;

           o  respond to competitive market conditions;

           o  respond to changes in our regulatory environment;

           o  manage risks associated with intellectual property rights;

           o  maintain effective control of our costs and expenses;

           o  raise sufficient capital to sustain and expand our business;

           o  attract, retain and motivate qualified personnel; and

           o upgrade our technology to support additional research and development of new food products.

        If we are unsuccessful in addressing any of these risks and uncertainties, our business may be materially and adversely affected.

IF THERE ARE ANY INTERRUPTIONS TO OR A DECLINE IN THE AMOUNT OR QUALITY OF OUR LIVE PIGS, RAW PORK OR OTHER MAJOR RAW MATERIAL SUPPLY, OUR PRODUCTION OR SALES COULD BE MATERIALLY AND ADVERSELY AFFECTED.

        Live pigs and raw pork are the principal raw materials used in our production. We procure all of our live pigs and some of our raw pork from a number of third party suppliers. Our third party suppliers may not continue to be able to supply an adequate number of live pigs and raw pork to satisfy our present and future production needs. The supply of pork is dependent on the output of pig farms, which may be affected by outbreaks of diseases or epidemics. Our current suppliers may not be able to provide live pigs or raw pork of sufficient quality to meet our stringent quality control requirements. Any interruptions to or decline in the amount or quality of our live pigs or raw pork supply could materially disrupt our production and adversely affect our business. In addition to live pigs and raw pork, we also use additives and packaging in our production, which we source from third party suppliers, and resell a wide variety of fruits and vegetables, which we purchase from third party farms. Any interruptions to or decline in the amount or quality of our additives or packaging supply, or in the fruits or vegetables we procure, could also disrupt our production or sales and adversely affect our business. We are vulnerable to further increases in the price of raw materials (particularly of live pigs and raw pork) and other operating costs, and we may not be able to entirely offset these increasing costs by increasing the prices of our products, particularly our processed meat products.

        We purchase agricultural products, such as live pigs, raw pork and a wide variety of fruits and vegetables, for use in our production process and for resale. The price of such raw materials is subject to fluctuations that are attributable to a number of factors, such as the price of animal feed, diseases and infections, and weather conditions. During 2004, prices of live pigs rose sharply. According to the Ministry of Agriculture of the PRC, the average selling price of live pigs rose by approximately 35.6% from 2003 to 2004. If the costs of raw materials or other costs of production and distribution of our products increase further, and we are unable to entirely offset these increases by raising prices of our products, our profit margins and financial condition could be adversely affected.

WE MAY BE UNABLE TO ANTICIPATE CHANGES IN CONSUMER PREFERENCES FOR PROCESSED MEAT PRODUCTS, WHICH MAY RESULT IN DECREASED DEMAND FOR OUR PRODUCTS.

        Our continued success in the processed meat products market is in large part dependent on our ability to anticipate and develop products that appeal to the changing tastes, dietary habits and preferences of customers. If we are not able to anticipate and identify new consumer trends and develop new products accordingly, demand for our products may decline and our operating results may be adversely affected. In addition, we may incur significant costs relating to developing and marketing new products or expanding our existing product lines in reaction to what we perceive to be a consumer preference or demand. Such development or marketing may not result in the level of market acceptance, volume of sales or profitability anticipated.

IF THE CHILLED AND FROZEN PORK MARKET IN THE PRC DOES NOT GROW AS WE EXPECT, OUR RESULTS OF OPERATIONS AND FINANCIAL CONDITIONS MAY BE ADVERSELY AFFECTED.

        We believe chilled and frozen pork products have strong growth potential in the PRC and, accordingly, we have continuously increased our sales of chilled and frozen pork. Since 2002, revenue attributable to our chilled and frozen pork products as a percentage of our total revenue has increased. If the chilled and frozen pork market in the PRC does not grow as we expect, our business may be harmed, we may need to adjust our growth strategy and our results of operation may be adversely affected.

WE REQUIRE VARIOUS LICENSES AND PERMITS TO OPERATE OUR BUSINESS, AND THE LOSS OF OR FAILURE TO RENEW ANY OR ALL OF THESE LICENSES AND PERMITS COULD REQUIRE US TO SUSPEND SOME OR ALL OF OUR PRODUCTION OR DISTRIBUTION OPERATIONS.

        In accordance with PRC laws and regulations, we are required to maintain various licenses and permits in order to operate our business, including, without limitation, a slaughtering permit in respect of each of our chilled and frozen pork production facilities and a permit for production of industrial products in respect of each of our processed meat production facilities. We are required to comply with applicable hygiene and food safety standards in relation to our production processes. Our premises and transportation vehicles are subject to regular inspections by the regulatory authorities for compliance with applicable regulations. Failure to pass these inspections, or the loss of or failure to renew our licenses and permits, could require us to temporarily or permanently suspend some or all of our production or distribution operations, which could disrupt our operations and adversely affect our revenues and profitability.

OUR ABILITY TO EXPORT MAY BE RESTRICTED IF WE CANNOT MAINTAIN CURRENT LICENSES OR OBTAIN ADDITIONAL LICENSES IN OTHER COUNTRIES AND REGIONS.

        For the three years ended December 31, 2003, 2004 and 2005 and the six months ended June 30, 2006 revenue attributable to our export business as a percentage of our total revenue was approximately 9.2%, 9.5%, 10.2% and 8.8%, respectively. We must maintain certain licenses from applicable foreign governments in order to continue to export to those jurisdictions. In addition, we must apply for licenses from applicable foreign governments should we desire to export our products to countries with which we currently do not have business relations. We cannot assure you that we can maintain our current licenses for export or obtain licenses to export to countries with which we do not currently have business relations. The loss of any licenses or the inability to obtain new licenses to export may adversely affect the aggregate amount our export sales and the profitability of our business.

THE LOSS OF SENIOR MANAGEMENT OR KEY RESEARCH AND DEVELOPMENT PERSONNEL OR OUR INABILITY TO RECRUIT ADDITIONAL PERSONNEL MAY HARM OUR BUSINESS.

        We are highly dependent on our senior management to manage our business and operations and our key research and development personnel for the development of new processing technologies and food products and the enhancement of our existing products. In particular, we rely substantially on our chairman and chief executive officer, Mr. Xianfu Zhu, to manage our operations. We also depend on our key research personnel. In addition, we also rely on information technology and logistics personnel for the production, storage and shipment of our products and on marketing and sales personnel, engineers and other personnel with technical and industry knowledge to transport, market and sell our products. We do not maintain key man life insurance on any of our senior management or key personnel. The loss of any one of them, in particular Mr. Zhu, would have a material adverse effect on our business and operations. Competition for senior management and research and development personnel is intense and the pool of suitable candidates is limited. We may be unable to locate a suitable replacement for any senior management or key research and development personnel that we lose. In addition, if any member of our senior management or key research and development personnel joins a competitor or forms a competing company, they may compete with us for customers, business partners and other key professionals and staff members of our company. Although each of our senior management and key research and development personnel has signed a confidentiality and non-competition agreement in connection with his employment with us, we cannot assure you that we will be able to successfully enforce these provisions in the event of a dispute between us and any member of our senior management or key research and development personnel.

        We compete for qualified personnel with other food processing companies, food retailers, logistics companies and research institutions. Intense competition for these personnel could cause our compensation costs to increase significantly, which could have a material adverse effect on our results of operations. Our future success and ability to grow our business will depend in part on the continued service of these individuals and our ability to identify, hire and retain additional qualified personnel. If we are unable to attract and retain qualified employees, we may be unable to meet our business and financial goals.

OUR GROWTH STRATEGY MAY PROVE TO BE DISRUPTIVE AND DIVERT MANAGEMENT RESOURCES, WHICH COULD ADVERSELY AFFECT OUR EXISTING BUSINESSES.

        Our growth strategy includes the expansion of our manufacturing operations to include new production plants located within Henan Province. In addition, we intend to expand our network of sales offices and warehouses to additional cities in the PRC and may include acquisitions of additional products, manufacturing or production capabilities or sources of supply. The implementation of such strategy may involve large transactions and present financial, managerial and operational challenges, including diversion of management attention from existing businesses, difficulty with integrating personnel and financial and other systems, increased expenses, including compensation expenses resulting from newly-hired employees, assumption of unknown liabilities and potential disputes. We could also experience financial or other setbacks if any of our growth strategies incur problems of which we are not presently aware.

WE MAY REQUIRE ADDITIONAL FINANCING IN THE FUTURE AND OUR OPERATIONS COULD BE CURTAILED IF WE ARE UNABLE TO OBTAIN REQUIRED ADDITIONAL FINANCING WHEN NEEDED.

        We may need to obtain additional debt or equity financing to fund future capital expenditures. Additional equity may result in dilution to the holders of our outstanding shares of capital stock. Additional debt financing may include conditions that would restrict our freedom to operate our business, such as conditions that:

           o limit our ability to pay dividends or require us to seek consent for the payment of dividends;

           o increase our vulnerability to general adverse economic and industry conditions;

           o require us to dedicate a portion of our cash flow from operations to payments on our debt, thereby reducing the availability of our cash flow to fund capital expenditures, working capital and other general corporate purposes; and

           o limit our flexibility in planning for, or reacting to, changes in our business and our industry.

        We cannot guarantee that we will be able to obtain any additional financing on terms that are acceptable to us, or at all.

OUR OPERATIONS ARE CASH INTENSIVE AND OUR BUSINESS COULD BE ADVERSELY AFFECTED IF WE FAIL TO MAINTAIN SUFFICIENT LEVELS OF WORKING CAPITAL.

        We expend a significant amount of cash in our operations, principally to fund our raw material procurement. Our suppliers, in particular, suppliers of pigs, typically require payment in full within seven days after delivery, although some of our suppliers provide us with credit. In turn, we typically require our customers of chilled and frozen pork to make payment in full on delivery, although we offer some of our long-standing customers credit terms. We generally fund most of our working capital requirements out of cashflow generated from operations. If we fail to generate sufficient revenues from our sales, or if we experience difficulties collecting our accounts receivable, we may not have sufficient cashflow to fund our operating costs and our profitability could be adversely affected.

WE MAY BE UNABLE TO MAINTAIN OUR PROFITABILITY IN THE FACE OF A CONSOLIDATING RETAIL ENVIRONMENT IN THE PRC.

        We sell substantial amounts of our products to supermarkets and large retailers. The supermarket and food retail industry in the PRC has been, and is expected to continue, undergoing a trend of development and consolidation. As the retail food trade continues to consolidate and our retail customers grow larger and become more sophisticated, they may demand lower pricing and increased promotional programs. Furthermore, larger customers may be better able to operate on reduced inventories and potentially develop or increase their focus on private label products. If we fail to maintain a good relationship with our large retail customers, or maintain a wide offering of quality products, or if we lower our prices or increase promotional support of our products in response to pressure from our customers and are unable to increase the volume of our products sold, our profitability could decline.

OUR OPERATING RESULTS MAY FLUCTUATE FROM PERIOD TO PERIOD AND IF WE FAIL TO MEET MARKET EXPECTATIONS FOR A PARTICULAR PERIOD, OUR SHARE PRICE MAY DECLINE.

        Our operating results have fluctuated from period to period and are likely to continue to fluctuate as a result of a wide range of factors, including seasonal variations in live pig supply and processed meat products consumption. For example, demand for our products in general is relatively high before the Chinese New Year in January or February each year and lower thereafter. Our production and sales of chilled and frozen pork are generally lower in the summer, due to a lower supply of live pigs. Interim reports may not be indicative of our performance for the year or our future performance, and period-to-period comparisons may not be meaningful due to a number of reasons beyond our control. We cannot assure you that our operating results will meet the expectations of market analysts or our investors. If we fail to meet their expectations, there may be a decline in our share price.

WE DERIVE A SUBSTANTIAL PORTION OF OUR REVENUES FROM SALES IN THE PRC AND ANY DOWNTURN IN THE CHINESE ECONOMY COULD HAVE A MATERIAL ADVERSE EFFECT ON OUR BUSINESS AND FINANCIAL CONDITION.

        Substantially all of our revenues are generated from sales in the PRC. We anticipate that revenues from sales of our products in the PRC will continue to represent a substantial proportion of our total revenues in the near future. Any significant decline in the condition of the PRC economy could, among other things, adversely affect consumer buying power and discourage consumption of our products, which in turn would have a material adverse effect on our revenues and profitability.

WE RELY ON OUR EXCLUSIVE NETWORK OF SHOWCASE STORES, NETWORK STORES AND SUPERMARKET BRAND COUNTERS FOR THE SUCCESS OF OUR SALES AND OUR BRAND IMAGE, AND SHOULD THEY PERFORM POORLY, OUR REVENUES AND BRAND IMAGE COULD BE MATERIALLY AND ADVERSELY AFFECTED.

        In addition to our sales to wholesale customers, we sell our products through showcase stores, network stores and supermarket brand counters. All of these retail based stores exclusively sell our pork products and display the Zhongpin logo on the fascia of the stores. For the years ended December 31, 2003, 2004 and 2005 and the six months ended June 30, 2006, these retail outlets accounted for approximately 39.0%, 47.0%, 48.0% and 48.9%, respectively, of our total revenue. If the sales performance of our retail based stores deteriorates, this could adversely affect the financial results of the company. In addition, any sanitation, hygiene, or food quality problems that might arise from the retail based stores could adversely affect our brand image and lead to a loss of sales. The company does not own or franchise any of the retail based stores.

WE RELY ON THE PERFORMANCE OF OUR WHOLESALE RETAILER AND MASS MERCHANT CUSTOMERS FOR THE SUCCESS OF OUR SALES, AND SHOULD THEY PERFORM POORLY OR GIVE PRIORITY TO OUR COMPETITORS' PRODUCTS, OUR SALES PERFORMANCE AND BRANDING IMAGE COULD BE MATERIALLY AND ADVERSELY AFFECTED.

        In addition to our retail sales channel, we sell our products to supermarkets and large retailers, which in turn sell the products to end consumers. If the sales performance of our wholesale customers deteriorates, this could adversely affect the performance of our products. Furthermore, our wholesale customers also carry products which directly compete with our products for retail space and consumer purchases. There is a risk that our wholesale customers may give higher priority to products of, or form alliances with, our competitors. If our wholesale customers do not continue to purchase our products, or provide our products with similar levels of promotional support, our sales performance and brand imaging could be adversely affected.

THE LOSS OF ANY OF OUR SIGNIFICANT CUSTOMERS COULD REDUCE OUR REVENUES AND OUR PROFITABILITY.

        Our key customers are principally supermarkets and large retailers in the PRC. For the years ended December 31, 2003, 2004 and 2005 and the six months ended June 30, 2006, sales to our five largest customers amounted in the aggregate to approximately $8.4 million, $11.1 million, $15.5 million and $14.3 million, respectively, accounting for approximately 28%, 26%, 22% and 23%, respectively, of our total revenue. We have not entered into long-term supply contracts with any of these major customers. Therefore, there can be no assurance that we will maintain or improve the relationships with these customers, or that we will be able to continue to supply these customers at current levels or at all. If we cannot maintain long-term relationships with our major customers, the loss of a significant portion of our sales to them could have an adverse effect on our business, financial condition and results of operations.

RECENT REGULATORY ENFORCEMENT CRACKDOWNS ON FOOD PROCESSING COMPANIES IN THE PRC COULD INCREASE OUR COMPLIANCE COSTS AND REDUCE OUR PROFITABILITY.

        We believe we are in compliance in all material respects with all applicable regulatory requirements of the PRC and all local jurisdictions in which we operate. However, the PRC government authorities recently have taken certain measures to maintain the PRC food market in good order and to improve the integrity of the PRC food industry, such as enforcing full compliance with industry standards and closing certain food processing companies in the PRC that did not meet regulatory standards. While the closing of competing meat processing plants that do not meet regulatory standards could increase our revenues in the long term, we may also experience increased regulatory compliance costs that could reduce our profitability. We also cannot assure you that our businesses and operations will not be affected as a result of the deteriorating reputation of the food industry in the PRC due to recent scandals regarding food products.

OUR FAILURE TO COMPLY WITH INCREASINGLY STRINGENT ENVIRONMENTAL REGULATIONS AND RELATED LITIGATION COULD RESULT IN SIGNIFICANT PENALTIES, DAMAGES AND ADVERSE PUBLICITY FOR OUR BUSINESS.

        Our operations and properties are subject to extensive and increasingly stringent laws and regulations pertaining to, among other things, the discharge of materials into the environment and the handling and disposition of wastes (including solid and hazardous wastes) or otherwise relating to protection of the environment. Failure to comply with any laws and regulations and future changes to them may result in significant consequences to us, including civil and criminal penalties, liability for damages and negative publicity.

        We have incurred, and will continue to incur, significant capital and operating expenditures to comply with these laws and regulations. We cannot assure you that additional environmental issues will not require currently unanticipated investigations, assessments or expenditures, or that requirements applicable to us will not be altered in ways that will require us to incur significant additional costs.

OUR CONTROLLING SHAREHOLDER HAS SIGNIFICANT INFLUENCE OVER OUR MANAGEMENT AND AFFAIRS AND COULD EXERCISE THIS INFLUENCE AGAINST YOUR BEST INTERESTS.

        Mr. Xianfu Zhu, our controlling shareholder, beneficially owns approximately 54.2% of our outstanding shares of common stock (34.1% including shares of common stock issuable upon conversion of our outstanding shares of Series A convertible preferred stock), and our other executive officers and directors collectively beneficially own an additional 11.9% of our outstanding shares of common stock (7.5% including shares of common stock issuable upon conversion of our outstanding shares of Series A convertible preferred stock). As a result, pursuant to our By-laws and applicable laws and regulations, our controlling shareholder and our other executive officers and directors are able to exercise significant influence over our Company, including, but not limited to, any shareholder approvals for the election of our Directors and, indirectly, the selection of our senior management, the amount of dividend payments, if any, our annual budget, increases or decreases in our share capital, new securities issuance, mergers and acquisitions and any amendments to our By-laws. Furthermore, this concentration of ownership may delay or prevent a change of control or discourage a potential acquirer from making a tender offer or otherwise attempting to obtain control of us, which could decrease the market price of our shares.

DETERIORATION OF OUR PERISHABLE PRODUCTS MAY OCCUR DUE TO DELIVERY DELAYS, MALFUNCTIONING OF FREEZER FACILITIES OR POOR HANDLING DURING TRANSPORTATION, WHICH COULD ADVERSELY AFFECT OUR REVENUES AND THE GOODWILL OF OUR BUSINESS.

        The condition of our food products (being perishable goods) may deteriorate due to shipment or delivery delays, malfunctioning of freezer facilities or poor handling during delivery by shippers or intermediaries. We are not aware of any instances whereby we were made to compensate for delivery delays, malfunctioning of freezer facilities or poor handling during transportation. However, there is no assurance that such incidents will not occur in the future. In the event of any delivery delays, malfunctioning of freezer facilities or poor handling during transportation, we may have to make compensation payments and our reputation, business goodwill and revenue will be adversely affected.

IF WE FAIL TO DEVELOP AND MAINTAIN AN EFFECTIVE SYSTEM OF INTERNAL CONTROLS, WE MAY NOT BE ABLE TO ACCURATELY REPORT OUR FINANCIAL RESULTS OR PREVENT FRAUD; AS A RESULT, CURRENT AND POTENTIAL SHAREHOLDERS COULD LOSE CONFIDENCE IN OUR FINANCIAL REPORTS, WHICH COULD HARM OUR BUSINESS AND THE TRADING PRICE OF OUR COMMON STOCK.

        Effective internal controls are necessary for us to provide reliable financial reports and effectively prevent fraud. Section 404 of the Sarbanes-Oxley Act of 2002 requires us to evaluate and report on our internal controls over financial reporting and have our independent registered public accounting firm annually attest to our evaluation, as well as issue their own opinion on our internal controls over financial reporting, beginning with our Annual Report on Form 10-K for the fiscal year ended December 31, 2007. We plan to prepare for compliance with Section 404 by strengthening, assessing and testing our system of internal controls to provide the basis for our report. The process of strengthening our internal controls and complying with Section 404 is expensive and time consuming, and requires significant management attention, especially given that we have only recently undertaken any efforts to comply with the requirements of Section 404. We cannot be certain that the measures we will undertake will ensure that we will maintain adequate controls over our financial processes and reporting in the future. Furthermore, if we are able to rapidly grow our business, the internal controls that we will need will become more complex, and significantly more resources will be required to ensure our internal controls remain effective. Failure to implement required controls, or difficulties encountered in their implementation, could harm our operating results or cause us to fail to meet our reporting obligations. If we or our auditors discover a material weakness in our internal controls, the disclosure of that fact, even if the weakness is quickly remedied, could diminish investors' confidence in our financial statements and harm our stock price. In addition, non-compliance with Section 404 could subject us to a variety of administrative sanctions, including the suspension of trading, ineligibility for listing on one of the Nasdaq Stock Markets or national securities exchanges, and the inability of registered broker-dealers to make a market in our common stock, which would further reduce our stock price.

POSSIBLE MATERIAL MISSTATEMENTS OR OMISSIONS IN THE REGISTRATION STATEMENT OR REPORTS WE FILED UNDER THE FEDERAL SECURITIES LAWS OR OUR FAILURE TO FILE CERTAIN REPORTS UNDER THE FEDERAL SECURITIES LAWS COULD REQUIRE US TO REPURCHASE CERTAIN OUTSTANDING SHARES OF OUR COMMON STOCK OR TO PAY SUBSTANTIAL DAMAGES, EITHER OF WHICH COULD MATERIALLY AND ADVERSELY AFFECT OUR CASH FLOWS AND OUR FINANCIAL CONDITION.

        Prior to our acquisition of Falcon Link on January 30, 2006, we engaged in businesses unrelated to our current operations, which businesses were managed by officers and directors that are no longer employed by or affiliated with our company. In January 2004, we filed with the Securities and Exchange Commission a registration statement on Form SB-2 to register the resale of up to 85,028 shares of common stock that were beneficially owned by Richard Armstrong, our Chairman of the Board, Chief Executive Officer and Chief Financial Officer at that time, and certain other stockholders of our company, including certain members of Mr. Armstrong's immediate family. Such registration statement became effective under the Securities Act on October 21, 2004. In addition, since October 2004 we have been obligated to file with the Commission periodic reports under the Exchange Act.

        During the preparation of this prospectus, certain information has come to our attention that indicates there may have been from time to time certain material misstatements or omissions in our registration statement on Form SB-2 or in the reports we filed under the Exchange Act. In addition, we may have failed to timely file certain reports under the Exchange Act or amendments or supplements to our reports previously filed under the Exchange Act. Such information includes the following:

           o Following the change of control of our company on March 30, 2005, we failed to amend our registration statement on Form SB-2 to disclose such change of control, the change in the composition of our board of directors, the changes in our executive officers and the fact that we had ceased operations and had changed our strategic plan to position our company as an acquisition vehicle for the purchase of an operating company located in the PRC.


           o Following our execution of the stock purchase agreement dated as of March 15, 2005 among Richard Armstrong, Halter Capital Corporation and our company, we failed to amend our registration statement on Form SB-2 or to file a Current Report on Form 8-K disclosing that, in connection with the proposed sale by Richard Armstrong of a controlling interest in our company on March 30, 2005, (i) we had agreed to sell to Richard Armstrong, in consideration of his forgiveness of certain outstanding indebtedness owed to Mr. Armstrong and his family for loans and accrued salary, all of the assets of our company relating to our former business of supplying skilled workers and engineering professionals to businesses on a temporary basis, which sale of assets would represent a sale of substantially all of our assets, and (ii) as a result of such asset sale, our company would become on March 30, 2005 a blank check company (I.E., a development stage company that has no specific business plan or has indicated its business plan is to engage in a merger or acquisition of an unidentified company or companies).

o By agreeing on or about March 15, 2005 to sell all or substantially all of our assets on or about March 30, 2005, a claim may be made that on or about March 15, 2005 our company no longer had a specific business plan and became a blank check company on such date. In such event, we failed to make adequate disclosure by amendment to our registration statement on Form SB-2 or in proper filings under the Exchange Act of the change in our status.


        In general under U.S. federal and state securities laws, material misstatements and omissions in a prospectus may give rise to rights of rescission in favor of, or claims for damages by, persons who purchased securities pursuant to the prospectus. Claims for rescission generally provide successful claimants with the right to recover the entire purchase price of their securities plus interest from the date of purchase in exchange for surrender of their purchased shares. In general, a claim for rescission must be made by a person who purchased shares pursuant to a defective prospectus or other representation and within the applicable statute of limitations period, which, for claims made under federal law (Section 12 of the Securities Act) and most state statutes, is one year from the time the claimant discovered or reasonably should have discovered the facts giving rise to the claim, but not more than three years from the date of the event giving rise to the claim. A successful claimant for damages under federal or state law could be awarded an amount to compensate for the decrease in value of his or her shares caused by the alleged violation (including, possibly, punitive damages), together with interest, while retaining the shares. Claims under the anti-fraud provisions of the federal securities laws must generally be brought within two years of discovery, but not more than five years after occurrence.

        While we have not received any claims that we have violated any federal or state securities laws, and while based upon current facts known to us at this time, we do not believe that assertion of such claims by any of our current or former stockholders is probable, there can be no assurance that any such claims will not arise in the future. Should any such claims arise, we can give no assurance that the claimant in such action will not prevail. Depending upon the magnitude of any judgment that may be entered against us in any such actions, our cash flow, financial condition and prospects could be materially and adversely affected.

RISKS RELATING TO OUR INDUSTRY

THE PIG SLAUGHTERING AND PROCESSED MEAT INDUSTRIES IN THE PRC ARE SUBJECT TO EXTENSIVE GOVERNMENT REGULATION, WHICH IS STILL EVOLVING AND COULD ADVERSELY AFFECT OUR ABILITY TO SELL PRODUCTS IN THE PRC OR INCREASE OUR PRODUCTION COSTS.

        The pig slaughtering and processed meat industries in the PRC are heavily regulated by a number of governmental agencies, including primarily the Ministry of Agriculture, the Ministry of Commerce, the Ministry of Health, the General Administration of Quality Supervision, Inspection and Quarantine and the State Environmental Protection Administration. These regulatory bodies have broad discretion and authority to regulate many aspects of the pig slaughtering and processed meat industries in the PRC, including, without limitation, setting hygiene standards for production and quality standards for processed meat products. In addition, the pig slaughtering and processed meat products regulatory framework in the PRC is still in the process of being developed. If the relevant regulatory authorities set standards with which we are unable to comply or which increase our production costs and hence our prices so as to render our products non-competitive, our ability to sell products in the PRC may be limited.

THE PIG SLAUGHTERING AND PROCESSED MEAT INDUSTRIES IN THE PRC MAY FACE INCREASING COMPETITION FROM BOTH DOMESTIC AND FOREIGN COMPANIES, AS WELL AS INCREASING INDUSTRY CONSOLIDATION, WHICH MAY AFFECT OUR MARKET SHARE AND PROFIT MARGIN.

        The pig slaughtering and processed meat industries in the PRC are highly competitive. Our processed meat products are targeted at mid- to high-end consumers, a market in which we face increasing competition, particularly from foreign suppliers. In addition, the evolving government regulations in relation to the pig slaughtering industry has driven a trend of consolidation through the industry, with smaller operators unable to meet the increasing costs of regulatory compliance and therefore at a competitive disadvantage. We believe that our ability to maintain our market share and grow our operations within this landscape of changing and increasing competition is largely dependant upon our ability to distinguish our products and services.

        In addition, prior to the entry of the PRC into the World Trade Organization ("WTO"), high barriers to entry existed for many potential competitors in our business through the use of tariffs and restrictive import licensing and distribution practices. The admission of the PRC to the WTO has lowered some of the tariffs and other barriers to entry so we can expect that competition will increase.

        We cannot assure you that our current or potential competitors will not develop products of a comparable or superior quality to ours, or adapt more quickly than we do to evolving consumer preferences or market trends. In addition, our competitors in the raw meat market may merge or form alliances to achieve a scale of operations or sales network which would make it difficult for us to compete. Increased competition may also lead to price wars, counterfeit products or negative brand advertising, all of which may adversely affect our market share and profit margin. We cannot assure you that we will be able to compete effectively with our current or potential competitors.

THE OUTBREAK OF ANIMAL DISEASES, INCLUDING THE RECENT OUTBREAK AFFECTING THOSE IN CONTACT WITH STREPTOCOCCUS SUIS-INFECTED PIGS IN SICHUAN PROVINCE, PRC, OR OTHER EPIDEMICS COULD ADVERSELY AFFECT OUR OPERATIONS.

        An occurrence of serious animal diseases, such as foot-and-mouth disease, or any outbreak of other epidemics in the PRC affecting animals or humans might result in material disruptions to our operations, material disruptions to the operations of our customers or suppliers, a decline in the supermarket or food retail industry or slowdown in economic growth in the PRC and surrounding regions, any of which could have a material adverse effect on our operations and turnover. Recently there has been an outbreak of streptococcus suis in pigs, principally in Sichuan Province, PRC, with a large number of cases of human infection following contact with diseased pigs. Our procurement and production facilities are located in Henan Province, PRC and were not affected by the streptococcus suis infection. However, there can be no assurance that our facilities or products will not be affected by an outbreak of this disease or similar ones in the future, or that the market for pork products in the PRC will not decline as a result of fear of disease. In either case, our business, results of operations and financial condition would be adversely and materially affected.

CONSUMER CONCERNS REGARDING THE SAFETY AND QUALITY OF FOOD PRODUCTS OR HEALTH CONCERNS COULD ADVERSELY AFFECT SALES OF OUR PRODUCTS.

        Our sales performance could be adversely affected if consumers lose confidence in the safety and quality of our products. Consumers in the PRC are increasingly conscious of food safety and nutrition. Consumer concerns about, for example, the safety of pork products, or about the safety of food additives used in processed meat products, could discourage them from buying certain of our products and cause our results of operations to suffer.

WE MAY BE SUBJECT TO SUBSTANTIAL LIABILITY SHOULD THE CONSUMPTION OF ANY OF OUR PRODUCTS CAUSE PERSONAL INJURY OR ILLNESS AND, UNLIKE MOST FOOD PROCESSING COMPANIES IN THE UNITED STATES, WE DO NOT MAINTAIN PRODUCT LIABILITY INSURANCE TO COVER OUR POTENTIAL LIABILITIES.

        The sale of food products for human consumption involves an inherent risk of injury to consumers. Such injuries may result from tampering by unauthorized third parties or product contamination or degeneration, including the presence of foreign contaminants, chemical substances or other agents or residues during the various stages of the procurement and production process. While we are subject to governmental inspections and regulations, we cannot assure you that consumption of our products will not cause a health-related illness in the future, or that we will not be subject to claims or lawsuits relating to such matters.

        Even if a product liability claim is unsuccessful or is not fully pursued, the negative publicity surrounding any assertions that our products caused personal injury or illness could adversely affect our reputation with customers and our corporate and brand image. Unlike most food processing companies in the United States, but in line with industry practice in the PRC, we do not maintain product liability insurance. Furthermore, our products could potentially suffer from product tampering, contamination or degeneration or be mislabeled or otherwise damaged. Under certain circumstances, we may be required to recall products. Even if a situation does not necessitate a product recall, we cannot assure you that product liability claims will not be asserted against us as a result. A product liability judgment against us or a product recall could have a material adverse effect on our revenues, profitability and business reputation.

OUR PRODUCT AND COMPANY NAME MAY BE SUBJECT TO COUNTERFEITING AND/OR IMITATION, WHICH COULD HAVE AN ADVERSE IMPACT UPON OUR REPUTATION AND BRAND IMAGE, AS WELL AS LEAD TO HIGHER ADMINISTRATIVE COSTS.

        We regard brand positioning as the core of our competitive strategy, and intend to position our "Zhongpin" and "Shengpin" brands to create the perception and image of "health, nutrition, freshness and quality" in the minds of our customers. There have been frequent occurrences of counterfeiting and imitation of products in the PRC in the past. We cannot guarantee that counterfeiting or imitation of our products will not occur in the future or that we will be able to detect it and deal with it effectively. Any occurrence of counterfeiting or imitation could impact negatively upon our corporate and brand image, particularly if the counterfeit or imitation products cause sickness, injury or death to consumers. In addition, counterfeit or imitation products could result in a reduction in our market share, a loss of revenues or an increase in our administrative expenses in respect of detection or prosecution.

RISKS RELATING TO CONDUCTING BUSINESS IN THE PRC

        Substantially all of our assets and operations are located in the PRC, and substantially all of our revenue is sourced from the PRC. Accordingly, our results of operations and financial position are subject to a significant degree to economic, political and legal developments in the PRC, including the following risks:

CHANGES IN THE POLITICAL AND ECONOMIC POLICIES OF THE PRC GOVERNMENT COULD HAVE A MATERIAL ADVERSE EFFECT ON OUR OPERATIONS.

        Our business operations may be adversely affected by the political and economic environment in the PRC. The PRC has operated as a socialist state since 1949 and is controlled by the Communist Party of China. As such, the economy of the PRC differs from the economies of most developed countries in many respects, including, but not limited to:

           o  structure                       o  capital re-investment
           o  government involvement          o  allocation of resources
           o  level of development            o  control of foreign exchange
           o  growth rate                     o  rate of inflation

        In recent years, however, the government has introduced measures aimed at creating a "socialist market economy" and policies have been implemented to allow business enterprises greater autonomy in their operations. Nonetheless, a substantial portion of productive assets in the PRC is still owned by the PRC government. Changes in the political leadership of the PRC may have a significant affect on laws and policies related to the current economic reforms program, other policies affecting business and the general political, economic and social environment in the PRC, including the introduction of measures to control inflation, changes in the rate or method of taxation, the imposition of additional restrictions on currency conversion and remittances abroad, and foreign investment. Moreover, economic reforms and growth in the PRC have been more successful in certain provinces in the PRC than in others, and the continuation or increases of such disparities could affect the political or social stability in the PRC.

        Although we believe the economic reform and the macroeconomic measures adopted by the Chinese government have had a positive effect on the economic development in the PRC, the future direction of these economic reforms is uncertain and the uncertainty may decrease the attractiveness of our company as an investment, which may in turn materially adversely affect the price at which our stock trades.

SOCIAL CONDITIONS IN THE PRC COULD HAVE A MATERIAL ADVERSE EFFECT ON OUR OPERATIONS AS THE PRC GOVERNMENT CONTINUES TO EXERT SUBSTANTIAL INFLUENCE OVER THE MANNER IN WHICH WE MUST CONDUCT OUR BUSINESS ACTIVITIES.

        The PRC only recently has permitted provincial and local economic autonomy and private economic activities. The government of the PRC has exercised and continues to exercise substantial control over virtually every sector of the Chinese economy through regulation and state ownership. Our ability to operate in the PRC may be adversely affected by changes in Chinese laws and regulations, including those relating to taxation, import and export tariffs, environmental regulations, land use rights, property and other matters. We believe our operations in China are in compliance with all applicable legal and regulatory requirements. However, the central or local governments may impose new, stricter regulations or interpretations of existing regulations that would require additional expenditures and efforts on our part to ensure our compliance with such regulations or interpretations. Were the PRC government, or local municipalities, to limit our ability to develop, produce, import or sell our products in the PRC, or to finance and operate our business in the PRC, our business could be adversely affected.

RECENT REGULATORY REFORMS IN THE PRC MAY LIMIT OUR ABILITY AS AN OFFSHORE COMPANY CONTROLLED BY PRC RESIDENTS TO ACQUIRE ADDITIONAL COMPANIES OR BUSINESSES IN THE PRC, WHICH COULD HINDER OUR ABILITY TO EXPAND IN THE PRC AND ADVERSELY AFFECT OUR LONG-TERM PROFITABILITY.

        Our long-term business plan may include an acquisition strategy to increase the number or types of products we offer, increase our manufacturing or production capabilities, strengthen our sources of supply or broaden our geographic reach. Recent PRC regulations relating to acquisitions of PRC companies by foreign entities controlled by PRC residents may limit our ability to acquire PRC companies and adversely affect the implementation of our strategy as well as our business and prospects.

        On August 8, 2006, the PRC Ministry of Commerce, the State Assets Supervision and Administration of Commerce, the State Administration of Taxation, the State Administration of Industry and Commerce, the China Securities Regulatory Commission and the State Administration of Foreign Exchange jointly promulgated a new rule entitled "Provisions Regarding Mergers and Acquisitions of Domestic Enterprises by Foreign Investors" (the "M&A Rules"), which became effective on September 8, 2006, relating to acquisitions by foreign investors of businesses and entities in the PRC. The M&A Rules provide the basic framework in the PRC for the approval and registration of acquisitions of domestic enterprises in the PRC by foreign investors.

        In general, the M&A Rules provide that if an offshore company controlled by PRC residents intends to acquire or take control of a PRC company, such acquisition or transaction will be subject to strict examination by the relevant foreign exchange authorities. The M&A Rules also state that the approval of the relevant foreign exchange authorities is required for any sale or transfer by the PRC residents of a PRC company's assets or equity interests to foreign entities, such as us, for equity interests or assets of the foreign entities.

        The M&A Rules also stress the necessity of protecting national economic security in the PRC in the context of foreign acquisitions of domestic enterprises. Foreign investors must comply with comprehensive reporting requirements in connection with acquisitions of domestic companies in key industrial sectors that may affect the security of the "national economy" or in connection with acquisitions of domestic companies holding well-known trademarks or traditional brands in the PRC. Failure to comply with such reporting requirements that cause, or may cause, significant impact on national economic security may be terminated by the relevant ministries or be subject to other measures as are deemed necessary to mitigate any adverse impact.

        Our business operations or future strategy could be adversely affected by the interpretations of the M&A Rules. For example, if we decide to acquire a PRC company, we cannot assure you that we or the owners of such company, as the case may be, will be able to complete the necessary approvals, filings and registrations for the acquisition. This may restrict our ability to implement our acquisition strategy and adversely affect our business and prospects.

        THE FAILURE OF THE PRC RESIDENTS THAT CONTROL OUR COMPANY TO COMPLY WITH VARIOUS REPORTING OBLIGATIONS UNDER PRC REGULATIONS GOVERNING THE INVESTMENT BY FOREIGN ENTITIES IN DOMESTIC ENTERPRISES MAY RESTRICT OUR FOREIGN EXCHANGE ACTIVITIES AND OUR ABILITY TO RECEIVE DIVIDENDS FROM OUR SUBSIDIARIES LOCATED IN THE PRC.

        In the formation of Falcon Link as an offshore special purpose vehicle controlled by PRC residents, the six individual shareholders of Henan Zhongpin were required to comply with various PRC regulations governing the financing of a domestic enterprise by a foreign entity or special purpose vehicle, and each submitted a registration form with the local SAFE branch with respect to his respective ownership interests in Falcon Link. Each of such shareholders is required to file an amendment to such registration if Falcon Link or our company experiences certain material events, such as changes in share capital, share transfers, mergers or acquisitions, spin-off transactions or the use of assets in the PRC to guarantee offshore obligations. While we believe our PRC stockholders are in compliance with all applicable rules and regulations governing the financing by foreign entities of domestic enterprises, the failure to comply with such rules and regulations, including compliance with the registration procedures, may result in restrictions on our PRC resident stockholders or Henan Zhongpin or may subject our PRC subsidiaries to more stringent review and approval processes, including the respect to their foreign exchange activities and their ability to remit dividends to our company and to make foreign-currency-denominated borrowings.

        FURTHER MOVEMENTS IN EXCHANGE RATES MAY HAVE A MATERIAL ADVERSE EFFECT ON OUR FINANCIAL CONDITION AND RESULTS OF OPERATIONS.

        At present, almost all of our domestic sales are denominated in Renminibi and our export sales are denominated primarily in U.S. dollars. In addition, we incur a portion of our cost of sales in Euros, U.S. dollars and Japanese yen in the course of our purchase of imported production equipment and raw materials. Since 1994, the conversion of the Renminibi into foreign currencies has been based on rates set by the People's Bank of China, and the exchange rate for the conversion of the Renminibi to U.S. dollars had generally been stable. However, starting from July 21, 2005, the PRC government moved the Renminibi to a managed floating exchange rate regime based on market supply and demand with reference to a basket of currencies. As a result, the Renminibi is no longer directly pegged to the U.S. dollar. On August 15, 2006, the exchange rate of the U.S. dollar against the Renminibi was RMB7.995 per U.S. dollar. The exchange rate may become volatile, the Renminibi may be revalued further against the U.S. dollar or other currencies or the Renminibi may be permitted to enter into a full or limited free float, which may result in an appreciation or depreciation in the value of the Renminibi against the U.S. dollar or other currencies, any of which could have a material adverse effect on our financial condition and results of operations.

GOVERNMENTAL CONTROL OF CURRENCY CONVERSION MAY AFFECT THE ABILITY OF OUR COMPANY TO OBTAIN WORKING CAPITAL FROM OUR SUBSIDIARIES LOCATED IN THE PRC AND THE VALUE OF YOUR INVESTMENT.

        The PRC government imposes controls on the convertibility of Renminibi into foreign currencies and, in certain cases, the remittance of currency outside of the PRC. We receive substantially all of our revenues in Renminibi. Under our current structure, our income is primarily derived from payments from Henan Zhongpin. Shortages in the availability of foreign currency may restrict the ability of Henan Zhongpin to remit sufficient foreign currency to pay dividends or other payments to us, or otherwise satisfy its foreign currency denominated obligations. Under existing PRC foreign exchange regulations, payments of current account items, including profit distributions, interest payments and expenditures from trade-related transactions, can be made in foreign currencies without prior approval from the PRC State Administration of Foreign Exchange by complying with certain procedural requirements. However, approval from appropriate government authorities is required in those cases in which Renminibi is to be converted into foreign currency and remitted out of the PRC to pay capital expenses, such as the repayment of bank loans denominated in foreign currencies. The PRC government may also at is discretion restrict access in the future to foreign currencies for current account transactions. If the foreign exchange control system prevents us from obtaining sufficient foreign currency to satisfy our currency demands, we may not be able to pay dividends in foreign currencies to our shareholders.

HENAN ZHONGPIN IS SUBJECT TO RESTRICTIONS ON MAKING PAYMENTS TO US, WHICH COULD ADVERSELY AFFECT OUR CASH FLOW AND OUR ABILITY TO PAY DIVIDENDS ON OUR CAPITAL STOCK.

        We are a holding company incorporated in the State of Delaware and do not have any assets or conduct any business operations other than our investment in our operating subsidiary in the PRC, Henan Zhongpin. As a result of our holding company structure, we will rely entirely on contractual payments or dividends from Henan Zhongpin for our cash flow to fund our corporate overhead and regulatory obligations. The PRC government imposes controls on the conversion of Renminibi into foreign currencies and the remittance of currencies out of the PRC. As a result, we may experience difficulties in completing the administrative procedures necessary to obtain and remit foreign currency. Further, as Henan Zhongpin has in the past, and Henan Zhongpin and our other subsidiaries in the PRC may in the future, incur debt on its or their own, the instruments governing such debt may restrict such subsidiary's ability to make contractual or dividend payments to any parent corporation or other affiliated entity. If we are unable to receive all of the revenues we require for our operations through contractual or dividend arrangements with our PRC subsidiaries, we may not have sufficient cash flow to fund our corporate overhead and regulatory obligations in the United States and may be unable to pay dividends on our shares of capital stock.

UNCERTAINTIES WITH RESPECT TO THE PRC LEGAL SYSTEM COULD ADVERSELY AFFECT OUR ABILITY TO ENFORCE OUR LEGAL RIGHTS.

        We conduct our business primarily through Henan Zhongpin, our subsidiary in the PRC. Our operations in the PRC are governed by PRC laws and regulations. We are generally subject to laws and regulations applicable to foreign investments in the PRC and, in particular, laws applicable to wholly foreign-owned enterprises. The PRC legal system is based on written statutes. Prior court decisions may be cited for reference but have limited precedential value.

        Since 1979, PRC legislation and regulations have significantly enhanced the protections afforded to various forms of foreign investments in the PRC. However, the PRC has not developed a fully-integrated legal system and recently-enacted laws and regulations may not sufficiently cover all aspects of economic activities in the PRC. In particular, because these laws and regulations are relatively new, and because of the limited volume of published decisions and their nonbinding nature, the interpretation and enforcement of these laws and regulations involve uncertainties. In addition, the PRC legal system is based in part on government policies and internal rules (some of which are not published on a timely basis or at all) that may have a retroactive effect. As a result, we may not be aware of our violation of these policies and rules until some time after the violation. The uncertainties regarding such regulations and policies present risks that may affect our ability to achieve our business objectives. If we are unable to enforce any legal rights we may have under our contracts or otherwise, our ability to compete with other companies in our industry could be materially and adversely affected. In addition, any litigation in the PRC may be protracted and result in substantial costs and diversion of resources and management attention.

IT MAY BE DIFFICULT TO EFFECT SERVICE OF PROCESS UPON US OR OUR DIRECTORS OR SENIOR MANAGEMENT WHO LIVE IN THE PRC OR TO ENFORCE ANY JUDGMENTS OBTAINED FROM NON-PRC COURTS.

        Our operations are conducted and assets are located within the PRC. In addition, all of our Directors and our senior management personnel reside in the PRC, where substantially all of their assets are located. You may experience difficulties in effecting service of process upon us, our Directors or our senior management as it may not be possible to effect such service of process outside the PRC. In addition, our PRC counsel, DeHeng Law Office, has advised us that the PRC does not have treaties with the United States and many other countries providing for reciprocal recognition and enforcement of court judgments. Therefore, recognition and enforcement in the PRC of judgments of a court in the United States or certain other jurisdictions may be difficult or impossible.

RISK RELATING TO AN INVESTMENT IN OUR SECURITIES

WHILE CASH DIVIDENDS WERE PAID BY A DEEMED PREDECESSOR TO OUR COMPANY IN 2003 AND 2002, WE HAVE NOT PAID ANY CASH DIVIDENDS AND NO CASH DIVIDENDS WILL BE PAID IN THE FORESEEABLE FUTURE.

        Henan Zhongpin, a deemed predecessor to our company and our subsidiary in the PRC, paid cash dividends to its stockholders in 2002 and 2003. However, we do not anticipate paying cash dividends on our common stock in the foreseeable future and we may not have sufficient funds legally available to pay dividends. Even if the funds are legally available for distribution, we may nevertheless decide not to pay, or may be unable to pay, any dividends. We intend to retain all earnings for our company's operations.

THE APPLICATION OF THE "PENNY STOCK" RULES COULD ADVERSELY AFFECT THE MARKET PRICE OF OUR COMMON STOCK AND INCREASE YOUR TRANSACTION COSTS TO SELL THOSE SHARES.

        If the trading price of our common shares falls below $5 per share, the open-market trading of our common shares will be subject to the "penny stock" rules. The "penny stock" rules impose additional sales practice requirements on broker-dealers who sell securities to persons other than established customers and accredited investors (generally those with assets in excess of $1,000,000 or annual income exceeding $200,000 or $300,000 together with their spouse). For transactions covered by these rules, the broker-dealer must make a special suitability determination for the purchase of securities and have received the purchaser's written consent to the transaction before the purchase. Additionally, for any transaction involving a penny stock, unless exempt, the broker-dealer must deliver, before the transaction, a disclosure schedule prescribed by the Securities and Exchange Commission relating to the penny stock market. The broker-dealer also must disclose the commissions payable to both the broker-dealer and the registered representative and current quotations for the securities. Finally, monthly statements must be sent disclosing recent price information on the limited market in penny stocks. These additional burdens imposed on broker-dealers may restrict the ability or decrease the willingness of broker-dealers to sell our common stock, and may result in decreased liquidity for our common stock and increased transaction costs for sales and purchases of our common stock as compared to other securities.

OUR COMMON STOCK IS THINLY TRADED AND YOU MAY BE UNABLE TO SELL AT OR NEAR "ASK" PRICES OR AT ALL IF YOU NEED TO SELL YOUR SHARES TO RAISE MONEY OR OTHERWISE DESIRE TO LIQUIDATE YOUR SHARES.

        We cannot predict the extent to which an active public market for our common stock will develop or be sustained. However, we do not rule out the possibility of applying for listing on the Nasdaq National Market or other exchanges. Our common stock has historically been sporadically or "thinly-traded" on the "Over-the-Counter Bulletin Board," meaning that the number of persons interested in purchasing our common stock at or near bid prices at any give time may be relatively small or nonexistent. This situation is attributable to a number of factors, including the fact that we are a small company which is relatively unknown to stock analysts, stock brokers, institutional investors and others in the investment community that generate or influence sales volume, and that even if we came to the attention of such persons, they tend to be risk-adverse and would be reluctant to follow an unproven company such as ours or purchase or recommend the purchase of our shares until such time as we become more seasoned and viable. As a consequence of this lack of liquidity, the trading of relatively small quantities of shares by our stockholders may disproportionately influence the price of our common stock in either direction. The price for our shares could, for example, decline precipitously in the event a large number of shares of our common stock is sold on the market without commensurate demand, as compared to a seasoned issuer that could better absorb those sales without adverse impact on its share price. We cannot give you any assurance that a broader or more active public trading market for our common stock will develop or be sustained.

        Stockholders should be aware that, according to SEC Release No. 34-29093, the market for penny stocks has suffered in recent years from patterns of fraud and abuse. Such patterns include (1) control of the market for the security by one or a few broker-dealers that are often related to the promoter or issuer; (2) manipulation of prices through pre-arranged matching of purchases and sales and false and misleading press releases; (3) boiler room practices involving high-pressure sales tactics and unrealistic price projections by inexperienced sales persons; (4) excessive and undisclosed bid-ask differential and markups by selling broker-dealers; and (5) the wholesale dumping of the same securities by promoters and broker-dealers after prices have been manipulated to a desired level, along with the resulting inevitable collapse of those prices and with consequent investor losses. Our management is aware of the abuses that have occurred historically in the penny stock market. Although we do not expect to be in a position to dictate the behavior of the market or of broker-dealers who participate in the market, management will strive within the confines of practical limitations to prevent the described patterns from being established with respect to our securities. The occurrence of these patterns or practices could increase the volatility of our share price.

PAST ACTIVITIES OF OUR COMPANY AND ITS AFFILIATES, INCLUDING OUR FORMER EXECUTIVE OFFICERS AND DIRECTORS, MAY LEAD TO FUTURE LIABILITY FOR OUR COMPANY.

        Prior to our acquisition of Falcon Link and its subsidiary, Henan Zhongpin, on January 30, 2006, we engaged in businesses unrelated to our current operations. In connection with such acquisition, we did not receive any indemnifications from our former controlling shareholders or management against any loss, damage or expense arising out of or based on any breach of or inaccuracy in any of their representations and warranties made regarding such acquisition, and any liabilities that may arise relating to such prior businesses may have a material adverse effect on our company.

THE MARKET PRICE FOR OUR STOCK MAY BE VOLATILE AND SUBJECT TO WIDE FLUCTUATIONS, WHICH MAY ADVERSELY AFFECT THE PRICE AT WHICH YOU CAN SELL OUR SHARES.

        The market price for our stock may be volatile and subject to wide fluctuations in response to factors including the following:

              o actual or anticipated fluctuations in our quarterly operations results;

              o  changes in financial estimates by securities research analysts;

              o conditions in foreign or domestic meat processing or agricultural markets;

              o changes in the economic performance or market valuations of other meat processing companies;

              o announcements by us or our competitors of new products, acquisitions, strategic partnerships, joint ventures or capital commitments;

              o  addition or departure of key personnel;

              o fluctuations of exchange rates between the RMB and the U.S. dollar;

              o  intellectual property litigation;

              o  general economic or political conditions in the PRC.

        In addition, the securities market has from time to time experienced significant price and volume fluctuations that are not related to the operating performance of particular companies. These market fluctuations may also materially and adversely affect the market price of our stock.

FUTURE SALES OF SHARES OF OUR COMMON STOCK MAY DECREASE THE PRICE FOR SUCH
SHARES.

        After the one-year holding period requirement under Rule 144 expires on January 30, 2007 on the 11,250,005 shares of our common stock issued to the former stockholders of Falcon Link in our acquisition of that company, all of such shares will be eligible for resale by such stockholders on the open market, subject to the volume limitations and other restrictions of Rule 144. Actual sales, or the prospect of sales by such stockholders, may have a negative effect on the market price of the shares of our common stock. We may also register for resale certain outstanding shares of our common stock or shares that are issuable upon exercise of outstanding warrants or reserved for issuance under our stock option plan. Once such shares are registered, they can be freely sold in the public market. If any of our stockholders either individually or in the aggregate cause a large number of securities to be sold in the public market, or if the market perceives that these holders intend to sell a large number of securities, such sales or anticipated sales could result in a substantial reduction in the trading price of shares of our common stock and could also impede our ability to raise future capital.

                SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

        Some of the statements under "Prospectus Summary," "Risk Factors," "Management's Discussion and Analysis of Financial Condition and Results of Operations," "Business," and elsewhere in this prospectus constitute forward-looking statements. These statements involve risks known to us, significant uncertainties, and other factors which may cause our actual results, levels of activity, performance, or achievements to be materially different from any future results, levels of activity, performance, or achievements expressed or implied by those forward-looking statements.

        You can identify forward-looking statements by the use of the words "may," "will," "should," "could," "expects," "plans," "anticipates," "believes," "estimates," "predicts," "intends," "potential," "proposed," or "continue" or the negative of those terms. These statements are only predictions. In evaluating these statements, you should specifically consider various factors, including the risks outlined above. These factors may cause our actual results to differ materially from any forward-looking statement.

        Although we believe that the exceptions reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements.

                                 USE OF PROCEEDS

        We will not receive any proceeds from the sale of the shares of our common stock by the selling stockholders.

        We will receive proceeds of up to a maximum of $21,735,000 upon the due exercise, if any, in cash of the five-year warrants granted by us exercisable for an aggregate of 3,450,000 shares of common stock or securities convertible into or exercisable to purchase an aggregate of 1,035,000 shares of common stock. There can be no assurance that any of such warrants will be exercised, and if any such warrants are exercised, we are not able to predict when such warrants will be exercised. We intend to use any proceeds from the exercise of such warrants for working capital and general corporate purposes.

                 MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDERS MATTERS

MARKET FOR COMMON STOCK

        Our shares began trading on the OTC Bulletin Board on January 12, 2005. Prior to that date, there was no public market for our common stock.

        Our common stock is traded on the OTC Bulletin Board under the symbol "ZHNP." Prior to January 30, 2006, the date on which our reverse acquisition of Falcon Link was consummated, our common stock was traded on the OTC Bulletin Board under the symbol "STGH." During the period March 30, 2005 to January 30, 2006, we operated as a public "shell" corporation with no significant revenues or assets. During such period, there was only a limited public market for our common stock and our common stock traded only sporadically on the OTC Bulletin Board.

        The following table contains information about the range of high and low bid prices for our common stock for each full quarterly period since our shares began publicly trading and for the first fiscal quarter of 2006 (through September 7), based upon reports of transactions on the OTC Bulletin Board.

                                                              HIGH       LOW
                                                            -------    -------
        FISCAL 2005
        -----------
               First  Quarter (commencing  January 12)..    $  3.54    $  3.54
               Second Quarter...........................      18.03      18.03
               Third Quarter............................     123.72      18.03
               Fourth Quarter...........................      53.02      36.06

        FISCAL 2006
        -----------
               First  Quarter...........................    $ 54.79    $  5.11
               Second Quarter...........................       8.00       5.00
               Third Quarter (through September 7)......      10.00       8.00

        The source of these high and low prices was the OTC Bulletin Board. These quotations reflect inter-dealer prices, without retail mark-up, mark-down or commissions and may not represent actual transactions. The high and low prices listed have been rounded up to the next highest two decimal places. In addition, such prices have been adjusted to give effect to the one-for-35.349 reverse stock split of all issued and outstanding shares of our common stock, which became effective on February 16, 2006. As of September 7, 2006, there were approximately 40 holders of record of our common stock. On September 7, 2006, the closing bid price of our common stock as reported by the OTC Bulletin Board was $10.00 per share.

        At August 15, 2006, there were 6,900,000 shares of our common stock issuable upon conversion of outstanding shares of our Series A convertible preferred stock. In addition, there were 4,484,997 shares of our common stock issuable upon exercise of outstanding common stock purchase warrants that were issued in connection with the issuance of our outstanding shares of Series A convertible preferred stock and 1,035,000 shares of our common stock issuable upon conversion or exercise of the securities issuable upon the exercise of outstanding unit purchase warrants. We have registered these shares, along with 414,013 currently outstanding shares of our common stock (a total of 11,799,010 shares of our common stock) under the registration statement of which this prospectus is a part.

        While cash dividends were paid in 2003 and 2002 by Henan Zhongpin, which is a deemed predecessor to our company and our subsidiary in the PRC, we have never paid or declared any dividend on our common stock and we do not anticipate paying cash dividends in the foreseeable future. As a result of our holding company structure, we would rely entirely on contractual or dividend payments from Henan Zhongpin for our cash flow to pay dividends on our common stock. The PRC government imposes controls on the conversion of Renminibi into foreign currencies and the remittance of currencies out of the PRC, which also may affect our ability to pay cash dividends in the future. See Note 1 to our audited consolidated financial statements.

        The holders of our Series A convertible preferred stock are entitled to receive, when and as declared by our Board of Directors, dividends in such amounts as may be determined by our Board of Directors from time to time out of funds legally available therefor. No dividends (other than those payable solely in common stock) will be paid to the holders of our common stock until there shall have been paid or declared and set apart during that fiscal year for the holders of our Series A convertible preferred stock a dividend in an amount per share that the holders would have got for the shares of common stock issuable upon conversion of their shares of Series A convertible preferred stock.

        SECURITIES AUTHORIZED FOR ISSUANCE UNDER EQUITY COMPENSATION PLANS

        On January 30, 2006, our Board of Directors and stockholders adopted and approved our 2006 Equity Incentive Plan (the "2006 Plan"). The 2006 Plan allows for awards of stock options, restricted stock grants and share appreciation rights for up to 1,800,000 shares of common stock.

        As of August 15, 2006, no awards had been granted under the 2006 Plan. Options granted in the future under the 2006 Plan are within the discretion of our board of directors. The following table summarizes the number of shares of our common stock authorized for issuance under our equity compensation plans.


                                                                       (C)
                                                                   NUMBER OF
                                                                   SECURITIES
                                                                   REMAINING
                                                                   AVAILABLE
                                                                   FOR FUTURE
                                      (A)                        ISSUANCE UNDER
                                   NUMBER OF          (B)            EQUITY
                                SECURITIES TO BE   WEIGHTED-        COMPENSATION
                                  ISSUED UPON      AVERAGE      PLANS (EXCLUDING
                                  EXERCISE OF    EXERCISE PRICE    SECURITIES
                                  OUTSTANDING    OF OUTSTANDING    REFLECTED
           PLAN CATEGORY            OPTIONS         OPTIONS      IN COLUMN (A))
           -------------            -------         -------      --------------

 Equity compensation plans                            N/A          1,800,000
   approved by security holders        0

 Equity compensation plans not                        N/A
   approved by security holders        0                                   0
                                      ---                          ---------

         Total                         0              N/A          1,800,000
                                      ===                          =========

                     MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
                       CONDITION AND RESULTS OF OPERATIONS

        CERTAIN STATEMENTS IN THIS PROSPECTUS CONSTITUTE "FORWARD-LOOKING STATEMENTS" WITHIN THE MEANING OF THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995. SUCH FORWARD-LOOKING STATEMENTS INVOLVE KNOWN AND UNKNOWN RISKS, UNCERTAINTIES AND OTHER FACTORS WHICH MAY CAUSE THE ACTUAL RESULTS, PERFORMANCE OR ACHIEVEMENTS OF OUR COMPANY TO BE MATERIALLY DIFFERENT FROM ANY FUTURE RESULTS, PERFORMANCE OR ACHIEVEMENTS EXPRESSED OR IMPLIED BY SUCH FORWARD-LOOKING STATEMENTS. FACTORS THAT MIGHT CAUSE SUCH A DIFFERENCE INCLUDE, AMONG OTHERS, UNCERTAINTIES RELATING TO GENERAL ECONOMIC AND BUSINESS CONDITIONS, INTENSE COMPETITION FOR THE ACQUISITION OF BUSINESSES, AND DOMESTIC AND FOREIGN GOVERNMENT REGULATIONS.

        During the period from our formation on February 4, 2003 to March 30, 2005, we were in an unrelated business that was discontinued on March 30, 2005. From March 30, 2005 to January 30, 2006, we did not generate any significant revenue, and accumulated no significant assets, as we explored various business opportunities. On January 30, 2006, in exchange for a controlling interest in our publicly-held "shell" corporation, we acquired all of the issued and outstanding capital stock of Falcon Link. This transaction is commonly referred to as a "reverse acquisition." For financial reporting purposes, Falcon Link was considered the acquirer in such transaction. As a result, our historical financial statements for all periods prior to January 30, 2006 included in this prospectus are those of Falcon Link.

OVERVIEW


        We are principally engaged in the meat and food processing business in the PRC. Currently, we have five processing plants located in Henan Province in the PRC, with a total of seven production lines. Our current total production capacity for chilled pork and frozen pork is 345 metric tons per day, based on an 8-hour working day, or approximately 132,000 metric tons on an annual basis. We also have production capacity for prepared meats of 40 metric tons per 8-hour day (or approximately 14,400 metric tons on an annual basis) and for fruits and vegetables of 35 metric tons per 8-hour day (or approximately 12,600 metric tons on an annual basis). We utilize state-of-the-art equipment in all of our abattoirs and processing facilities.


        On June 7, 2006, our subsidiary, Henan Zhongpin Food Share Co. Limited, formed a wholly-owned subsidiary, Zhumadian Zhongpin Food Limited, through which we plan to invest approximately $14 million to construct a new production facility in southern Henan Province that will be designed with a production capacity for chilled or frozen pork of 200 metric tons per 8-hour working day, or approximately 72,000 metric tons on an annual basis. We plan to put this new plant into production in the first quarter of fiscal 2007.

        Our products are sold under the Zhongpin and Shengpin brand names. Our customers include over 11 international or domestic fast food companies in the PRC, over 31 export-registered processing factories and over 1,360 school cafeterias, factory canteens, army posts and national departments. We also sell directly to over 2,330 retail outlets, including supermarkets, within the PRC.

        Since 2001, we have been one of the "leading agricultural industrial enterprises" in the PRC and are currently ranked by the China Meat Association as the sixth largest producer in the national meat industry. During the past five years, our growth rate has exceeded 43% percent in terms of revenues and 60% in terms of net profits. We have established distribution networks in more than 20 provinces and four cities with special legal status in the North, East, South and South Midland of the PRC, and also have formed strategic partnerships with leading supermarket chains and the catering industry in the PRC. In addition, we export products to the European Union, Southeast Asia and Russia.

CRITICAL ACCOUNTING POLICIES

        Our discussion and analysis of our financial condition and results of operations are based on our consolidated financial statements, which have been prepared in accordance with U.S. generally accepted accounting principles. The preparation of these financial statements requires us to make estimates and judgments that affect the reported amounts of assets, liabilities, revenues and expenses. We evaluate, on an on-going basis, our estimates for reasonableness as changes occur in our business environment. We base our estimates on experience, the use of independent third-party specialists, and various other assumptions that are believed to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Actual results may differ from these estimates under different assumptions or conditions.

        Critical accounting policies are defined as those that are reflective of significant judgments, estimates, and uncertainties, and potentially result in materially different results under different assumptions and conditions. We believe the following are our critical accounting policies:

        ACCOUNTS RECEIVABLE. We state accounts receivable at cost, net of allowance for doubtful accounts. Based on our past experience and current practice in the PRC, management provides for an allowance for doubtful accounts equivalent to those accounts that are not collected within one year plus 5% of receivables less than one year old. As of June 30, 2006, we have been successful in collecting $0.50 million, or approximately 66%, of doubtful accounts that were outstanding at December 31, 2005 for longer than one year. It is management's belief that the current bad debt allowance adequately reflects an appropriate estimate based on management's judgment.

        INVENTORY VALUATION. We value our pork inventories at the lower of cost, determined on a weighted average basis, and net realizable value (the estimated market price). When the carcasses are disassembled and transferred from primary processing to various manufacturing departments, we adjust the net realizable value for product specifications and further processing, which becomes the basis for calculating inventory values. In addition, substantially all inventory expenses, packaging, and supplies are valued by the weighted average method.

        GOODWILL AND OTHER INTANGIBLES. Our identifiable intangible assets are amortized over their useful life, unless the useful life is determined to be indefinite. The useful life of an identifiable intangible asset is based on an analysis of several factors, including contractual, regulatory or legal obligations, demand, competition and industry trends. Goodwill and indefinite-lived intangible assets are not amortized, but are tested annually for impairment.

        The goodwill impairment test is a two-step process. First, the fair value of each reporting unit is compared with the carrying amount of the reporting unit, including goodwill. The estimated fair value of the reporting unit is determined on the basis of discounted cash flow. If the carrying value exceeds fair value of the reporting unit, then a second step must be completed in order to determine the amount of goodwill impairment that should be recorded. In the second step, the implied fair value of the reporting unit's goodwill is determined by allocating the reporting unit's fair value to all of its assets and liabilities other than goodwill in a manner similar to a purchase price allocation. The resulting implied fair value of the goodwill that results from the application of this second step is then compared to the carrying amount of the goodwill and an impairment charge is recorded for the difference. Annual impairment testing for indefinite-lived intangible assets compares the fair value and carrying value of the intangible. The fair value of indefinite-lived intangible assets is determined on the basis of discounted cash flows. If the carrying value exceeds fair value, the indefinite-lived intangible asset is considered impaired and an impairment charge is recorded for the difference. Intangible assets that are subject to amortization are evaluated for impairment using a process similar to that used to evaluate elements of long-lived assets.

        The assumptions used in the estimate of fair value are consistent with historical performance and the estimates and assumptions used in determining future profit plans for each reporting unit. We review product growth patterns, market share information, industry trends, changes in distribution channels, and economic indicators in determining the estimates and assumptions used to develop cash flow and profit plan assumptions.

        INCOME TAXES. We account for income taxes in accordance with Statement of Financial Accounting Standard No. 109, "Accounting for Income Taxes." We compute our provision for income taxes based on the statutory tax rates and tax planning opportunities available to us in the PRC. Significant judgment is required in evaluating our tax positions and determining our annual tax position.

RESULTS OF OPERATIONS

        In fiscal 2006, we intend to continue to focus on the implementation of our strategic plan to continue the growth we have experienced in the last four years. As discussed above, we have completed the construction of a new, fresh-chilled meat processing facility in the Zhongpin Industrial Park and are expanding our capability in temperature-controlled, physical logistic systems. On January 31, 2006, we received gross proceeds of $27.6 million from the sale of our Series A convertible preferred stock and warrants. We expect to continue to expand our capital base, to scale up operations and to develop new markets, streamline supply chain management, invest in training and human resources development and accelerate revenue and profit growth.

        In fiscal 2006, we expect the results of the pork and pork products segment of our business to remain strong. We currently expect live hog prices to remain favorable in fiscal 2006 as compared to fiscal 2005. Supply is expected to be ample and we anticipate strong demand for pork throughout fiscal 2006. We anticipate operating income will be slightly impacted in fiscal 2006 by higher energy costs. We also believe the vegetables and fruits segment of our business will achieve accelerated growth. We anticipate increasing market share in the meat and meat products segment in target markets in fiscal 2006.

        The following table sets forth, for the periods indicated, certain statement of operations data:


                                          SIX MONTHS ENDED
                                               JUNE 30,                  YEAR ENDED DECEMBER 31,
                                        ---------------------     ----------------------------------
                                           2006         2005        2005         2004         2003
                                        --------     --------     --------     --------     --------
                                              (Unaudited)
                                                        (U.S. DOLLARS IN THOUSANDS)
Revenues:
  Sales revenues............            $ 62,271     $ 32,996     $ 73,400     $ 42,787     $ 29,593
  Cost of sales.............              52,967       27,383       61,221       36,670       26,144
                                        --------     --------     --------     --------     --------
    Gross Profit..........                 9,304        5,613       12,179        6,117        3,449

Operating expenses:
  General and administrative
    expenses.................              1,925          500        2,396        1,214          432
  Operating expenses........               1,520          693        2,300        1,845        1,281
                                        --------     --------     --------     --------     --------
  Total operating expenses                 3,445        1,193        4,696        3,059        1,713
                                        --------     --------     --------     --------     --------
Income from operations........             5,859        4,420        7,483        3,058        1,736
                                        --------     --------     --------     --------     --------

Other income (expense):

  Interest income...................         245           89          183           86          238
  Other income......................          36           (3)         167           32          283
  Allowances income.................       1,227           44           86          928          149
  Exchange gain (loss)..............          18          (42)         226          (23)         (13)
  Interest expense..................        (608)        (808)      (1,802)      (1,208)        (803)
                                        --------     --------     --------     --------     --------
    Total other income (expense) ...         918         (721)      (1,140)        (185)        (146)
                                        --------     --------     --------     --------     --------

Net income before taxes.............       6,777        3,700        6,343        2,873        1,590
  Provision for income taxes........         317          123          353           85           57
                                        --------     --------     --------     --------     --------

Net income after taxes..............       6,460        3,577        5,990        2,788        1,533
  Minority  interest in gain
  (loss) ...........................          19           19           76           20           (3)
                                        --------     --------     --------     --------     --------

Net income..........................       6,441        3,558        5,914        2,768        1,536
  Foreign currency
    translation adjustment..........         265           --          304           --           --
                                        --------     --------     --------     --------     --------
Comprehensive income................    $  6,706     $  3,558     $  6,218     $  2,768     $  1,536
                                        ========     ========     ========     ========     ========


COMPARISON OF SIX MONTHS ENDED JUNE 30, 2006 AND JUNE 30, 2005

        REVENUE. Total revenue increased by $29.27 million, or approximately 89%, for the six months ended June 30, 2006, from $33.00 million for the six months ended June 30, 2005 to $62.27 million for the six months ended June 30, 2006. The increase in revenues was primarily due to increased sales in our meat and meat products segment resulting from the effects of the continued increase in the amount of branded stores sales and increased sales to restaurants and non-commercial customers. During the first six months of 2006, 197 new "branded" retail stores were opened and we expanded our marketing and sales efforts to include 15 additional second-tier cities and 63 additional third-tier cities domestically.

        During the six months ended June 30, 2006, revenues from sales to branded stores increased to $30.5 million, which represented an increase of $14.7 million, or approximately 93%, as compared to the six months ended June 30, 2005. During the six months ended June 30, 2006, revenues from sales to food service distributors increased to $9.8 million, which represented an increase of $4.3 million, or approximately 78%, as compared to the six months ended June 30, 2005. During the six months ended

June 30, 2006, revenues from sales to restaurants and non-commercial customers increased to $16.5 million, which represented an increase of $8.2 million, or approximately 99%, as compared to the six months ended June 30, 2005. During the six months ended June 30, 2006, revenues from export sales increased to $5.5 million, which represented an increase of $2.1 million, or approximately 62%, as compared to the six months ended June 30, 2005.

        COST OF SALES. Cost of sales increased by $25.59 million, or approximately 93%, for the six months ended June 33, 2006, from $27.38 million for the six months ended June 30, 2005 to $52.97 million for the six months ended June 30, 2006. As a percentage of revenue, total cost of sales increased approximately 2% from approximately 83% for the six months ended June 30, 2005 to approximately 85% for the six months ended June 30, 2006. The increase in cost of sales was primarily due to an increase in raw material costs for the six months ended June 30, 2006 as compared to the six months ended June 30, 2005.


        GENERAL AND ADMINISTRATIVE EXPENSES. General and administrative expenses increased by $1.43 million, or approximately 286%, for the six months ended June 30, 2006, from $0.50 million for the six months ended June 30, 2005 to $1.93 million for the six months ended June 30, 2006. As a percentage of revenues, general and administrative expenses increased from 1.52% for the six months ended June 30, 2005 to 3.09% for the six months ended June 30, 2006. The increase in general and administrative expenses was primarily the result of an increase of $0.64 million in legal and accounting fees and other expenses relating to our private placement of equity securities, our reverse acquisition of a controlling interest in a publicly-held "shell" company and our on-going public reporting obligations under the U.S. Federal securities laws. In addition, during the 2006 period, we incurred $0.52 million of additional management compensation expense due to the addition of senior executives and technical experts to our management team.

        OPERATING EXPENSES. Operating expenses increased by $0.83 million, or approximately 120%, for the six months ended June 30, 2006, from $0.69 million for the six months ended June 30, 2005 to $1.52 million for the six months ended June 30, 2006. As a percentage of revenue, operating expenses increased from 2.10% for the six months ended June 30, 2005 to 2.44% for the six months ended June 30, 2006. The increase in operating expenses was primarily the result of additional compensation expenses in the amount of $0.38 million we incurred in our sales department and additional transportation expenses in the amount of $0.36 million we incurred due to our increased sales, the expansion of our distribution network and the increased price of gasoline.


        INTEREST EXPENSE. Interest expense decreased by $0.20 million, or approximately 25%, during the six months ended June 30, 2006, from $0.81 million for the six months ended June 30, 2005 to $0.61 million for the six months ended June 30, 2006. At June 30, 2006, total bank debt had declined by approximately $0.79 million from the amount of bank debt that existed at December 31, 2005. The average debt outstanding was approximately $17.47 million for the six months ended June 30, 2006 and $22.10 million for the six months ended June 30, 2005. Our overall weighted average borrowing rate decreased from 7.32% in the six months ended June 30, 2005 to 6.96% in the six months ended June 30, 2006.


        INTEREST INCOME, ALLOWANCE INCOME, OTHER INCOME AND EXCHANGE GAIN
(LOSS). Interest income, allowances income, other income and exchange gain
(loss) increased by $1.44 million, or approximately 1,539%, for the six months ended June 30, 2006, from $0.09 million for the six months ended June 30, 2005 to $1.53 million for the six months ended June 30, 2006. The increase was primarily the result of an increase of $1.18 million in allowance income and an increase of $0.16 million in interest income. In addition, $1.12 million of the $2.23 million cash grant we received from the Chinese central government for the construction of an additional pork production line was recharacterized from a long-term liability to allowance income when the production line was partially completed and placed into operation during the second quarter of 2006.

        INCOME TAXES. The effective tax rate in the PRC on income generated from the sale of prepared products is 33% and there is no income tax on income generated from the sale of raw products including raw meat products and raw fruits and vegetable products. The increase of $0.19 million in the provision for income taxes for the six months ended June 30, 2006 over the six months ended June 30, 2005 resulted from an increase of $0.59 million in our income from the sale of prepared products during the 2006 period.

COMPARISON OF FISCAL YEARS ENDED DECEMBER 31, 2005 AND DECEMBER 31, 2004

        REVENUE. Total revenue increased by $30.61 million, or approximately 72%, during the year ended December 31, 2005, from $42.79 million in the year ended December 31, 2004 to $73.40 million for the year ended December 31, 2005. The increase in revenues was primarily due to increased sales in our meat and meat products segment resulting from the effects of the continued increase in the amount of branded stores sales and a widening wholesale customer base.

        During the year ended December 31, 2005, revenues from sales to branded stores increased to $35.23 million, which represented an increase of $15.12 million, or approximately 75%, as compared to the year ended December 31, 2004, of which $11.50 million was due to sales to new branded stores and $3.62 million was due to increased same store sales. During the year ended December 31, 2005, revenues from sales to food services distributors increased to $12.33 million, which represented an increase of $4.67 million, or approximately 61%, as compared to the year ended December 31, 2004, of which $1.40 million was due to increased sales to existing distributors and $3.27 million was due to sales to new distributors. During the year ended December 31, 2005, revenues from sales to restaurants and non-commercial customers increased to $18.35 million, which represented an increase of $7.40 million, or approximately 68%, as compared to the year ended December 31, 2004, of which $5.92 million was due to sales to new customers and $1.48 million was due to increased sales to existing customers. During the year ended December 31, 2005, revenues from export sales increased to $7.49 million, which represented an increase of $3.42 million, or approximately 84%, of which $0.69 million was due to sales to new export customers and $2.73 million was due to increased sales to existing export customers.

        COST OF SALES. Cost of sales increased by $24.55 million, or approximately 67%, for the year ended December 31, 2005, from $36.67 million in fiscal 2004 to $61.22 million in fiscal 2005. As a percentage of revenue, total cost of sales decreased from approximately 86% in fiscal 2004 to approximately 83% in fiscal 2005. The decrease in our cost of sales as a percentage of revenue was primarily due to a lower rate of increase in raw material costs in fiscal 2005 (an increase of approximately 4%) as compared to the rate of increase in the prices of our products in fiscal 2005 (an increase of approximately 7%).

        GENERAL AND ADMINISTRATIVE EXPENSES. General and administrative expenses increased by $1.19 million, or approximately 98%, in the year ended December 31, 2005, from $1.21 million in fiscal 2004 to $2.40 million in fiscal 2005. As a percentage of revenues, general and administrative expenses increased from 2.84% in fiscal 2004 to 3.26% in fiscal 2005. During fiscal 2005, our bad debt allowance increased by $0.73 million due to a slowdown in collections of old accounts receivable. In addition, we incurred expenses of $0.46 million in fiscal 2005 relating to the private placement of our equity securities that we completed in January 2006.

        INTEREST EXPENSE. Interest expense increased by $0.59 million, or approximately 49%, in the year ended December 31, 2005, from $1.21 million in fiscal 2004 to $1.80 million in fiscal 2005, primarily due to an increase of approximately 31% in our average indebtedness. During fiscal 2005, we increased our average indebtedness by approximately $5.84 million to meet our increasing working capital requirements resulting from our significant growth in revenue. Our weighted average annual borrowing rate increased from 7.23% in fiscal 2004 to 7.99% in fiscal 2005. We have been able to secure debt financing with lower interest costs, and at June 30, 2006, our weighted average annual borrowing rate had been reduced to 6.08%.


        INTEREST INCOME, ALLOWANCE INCOME, OTHER INCOME AND EXCHANGE GAIN
(LOSS). Interest income, allowances income, other income and exchange gain
(loss) decreased by $0.36 million, or approximately 35%, in the year ended December 31, 2005, from $1.02 million in fiscal 2004 to $0.66 million in fiscal 2005, primarily due to a decrease of allowance income. During fiscal 2004, we received central or local government grants in the aggregate amount of $0.93 million for our participation in research and development programs targeted by the government.

        INCOME TAXES. The increase of $0.27 million in the provision for income taxes in fiscal 2005 over the prior fiscal year resulted from an increase of $0.82 million in our sales of prepared products in fiscal 2005.

COMPARISON OF FISCAL YEARS ENDED DECEMBER 31, 2004 AND DECEMBER 31, 2003

        REVENUE. Total revenue increased by $13.20 million, or approximately 45%, during the year ended December 31, 2004, from $29.59 million in the year ended December 31, 2003 to $42.79 million for the year ended December 31, 2004. The increase in revenues was primarily due to increased sales in our meat and meat products segment resulting from a widening wholesale customer base.

        During the year ended December 31, 2004, revenues from sales to branded stores increased to $20.11 million, which represented an increase of $6.42 million, or approximately 47%, as compared to the year ended December 31, 2003, of which $4.88 million was due to sales to new branded stores and $1.54 million was due to increased same store sales. During the year ended December 31, 2004, revenues from sales to food services distributors increased to $7.66 million, which represented an increase of $2.19 million, or approximately 40%, as compared to the year ended December 31, 2003, of which $0.92 million was due to increased sales to existing distributors and $1.27 million was due to sales to new distributors. During the year ended December 31, 2004, revenues from sales to restaurants and non-commercial customers increased to $10.95 million, which represented an increase of $3.05 million, or approximately 39%, as compared to the year ended December 31, 2003, of which $2.10 million was due to sales to new customers and $0.95 million was due to increased sales to existing customers. During the year ended December 31, 2004, revenues from export sales increased to $4.07 million, which represented an increase of $1.54 million, or approximately 61%, of which $0.42 million was due to sales to new export customers and $1.13 million was due to increased sales to existing export customers.

        COST OF SALES. Cost of sales increased by $10.53 million, or approximately 40%, in the year ended December 31, 2004, from $26.14 million in fiscal 2003 to $36.67 million in fiscal 2004. As a percentage of revenue, total cost of sales decreased from approximately 88% in fiscal 2003 to approximately 86% in fiscal 2004. The decrease in our cost of sales as a percentage of revenue was primarily due to the increased volume of raw materials we purchased, which resulted in a decrease in our purchase cost per unit. The decline in cost per unit decreased the percentage of our cost of sales to revenue.

        GENERAL AND ADMINISTRATIVE EXPENSES. General and administrative expenses increased by $0.78 million, or approximately 181%, for the year ended December 31, 2004, from $0.43 million in fiscal 2003 to $1.21 million in fiscal 2004. As a percentage of revenue, general and administrative expenses increased from 1.46% in fiscal 2003 to 2.84% in fiscal 2004. This increase was primarily due to our implementation of our growth plan and market penetration efforts in new markets outside of Henan Province in fiscal 2004. During fiscal 2004, management compensation expense increased by $0.20 million as a result of our addition of senior and middle level managers, travel expenses increased by approximately $60,000 and advertising expenses increased by approximately $30,000. In addition, during fiscal 2004, our bad debt allowance increased by $0.27 million primarily due to the decrease in our old accounts receivables collections.

        INTEREST EXPENSE. Interest expense increased by $0.41 million, or approximately 51%, during the year ended December 31, 2004, from $0.80 million in fiscal 2003 to $1.21 million in fiscal 2004, primarily due to an increase of approximately 48% in our average indebtedness. Our average indebtedness increased in fiscal 2004 due to our increasing working capital needs to fund our revenue growth. Our overall weighted average annual borrowing rate increased from 7.10% in fiscal 2003 to 7.23% in fiscal 2004.

        INTEREST INCOME, ALLOWANCE INCOME, OTHER INCOME AND EXCHANGE GAIN
(LOSS). Interest income, allowance income, other income and exchange gain (loss) increased by $0.53 million, or approximately 123%, for the year ended December 31, 2004, from $0.42 million in fiscal 2003 to $0.94 million in fiscal 2004, primarily due to an increase of $0.78 million in allowance income.

        INCOME TAXES. The increase of approximately $30,000 in the provision for income taxes in fiscal 2004 over the prior fiscal year resulted from an increase of approximately $80,000 in our sales of prepared products in fiscal 2004.

SEGMENT INFORMATION

        We operate in two business segments: pork and pork products, and vegetables and fruits.

        Our pork and pork products segment is involved primarily in the processing of live market hogs into fresh, frozen and processed pork products. Our pork and pork products segment markets its products domestically to our branded stores, food retailers, foodservice distributors, restaurant operators and noncommercial foodservice establishments, such as schools, hotel chains, healthcare facilities, the military and other food processors, as well as to international markets.

        Our vegetables and fruits segment is involved primarily in the processing of fresh vegetables and fruits. We contract with more than 120 farms in Henan Province and nearby areas to produce high-quality vegetable varieties and fruits suitable for export purposes. The proximity of the contracted farms to our operations ensures freshness from harvest to processing. We contract to grow more than 20 categories of vegetables and fruits, including asparagus, sweet corn, broccoli, mushrooms, lima beans and strawberries.

        The following tables set forth our revenues, sales in metric tons, operating income and production processed in metric tons by segment for the six months ended June 30, 2006 and 2005 and the fiscal years ended December 31, 2005, 2004 and 2003 and the percentage increases for each segment between fiscal periods. The data for the six months ended June 30, 2006 are not necessarily indicative of the results to be expected for the entire year, for any other interim period or for any future year.

                                SALES BY SEGMENT
                           (U.S. DOLLARS IN MILLIONS)

                               SIX MONTHS       SIX MONTHS          NET          PERCENTAGE
                                 ENDED             ENDED           CHANGE          CHANGE
                             JUNE 30, 2006      JUNE 30, 2005     2006/2005      2006/2005
                             --------------    --------------     ---------      ---------
Pork and Pork Products.....      $60.07            $32.36           $27.71           86%
Vegetables and Fruits......        2.20              0.64             1.56          244%
                                 ------            ------           ------
         Total                   $62.27            $33.00           $29.27           89%
                                 ======            ======           ======


                                SALES BY SEGMENT
                                (IN METRIC TONS)

                              SIX MONTHS        SIX MONTHS          NET          PERCENTAGE
                                 ENDED             ENDED           CHANGE         CHANGE
                             JUNE 30, 2006     JUNE 30, 2005      2006/2005      2006/2005
                             --------------    --------------     ---------      ---------
Pork and Pork Products.....      52,184            30,645           21,539
                                                                                     70%

Vegetables and Fruits......       2,471               857            1,614          188%
                                 ------            ------           ------
         Total.............      54,655            31,502           23,153           73%
                                 ======            ======           ======

                           OPERATING INCOME BY SEGMENT
                           (U.S. DOLLARS IN MILLIONS)

                                                                                  OPERATING         OPERATING
                                                                                    MARGIN            MARGIN
                               SIX MONTHS       SIX MONTHS         NET            SIX MONTHS        SIX MONTHS
                                 ENDED             ENDED          CHANGE             ENDED            ENDED
                              JUNE 30, 2006     JUNE 30, 2005    2006/2005       JUNE 30, 2006     JUNE 30, 2005
                             --------------    --------------     ---------     --------------     --------------
Pork and Pork Products..         $ 5.61            $ 4.37           $ 1.24           9.34%              13.50%
Vegetables and Fruits...           0.25              0.05             0.20          11.36%               7.81%
                                 ------            ------           ------
         Total..........         $ 5.86            $ 4.42           $ 1.44           9.41%              13.39%
                                 ======            ======           ======


                         PRODUCTION PROCESSED BY SEGMENT
                                (IN METRIC TONS)

                              SIX MONTHS        SIX MONTHS           NET         PERCENTAGE
                                 ENDED             ENDED           CHANGE         CHANGE
                             JUNE 30, 2006      JUNE 30,2005      2006/2005      2006/2005
                             --------------    --------------     ---------      ---------
Pork and Pork Products.....      55,036            30,775           24,261           79%
Vegetables and Fruits......       2,872               737            2,135          290%
                                 ------            ------           ------
         Total.............      57,908            31,512           26,396           84%
                                 ======            ======           ======

                                SALES BY SEGMENT
                           (U.S. DOLLARS IN MILLIONS)


                                SALES              SALES          SALES NET      PERCENTAGE
                                YEAR ENDED       YEAR ENDED         CHANGE        CHANGE
                             DEC. 31, 2005     DEC. 31, 2004      2005/2004      2005/2004
                             --------------     -------------     ---------      ---------
Pork and Pork Products.....      $71.46            $41.80           $29.66         70.96%
Vegetables and Fruits......        1.94              0.99             0.95         95.96%
                                 ------            ------           ------
         Total.............      $73.40            $42.79           $30.61         71.54%
                                 ======            ======           ======

                                SALES BY SEGMENT
                                (IN METRIC TONS)

                                 SALES              SALES         SALES NET      PERCENTAGE
                               YEAR ENDED         YEAR ENDED        CHANGE         CHANGE
                             DEC. 31, 2005      DEC. 31, 2004     2005/2004       2005/2004
                             --------------     -------------     ---------      ---------
Pork and Pork Products.....      62,304            38,913           23,391          60.11%
Vegetables and Fruits......       2,681             1,525            1,156          75.80%
                                 ------            ------           ------
         Total.............      64,985            40,438           24,547          60.70%
                                 ======            ======           ======

                           OPERATING INCOME BY SEGMENT
                           (U.S. DOLLARS IN MILLIONS)

                                                                                 OPERATING         OPERATING
                              OPERATING        OPERATING        OPERATING          MARGIN            MARGIN
                                INCOME           INCOME           INCOME            YEAR              YEAR
                             YEAR ENDED        YEAR ENDED         CHANGE            ENDED             ENDED
                            DEC. 31,2005       DEC. 31, 2004     2005/2004      DEC. 31, 2005      DEC. 31, 2004
                             -------------     -------------      ---------     -------------      -------------

Pork and Pork Products.....      $ 7.25            $ 3.02           $ 4.23          10.15%               7.22%
Vegetables and Fruits......        0.23              0.04             0.19          11.86%               4.04%
                                 ------            ------           ------
         Total.............      $ 7.48            $ 3.06           $ 4.42          10.19%               7.15%
                                 ======            ======           ======

                              PRODUCTION BY SEGMENT
                                (IN METRIC TONS)

                                  SALES             SALES         SALES NET     PERCENTAGE
                                YEAR ENDED        YEAR ENDED       CHANGE         CHANGE
                              DEC. 31, 2005     DEC. 31, 2004     2005/2004      2005/2004
                             --------------     -------------     ---------      ---------
Pork and Pork Products.....      62,155            38,915           23,240         59.72%
Vegetables and Fruits......       2,713             1,611            1,102         68.40%
                                 ------            ------           ------
         Total.............      64,868            40,526           24,342         60.07%
                                 ======            ======           ======

                                SALES BY SEGMENT
                           (U.S. DOLLARS IN MILLIONS)

                                 SALES             SALES          SALES NET      PERCENTAGE
                               YEAR ENDED        YEAR ENDED         CHANGE        CHANGE
                             DEC. 31, 2004     DEC. 31, 2003      2004/2003      2004/2003
                             -------------     -------------      ---------      ---------
Pork and Pork Products.....      $41.80            $28.99           $12.81         44.19%
Vegetables and Fruits......        0.99              0.60             0.39         65.00%
                                 ------            ------           ------
         Total.............      $42.79            $29.59           $13.20         44.61%
                                 ======            ======           ======


                                SALES BY SEGMENT
                                (IN METRIC TONS)

                                 SALES             SALES          SALES NET      PERCENTAGE
                              YEAR ENDED        YEAR ENDED         CHANGE          CHANGE
                             DEC. 31, 2004     DEC. 31, 2003      2004/2003      2004/2003
                             -------------     -------------      ---------      ---------
Pork and Pork Products.....      38,913            26,814           12,099          45.12%
Vegetables and Fruits......       1,525               941              584          62.06%
                                 ------            ------           ------
         Total.............      40,438            27,755           12,710          45.70%
                                 ======            ======           ======

                           OPERATING INCOME BY SEGMENT
                           (U.S. DOLLARS IN MILLIONS)

                                                                                  OPERATING         OPERATING
                              OPERATING          OPERATING        OPERATING        MARGIN            MARGIN
                               INCOME             INCOME          INCOME            YEAR              YEAR
                              YEAR ENDED        YEAR ENDED         CHANGE           ENDED             ENDED
                             DEC. 31, 2004     DEC. 31, 2003      2004/2003     DEC. 31, 2004      DEC. 31, 2003
                             -------------     -------------      ---------     -------------      -------------
Pork and Pork Products..         $ 3.02            $ 1.68           $ 1.34           7.23%              5.80%
Vegetables and Fruits...           0.04              0.03             0.01           3.90%              4.96%
                                 ------            ------           ------
         Total..........         $ 3.06            $ 1.71           $ 1.35           7.15%              5.78%
                                 ======            ======           ======

                              PRODUCTION BY SEGMENT
                                (IN METRIC TONS)

                                  SALES            SALES          SALES NET      PERCENTAGE
                               YEAR ENDED       YEAR ENDED         CHANGE          CHANGE
                             DEC. 31, 2004     DEC. 31, 2003      2004/2003      2004/2003
                             -------------     -------------      ---------      ---------
Pork and Pork Products.....      38,915            26,907           12,008         44.63%
Vegetables and Fruits......       1,611             1,207              404         33.47%
                                 ------            ------           ------
         Total.............      40,526            28,114           12,412         44.15%
                                 ======            ======           ======

ADDITIONAL OPERATING DATA

        In assessing our existing operations and planning our future growth and the development of our business, management considers, among other factors, our revenue growth and growth in sales volume by market segment, as well as our sales by distribution channel and geographic market coverage.

        The following table sets forth our revenues by sales channel for the three years ended December 31, 2003, 2004 and 2005 and the six months ended June 30, 2005 and 2006.

                          SALES BY DISTRIBUTION CHANNEL
                           (U.S. DOLLARS IN MILLIONS)

                                        YEAR ENDED DECEMBER 31,                        SIX MONTHS ENDED JUNE 30,
                         -----------------------------------------------------    ----------------------------------
  DISTRIBUTION
    CHANNEL                    2003               2004               2005               2005               2006
    -------                    ----               ----               ----               ----               ----
                          AMOUNT  PERCENT    AMOUNT  PERCENT    AMOUNT  PERCENT    AMOUNT  PERCENT    AMOUNT  PERCENT
                          ------  -------    ------  -------    ------  -------    ------  -------    ------  -------
Branded stores........   $11.514    39.0%   $20.110    47.0%   $35.232    48.0%   $15.836    48.0%   $30.465   48.9%
Food services
  distributors........     5.682    19.2      7.659    17.9     12.331    16.8      5.544    16.8      9.781   15.7
Restaurants and
  non-commercial......     9.647    32.6     10.954    25.6     18.350    25.0      8.250    25.0     16.543   26.6
Export................     2.723     9.2      4.065     9.5      7.487    10.2      3.366    10.2       5.48    8.8
                         -------   -----    -------   -----    -------   -----    -------   -----    -------   -----
    Total.............   $29.593   100.0%   $42.787   100.0%   $73.400   100.0%   $32.996   100.0%   $62.271   100.0%
                         =======   =====    =======   =====    =======   =====    =======   =====    =======   =====

        The following table sets forth information with respect to the average number of products we offered, the average number of stores in our retail network and the number of provinces and cities in the PRC in which we offered and sold our products for each of the three years ended December 31, 2003, 2004 and 2005 and the six months ended June 30, 2006.


                                                               YEAR ENDED DECEMBER 31,
                                                 ----------------------------------------------------              SIX MONTHS ENDED
                                                 2003                    2004                   2005                JUNE 30, 2006
                                                 ----                    ----                    ----               --------------
No. of products.......................           107                     125                      168                      196
No. of retail stores..................           712                     978                    2,100                    2,297
Expansion of Market Coverage
   No. of Provinces...................            20                      20                       20                       20
   No. of first- tier cities..........            21                      23                       29                       29
   No. of second- tier cities.........            32                      36                       44                       59
   No. of Third- tier cities..........            85                     109                      142                      205

LIQUIDITY AND CAPITAL RESOURCES

        We have financed our operations over the three years ended December 31, 2005 and the six months ended June 30, 2006 primarily through cash from operating activities and borrowings under our lines of credit with various lending banks in the PRC. In January 2006, we completed a private placement of our Series A convertible preferred stock and common stock purchase warrants and received net proceeds of approximately $23.11 million. At December 31, 2003, 2004 and 2005 and at June 30, 2006 we had cash and cash equivalents of $10.14 million, $5.20 million, $6.14 million and $14.52 million, respectively.

        Net cash provided by (used in) operating activities was ($3.74) million in the six months ended June 30, 2006, $13.08 million in fiscal 2005, $0.61 million in fiscal 2004 and $4.47 million in fiscal 2003. Net cash used in operating activities for the six months ended June 30, 2006 was primarily attributable to an increase of $4.10 million in accounts receivable, which consisted of an increase of $5.54 million in accounts receivable due to increased sales, which was offset in part by a reduction of $1.43 million in other accounts receivable, and an increase of $4.01 million in inventory due to increased sales. Net cash flow provided by operating activities in fiscal 2005 was primarily attributable to increases in revenues, improved inventory management, more effective management of customer relationships and improved payment terms to suppliers, and consisted primarily of net income of $5.91 million, an increase in accounts payable and accrued liabilities of $7.14 million, and increase in taxes payable of $1.30 million and an increase in the allowance for bad debt of $1.21 million. Cash used in operating activities in fiscal 2005 was primarily due to an increase of $3.79 million in accounts receivable and other receivables. Net cash provided by operating activities in fiscal 2004 consisted primarily of net income of $2.77 million, an improvement of inventory management that generated cash inflow of $1.32 million, an improved payment term that resulted in cash inflow of $1.20 million and an increase in taxes payable of $0.92 million. Cash used in operating activities in fiscal 2004 was primarily due to an increase of $5.33 million in accounts receivable and other receivables. Net cash provided by operating activities in fiscal 2003 consisted primarily of net income of $1.54 million, an improved payment term that resulted in cash inflow of $1.70 million and an increase of $1.64 million in a deposit from a customer. Cash used in operating activities in fiscal 2003 was primarily due to an increase of $1.31 million in inventory.

        Net cash used in investing activities was $8.44 million in the six months ended June 30, 2006, $13.23 million in fiscal 2005, $2.54 million in fiscal 2004 and $6.32 million in fiscal 2003. In the six months ended June 30, 2006, construction in progress in the amount of $8.12 million for the construction of Zhongpin Industrial Park II was completed and transferred to fixed assets. During the six months ended June 30, 2006, we expended $4.67 million for the purchase of fixed assets. In addition, we expended $3.78 million for an investment in land use rights during the first six months of 2006. During fiscal 2005, we expended $12.70 million for the construction of additional production facilities and production lines. During fiscal 2004, we expended $1.54 million for the purchase of fixed assets. During fiscal 2003, we expended $5.06 million for the construction of additional production facilities and production lines.

        Net cash provided by financing activities was $16.28 million in the six months ended June 30, 2006, $4.88 million in fiscal 2005, $0.99 million in fiscal 2004 and $4.49 million in fiscal 2003. In the six months ended June 30, 2006, cash provided by financing activities included net proceeds from the issuance of Series A convertible preferred stock and common stock purchase warrants of $23.11 million, and the net cash used in financing activities included the repayment of short-term indebtedness in the aggregate amount of $6.05 million and the repayment of bank overdrafts of $0.62 million. During fiscal 2005, 2004 and 2003, we received net proceeds from short-term bank loans of $9.64 million, $2.04 million and $2.01 million, respectively. In addition, during fiscal 2003, we received net proceeds from a 40-year Canadian government transfer loan in the amount of $2.54 million.


        At June 30, 2006, Henan Zhongpin had short-term governmental loans in the aggregate amount of $12.94 million with a weighted average interest rate per annum of 6.08%, and lines of credit with aggregate credit availability of $65.61 million, as follows:



                                                MAXIMUM
                                                 CREDIT         AMOUNT      INTEREST
                BANK                          AVAILABILITY     BORROWED       RATE     MATURITY DATE
                ----                          ------------     --------       ----     -------------
Agriculture Bank of China....................  $18,722,000    $  750,413       6.70%     8/1/2006
                                                                 800,440       3.00      9/29/2006
                                                               1,138,126       6.70      12/11/2006
                                                                 187,603       6.70      12/29/2006
                                                                 500,275       6.70      12/30/2006
                                                                 787,933       7.02      4/27/2007

Industrial and Commercial Bank of China......    6,241,000     1,876,032       5.85%     3/30/2007
                                                               1,250,688       6.14      4/30/2007
                                                               1,876,032       5.85      5/24/2007

                                                                       -


                                                MAXIMUM
                                                 CREDIT         AMOUNT      INTEREST
                BANK                          AVAILABILITY     BORROWED       RATE     MATURITY DATE
                ----                          ------------     --------       ----     -------------
Bank of China................................    7,489,000       625,344       6.70%     7/15/2006

China Construction Bank......................   11,233,000       625,344       6.42%     12/22/2006
                                                                 625,344       6.42      12/23/2006
                                                                 625,344       6.42      1/16/2007

Agriculture Development Bank of China .......   14,978,000            --

Shanghai Pudong Development Bank of China....    3,744,000            --

CITIC Industrial Bank........................    6,241,000            --

Commercial Bank of China.....................    6,241,000            --

Guangdong Development Bank...................    3,744,000     1,250,688       6.14%     9/16/2006

City Finance-short-term......................           --        25,013       0.00%     4/1/2007
                                                             -----------

               Total.........................  $78,633,000   $12,944,619
                                                             ===========

Canadian Government Transfer Loan....                          1,853,275          *      5/15/2043
City Finance.........................                            253,890       0.00%     None


---------------

* 58% of the principal amount of this loan bears interest at the rate of 6.02% per annum and the remaining principal amount of this loan is interest free. All repayments are applied first to the interest-bearing portion of this loan.

        Of our outstanding short-term indebtedness at March 31, 2006, $3.24 million aggregate principal amount of loans was secured by our land and production facilities located in the PRC.

        We believe our existing cash and cash equivalents, together with our available lines of credit, will be sufficient to finance our operating requirements and anticipated capital expenditures of approximately $13.09 million over the next 12 months.

CONTRACTUAL COMMITMENTS

        The following table summarizes our contractual obligations at June 30, 2006 and the effect those obligations are expected to have on our liquidity and cash flow in future periods.

                                                PAYMENTS DUE BY PERIOD
                                                   (IN THOUSANDS)
                                   ---------------------------------------------
                                           LESS THAN   1-3      3-5    MORE THAN
    CONTRACTUAL OBLIGATIONS        TOTAL    1 YEAR    YEARS    YEARS    5 YEARS
    -----------------------        ------  ---------  -----    -----   ---------
Long-Term Debt Obligations.....    $2,254     $219     $292     $292     $1,451
Capital Lease Obligations......        --       --       --       --         --
Operating Lease Obligations....        --       --       --       --         --
Purchase Obligations...........        --       --       --       --         --
Other Obligations..............        --       --       --       --         --
                                   ------     ----     ----     ----     ------
       Total...................    $2,254     $219     $292     $292     $1,451
                                   ======     ====     ====     ====     ======

INFLATION AND SEASONALITY

        While demand for our products in general is relatively high before the Chinese New Year in January or February each year and lower thereafter, we do not believe our operations have been materially affected by inflation or seasonality.

QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

        DISCLOSURES ABOUT MARKET RISK. We may be exposed to changes in financial market conditions in the normal course of business. Market risk generally represents the risk that losses may occur as a result of movements in interest rates and equity prices. We currently do not use financial instruments in the normal course of business that are subject to changes in financial market conditions.

        CURRENCY FLUCTUATIONS AND FOREIGN CURRENCY RISK. Substantially all of our operations are conducted in the PRC, with the exception of our export business and limited overseas purchases of raw materials. Most of our sales and purchases are conducted within the PRC in Renminibi, which is the official currency of the PRC. As a result, the effect of the fluctuations of exchange rates is considered minimal to our business operations.

        Substantially all of our revenues and expenses are denominated in Renminibi. However, we use the United States dollar for financial reporting purposes. Conversion of Renminibi into foreign currencies is regulated by the People's Bank of China through a unified floating exchange rate system. Although the PRC government has stated its intention to support the value of the Renminibi, there can be no assurance that such exchange rate will not again become volatile or that the Renminibi will not devalue significantly against the U.S. dollar. Exchange rate fluctuations may adversely affect the value, in U.S. dollar terms, of our net assets and income derived from our operations in the PRC.

        INTEREST RATE RISK. We do not have significant interest rate risk, as our debt obligations are primarily short-term in nature, with fixed interest rates.

        CREDIT RISK. We have not experienced significant credit risk, as most of our customers are long-term customers with superior payment records. Our receivables are monitored regularly by our credit managers.

NEW ACCOUNTING STANDARDS

        In March 2005, the Financial Accounting Standards Board (FASB) issued Interpretation No. 47, "Accounting for Conditional Asset Retirement Obligations," an interpretation of FASB Statement No. 143 (the Interpretation). Statement of Financial Accounting Standards No. 143, "Accounting for Asset Retirement Obligations" (SFAS No. 143), was issued in June 2001 and requires an entity to recognize the fair value of a liability for an asset retirement obligation in the period in which it is incurred if a reasonable estimate of fair value can be made. SFAS No. 143 applies to legal obligations associated with the retirement of a tangible long-lived asset that resulted from the acquisition, construction, development and (or) the normal operation of a long-lived asset. The associated asset costs are capitalized as part of the carrying amount of the long-lived asset. The Interpretation clarifies that the term "conditional asset retirement obligation" as used in SFAS No. 143, refers to a legal obligation to perform an asset retirement activity in which the timing and (or) method of settlement are conditional on a future event that may or may not be within the control of the entity. The Interpretation requires an entity to recognize a liability for the fair value of a conditional asset retirement obligation if the fair value of the liability can be reasonably estimated. Uncertainty about the timing and (or) method of settlement of a conditional asset retirement obligation should be factored into the measurement of the liability when sufficient information exists. SFAS No. 143 acknowledges that in some cases, sufficient information may not be available to reasonably estimate the fair value of an asset retirement obligation. The Interpretation is effective for fiscal years ending after December 15, 2005. We are currently in the process of evaluating any potential effects of the Interpretation but do not believe its adoption will have a material impact on our consolidated financial statements.

        In December 2004, the FASB issued Statement of Financial Accounting Standards No. 123R, "Share-Based Payment" (SFAS No. 123R), which is a revision of FASB Statement No. 123, "Accounting for Stock-Based Compensation" (SFAS No.
123). SFAS No. 123R supersedes Accounting Principles Board (APB) Opinion No. 25, "Accounting for Stock Issued to Employees," and amends FASB Statement No. 95, "Statement of Cash Flows." The revision requires companies to measure and recognize compensation expense for all share-based payments to employees, including grants of employee stock options, in the financial statements based on the fair value at the date of the grant. SFAS No. 123R permits companies to adopt its requirements using either the modified prospective method or the modified retrospective method. Under the modified prospective method, compensation cost is recognized beginning with the effective date for all share-based payments granted after the effective date and for all awards granted to employees prior to the effective date of SFAS No. 123R that remain unvested on the effective date. The modified retrospective method includes the requirements of the modified prospective method, but also permits entities to restate either all prior periods presented or prior interim periods of the year of adoption for the impact of adopting this standard. We will apply the modified prospective method upon adoption. In April 2005, the Securities and Exchange Commission announced it would provide for phased-in implementation of SFAS No. 123R. As a result, SFAS No. 123R is effective for the first interim or annual reporting period of a registrant's first fiscal year beginning on or after June 15, 2005. We estimate that compensation expense related to employee stock options for fiscal 2006 is expected to be in the range of $0.5-$1.0 million. SFAS No. 123R also requires the benefits of tax deductions in excess of recognized compensation costs to be reported as financing cash flow, rather than as an operating cash flow as required under current literature. This requirement will reduce net operating cash flows and increase net financing cash flows in periods after adoption. We believe this reclassification will not have a material impact on our consolidated statements of cash flows.

        In December 2004, the FASB issued Statement of Financial Accounting Standards No. 151, "Inventory Costs" (SFAS No. 151). SFAS No. 151 requires abnormal amounts of inventory costs related to idle facility, freight handling and wasted material expenses to be recognized as current period charges. Additionally, SFAS No. 151 requires that allocation of fixed production overheads to the costs of conversion be based on the normal capacity of the production facilities. The standard is effective for fiscal years beginning after June 15, 2005. We believe the adoption of SFAS No. 151 will not have a material impact on our consolidated financial statements.

CHANGE IN OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS

        In connection with our acquisition of Falcon Link, on January 30, 2006, we dismissed Sherb & Co., LLP as our independent accountants. The decision to change independent accountants was approved by our board of directors on January 30, 2006. The reports of Sherb & Co. on our financial statements for each of the past two fiscal years contained no adverse opinion or disclaimer of opinion and were not qualified or modified as to uncertainty, audit scope or accounting principles. During our two most recent fiscal years and through January 30, 2006, we had no disagreements with Sherb & Co. on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of Sherb & Co., would have caused it to make reference to the subject matter of such disagreements in its report on our financial statements for such periods. During our two most recent fiscal years and through January 30, 2006, there were no reportable events as defined under Item 304(a)(1)(v) of Regulation S-K adopted by the SEC.

        Our board of directors appointed Child, Van Wagoner & Bradshaw, PLLC ("Child") as our new independent registered public accounting firm as of January 30, 2006. During the two most recent fiscal years and through the date of their engagement by us, we did not consult with Child regarding either (1) the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on our financial statements, or (2) any matter that was either the subject of a disagreement (as defined in Regulation S-K Item 304(a)(1)(v)), during the two most recent fiscal years. Child served as Falcon Link's independent registered public accounting firm before our acquisition of Falcon Link.

                                    BUSINESS

OVERVIEW

        We are principally engaged in the meat and food processing business in The People's Republic of China (the "PRC"). In April 2006, we were ranked by the China Meat Association as the sixth largest producer in the national meat industry. Our five processing plants, which are located in Henan Province in the PRC, have a total of seven production lines with an aggregate processing capacity of approximately 345 metric tons per day, based on an eight-hour working day, or approximately 132,000 metric tons on an annual basis. We also have recently begun the production and sale of vegetables and fruits and have contracts with more than 120 farms in Henan Province and nearby areas to produce high-quality vegetable varieties and fruits suitable for export purposes. Our products are sold under the "Zhongpin" and "Shengpin" brand names.


        According to an April 2005 report of the United States Department of Agriculture, the PRC is the largest food consuming nation in the world and is the world's largest pork producer and consumer. The meat and meat processing industry in the PRC is regarded by the central government as a "key" industry and certain participants in the industry, including our company, receive special tax incentives and technology subsidies. According to a market analysis of the fresh and processed meat industry in the PRC published in June 2005 by Access Asia Limited, an independent research organization ("Access Asia"):

           o In 2004, domestic demand for meat and related products in the PRC totaled 72,360,000 metric tons and such demand is expected to reach 100,000,000 metric tons by 2010;

           o The total domestic production value of meat and related products in the PRC in 2004 was US$84 billion and the estimated production value in 2010 is expected to reach US$120 billion;

           o Domestic per capita meat consumption in the PRC was estimated to be approximately 49 kg in 2004 and is expected to increase to 70-80 kg by 2010; and

           o Per capita consumption of meat in urban in the PRC areas is twice the amount of the national average.

        Our customers include over 11 international or domestic fast food companies in the PRC, over 31 export-registered processing factories and over 1,360 school cafeterias, factory canteens, army posts and national departments. We also sell directly to over 2,330 retail outlets, including supermarkets, within the PRC.


        To differentiate our company from other market incumbents, we also have successfully implemented a unique retail strategy that includes the establishment of a network of showcase stores, branded network stores and supermarket counters that are exclusive retailers of our product lines. At August 15, 2006, we had a total of 79 showcase stores, 583 network stores and 1,671 supermarket counter locations.

        We believe we are a market leader in the meat and meat products industry in the PRC and that the principal strengths of our company are as follows:

           o We have a vertically-integrated fresh meat, meat products, fresh produce and fruit supply chain from farming, slaughtering, cutting, processing and wholesaling to retailing;

           o We have a wide distribution network through major areas of the PRC;

           o The "Zhongpin" and "Shengpin" brand names are well recognized in major areas of the PRC as established and leading brands;

           o We have advanced production equipment for the packaging of meat and food;

           o Our customers include some of the largest supermarket chains, such as Lianhua Supermarket Group, Carrefour China and Metro (China) Group;

           o We have implemented a comprehensive logistics management program and have an efficient delivery system that utilizes over 158 temperature-controlled container trucks and public railway services;

           o Based upon our historical growth rates, we believe our experienced management team, led by our founder and Chairman, Mr. Zhu Xianfu, has the ability to grow and expand our business;

           o  We have an emphasis on quality assurance systems;

           o We have a comprehensive brand building strategy and brand equity management;

           o We have an innovative product development program, with more than 140 new products now under development; and

           o We experienced average annual revenue growth of 43% (cumulative growth of 322%) and average annual profit growth of 60% (cumulative growth of 553%) from 2001 through 2005.

DEVELOPMENT OF BUSINESS

        We are a holding company and conduct substantially all of our production, marketing, finance, research and development, and administrative activities through our indirect subsidiaries located in the PRC. In 1993, Changge Meat Factory was established in the PRC as a state-owned meat processing factory from a spin off of a larger state-owned enterprise. In 1997, certain members of our current management team purchased the business in connection with a privatization scheme and restructured the enterprise under the name Changge Zhongpin Food Industry Co., Ltd. as a privately-held entity with six shareholders. In 2000, Changge Zhongpin Food Industry Co., Ltd. changed its corporate name to "Henan Zhongpin Food Share Co., Ltd." ("Henan Zhongpin") and, in order to comply with regulations under Chinese law regarding the use of the word "Share" in Henan Zhongpin's corporate name, Henan Zhongpin Food Co., Ltd. was incorporated as a wholly-owned foreign enterprise ("WOFE"). In 2001, Henan Zhongpin purchased Yanling Meat Factory and established a share-holding subsidiary company, Henan Zhongpin Industry Co., Ltd. In 2004, Henan Zhongpin established a subsidiary company, Henan Zhongpin Imports and Exports Trade Co., Ltd., to conduct its international business operations.

        To enable Henan Zhongpin Food Co., Ltd. to raise equity capital from investors outside of the PRC, on July 21, 2005, Henan Zhongpin Food Co., Ltd. established a holding company by incorporating

Falcon Link in the British Virgin Islands. On September 15, 2005, Falcon Link acquired all of the equity interests in Henan Zhongpin Food Co., Ltd., which is the controlling shareholder of Henan Zhongpin.

        Various regulatory bodies in the PRC have issued regulations restricting foreign investment in domestic enterprises. Pursuant to the "Notice of Relevant Issues Concerning Foreign Exchange Administration for PRC Residents to Engage in Financing and Inbound Investment via Overseas Special Purposes Vehicles", or SAFE Circular No. 75, issued by the PRC State Administration of Foreign Exchange ("SAFE") on October 21, 2005, (i) a PRC citizen residing in the PRC (a "PRC Resident") must register with the local branch of SAFE before it establishes or controls an overseas special purpose vehicle, or SPV, for the purposes of overseas equity financing (including convertible debts financing ); (ii) when a PRC Resident contributes the assets of or its equity interests in a domestic enterprise into an SPV, or engages in overseas financing after contributing assets or equity interests into a SPV, such PRC Resident must register his or her interest in the SPV and the change thereof with the local branch of SAFE; and (iii) when the SPV undergoes a material event outside of the PRC, such as change in share capital or merger and acquisition, the PRC Resident must, within 30 days from the occurrence of such event, register such change with the local branch of SAFE. PRC Residents who are shareholders of SPVs established before November 1, 2005 were required to register with the local SAFE branch before March 31, 2006.

        In connection with the formation of Falcon Link, the six individual shareholders of Henan Zhongpin each submitted a registration form to the local SAFE branch and received all required regulatory approvals with respect to his respective ownership interests in the offshore company. Such shareholders are required to file an amendment to such registration if Falcon Link or our company experiences material events, such as changes in share capital, share transfers, mergers and acquisitions or the use of assets in the PRC to guarantee offshore obligations. We believe we and our subsidiaries, and the six individual shareholders of Henan Zhongpin, are in compliance with SAFE Circular No. 75 and all other laws and regulations in the PRC involving the formation of an SPV or the financing of a PRC company by an offshore company controlled by PRC residents.

        We were incorporated in the State of Delaware under the name "Strong Technical, Inc." on February 4, 2003. Prior to March 30, 2005, we had been engaged in the business of supplying skilled workers and engineering professionals (engineers, designers and draftspersons) to businesses on a temporary basis. Our efforts were focused primarily in the petro-chemical, pharmaceutical and nuclear power industries, and the personnel we supplied to our customers were independent contractors to our company.

        In early January 2005, Richard Armstrong, our Chairman of the Board, Chief Executive Officer and Chief Financial Officer at that time and reportedly the beneficial owner at that time of 422,642 shares of our common stock, or approximately 84.1% of the outstanding shares of our common stock, retained Scott Neil as a consultant to Mr. Armstrong and his family to explore opportunities to maximize the value of their shares of common stock of our company. Based upon discussions with representatives of prior management of our company in connection with the preparation of this prospectus, we believe Mr. Neil was assigned the task of seeking industry partners or other strategic purchasers for the company as a whole and exploring alternatives for maximizing the value of the Armstrong family ownership of our company, including the possibility of selling control of our company through the sale and transfer of the shares of our common stock beneficially owned by members of the Armstrong family. We have been advised that Mr. Neil was not paid any cash compensation for his consulting efforts, but instead was offered the opportunity to purchase shares of our common stock from Mr. Armstrong's son, Christopher Armstrong, which shares were at that time registered for resale under the Securities Act under our registration statement on Form SB-2 that was declared effective by the Commission on October 21, 2004. In consideration for his consulting services, on or about January 5, 2005, Mr. Neil purchased 17,257 shares of our common stock from Christopher Armstrong for nominal consideration, of which 15,983 shares were re-sold by Mr. Neil on March 30, 2005 as described below.

        In late February 2005, Mr. Neil approached Halter Capital Corporation, a company with which Mr. Armstrong had no prior relationship or dealings ("Halter Capital"), regarding the desire of Mr. Armstrong to raise funds through the sale of his shares of our common stock. In early March 2005, Mr. Neil introduced Mr. Armstrong to Kevin Halter, Jr., the President of Halter Capital. Between the date of such meeting and March 15, 2005, Messrs. Armstrong and Halter reached agreement that Halter Capital would purchase 414,014 of Mr. Armstrong's shares for an aggregate purchase price of $273,500, and a definitive purchase agreement was executed by Halter Capital, Mr. Armstrong and our company on or about March 15, 2005. During the course of such negotiations, Mr. Armstrong inquired as to whether Halter Capital knew of other potential purchasers for the purchase of additional outstanding shares of our common stock, and Halter Capital introduced Mr. Armstrong to two investors who agreed on or about March 15, 2005 to purchase an aggregate of 84,584 shares of our common stock from Mr. Armstrong and other holders of our common stock. The individual purchasers and sellers of such shares, the number of shares transferred and the amount paid for such shares, are as follows:

                                                          AGGREGATE
                 SELLER            NUMBER OF SHARES     PURCHASE PRICE          PURCHASER
                 ------            ----------------     --------------          ---------
      Heather Roberts                     21,217          $     500           Patricia Gunter
      Brigette McLemore                   21,217                500           Richard Coombe
      Scott Neil                          15,983            274,000           Patricia Gunter
      Stacy Gilfry                        14,145                500           Richard Coombe
      Richard Armstrong(1)                 7,355                500           Richard Coombe
      Jonathan and Suzanne Rich            2,405             25,000           Patricia Gunter
      Don Rogers                           1,697             50,000           Patricia Gunter
      Christopher Armstrong                  565                500           Richard Coombe
                                          ------
                                          84,584
                                          ======

----------------

(1) Of the 422,642 shares of our common stock owned by Mr. Armstrong on March 30, 2005, 414,014 shares were sold on such date to Halter Capital, 7,355 shares were sold on such date to Richard Coombe and 483 shares were subsequently sold in the open market. We have been advised that Mr. Armstrong has retained ownership of 790 shares.

        In determining the respective purchase prices of the shares sold on March 30, 2005 by Mr. Armstrong and the other selling stockholders of our company, Mr. Armstrong, such sellers and the purchasers agreed that an aggregate purchase price of $625,000 would be paid by the purchasers, and that Mr. Armstrong would be able to allocate the proceeds among the sellers in his discretion. Messrs. Armstrong and Neil had previously agreed that in consideration of the consulting services rendered by Mr. Neal to the Armstrong family, Messrs. Armstrong and Neal would share equally in the gross proceeds received by them in any sale of shares of our common stock to a purchaser introduced by Mr. Neal, including Halter Capital. In allocating the proceeds of such sale, Messrs. Armstrong and Neal agreed that Messrs. Armstrong and Neal would each receive $274,000 of the gross proceeds of such sale, Don Rogers and Jonathan Rich, each of whom had participated in the operations of our temporary staffing business at such time, would receive $50,000 and $25,000, respectively, from such proceeds and the four remaining selling stockholders would each receive $500 of such proceeds.

        We have been advised by Halter Capital that, at the time it acquired a controlling interest in our company, Halter Capital had no interest in pursuing our then-existing business operations and that it acquired our company with the view of using our company as an acquisition vehicle to acquire an operating company located in the PRC. On March 30, 2005, Halter Capital acquired an 82.4% controlling interest in our company from Mr. Armstrong and on such date we discontinued our operations as a supplier of temporary personnel. In connection with such acquisition, all of our officers and directors at that time, including Mr. Armstrong, resigned as officers and directors of our company, Mr. Halter was elected as a director of our company and as our President and Chief Executive Officer and, pursuant to the purchase agreement relating to such acquisition, we transferred and assigned to Mr. Armstrong all intellectual property rights, customer lists, provider lists and agreements, business methods and goodwill associated with the technical staffing business of our company. Commencing on March 30, 2005, we continued our operations as a public "shell" corporation with no significant revenues or assets as we attempted to develop various business opportunities in the PRC.

        In mid-December 2005, Mr. Halter was introduced by Halter Financial Group, L.P., which in turn was introduced by representatives of Pinnacle China Fund, L.P., an institutional investor that was at that time considering an investment in our company, to representatives of Falcon Link, which was in the process of raising capital in the United States and was seeking a public "shell" company with which it could enter into a business combination for the purpose of establishing a publicly-traded holding company in the United States. Between the date of such introduction and January 30, 2006, Mr. Halter negotiated with representatives of Falcon Link, including representatives of TN Capital Equities Ltd., the placement agent for Falcon Link's private placement in the United States, and Falcon Link's counsel, regarding the terms of a proposed business combination between our company and Falcon Link.

        On January 30, 2006, we acquired all of the outstanding shares of Falcon Link in exchange for the issuance by us of an aggregate of 11,250,005 restricted shares of our common stock to the shareholders of Falcon Link. In connection with such share exchange, all of our officers and directors at that time, including Mr. Halter, resigned as officers and directors of our company, and our current directors were elected to our board and our current executive officers were appointed. In addition, Falcon Link entered into an advisory agreement with HFG International Limited, a Hong Kong corporation affiliated with Halter Financial Group, L.P. ("HFG"), pursuant to which Falcon Link paid HFG a fee in the amount of $350,000 in consideration of advisory and consulting services to be rendered by HFG relating to Falcon Link's efforts to operate as a U.S. public company. As a result of our share exchange with Falcon Link, which is commonly referred to as a "reverse acquisition," Falcon Link became our wholly-owned subsidiary and we changed our corporate name to Zhongpin Inc.

        Our corporate organizational chart is set forth below.

-------------------------------------------
             Zhongpin Inc.
-------------------------------------------
                   |
                   | 100%
                   |
                  \|/
-------------------------------------------
  Falcon Link Investment Limited (B.V.I.)
-------------------------------------------
                   |
                   | 100%                                     Outside China
================================================================================
                   |                                             In China
                  \|/
--------------------------------------     ---------------------------
 Henan Zhongpin Food Co., Ltd. (WOFE)       Individual Shareholders(1)
--------------------------------------     ---------------------------
                   |             /|\                    |
                   |              |---------------------|
                   | 90%                  In Trust      | 10%
                  \|/                                  \|/
           --------------------------------------------------
                Henan Zhongpin Food Share Co., Ltd.
           --------------------------------------------------
                                       |    |      |
-------------------------------------- |    |      |        -------------
 Ben Baoke  Tang Jin Yang  Gu Bao Jun  |    | 100% |          Li Jun Wei
-------------------------------------- |88% |      |88.93%  -------------
    |           |             |        |    |      |            |
    | 4%        | 4%          | 4%     |    |      |            |11.07%
   \|/         \|/           \|/      \|/   |     \|/          \|/
-----------------------------------------   | ----------------------------------
    Henan Zhongpin Industry Co., Ltd.       | Henan Zhongpin Imports and Exports
-----------------------------------------   |          Trade Co., Ltd.
                                            | ----------------------------------
                                           \|/
                      ----------------------------
                      Zhumadian Zhongpin Food Ltd.
                      ----------------------------

------------
(1) Under the laws of the PRC, Henan Zhongpin is required to have at least five individual shareholders to use the word "share" in its corporate name. In connection with the formation of Henan Zhongpin, each of the individual shareholders of Henan Zhongpin (Xianfu Zhu (7.16%), Baoke Ben (0.74%), Shuichi Si (0.53%), Qinghe Wange (0.54%), Chaoyang Liu (0.55%) and Juanjuan Wang (0.47%)) entered into an agreement with Henan Zhongpin Food Co., Ltd., the controlling shareholder of Henan Zhongpin, pursuant to which such individual shareholders irrevocably assigned to Henan Zhongpin Food Co., Ltd. all of the economic benefits to which he is or may be entitled as a shareholder of Henan Zhongpin. As a result of such agreements, Henan Zhongpin Food Co., Ltd., which is a wholly-owned indirect subsidiary of our company, is entitled to 100% of any cash dividends declared and paid by Henan Zhongpin and to vote all outstanding shares of capital stock of Henan Zhongpin in any action by the shareholders of Henan Zhongpin.

AVAILABLE INFORMATION


        We maintain corporate websites with the addresses www.zhongpin.com (Chinese language) and www.zpfood.com (English language). We have not incorporated by reference into this prospectus the information on any of our websites and you should not consider any of such information to be a part of this document. Our website addresses are included in this document for reference only. We are in the process of amending our English language corporate website to make available free of charge through our corporate website our Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, and amendments to these reports, through a link to the EDGAR database, as soon as reasonably practicable after we electronically file such material with, or furnish such material to, the Securities and Exchange Commission.

INDUSTRY OVERVIEW


        THE MEAT INDUSTRY IN THE PRC. According to an April 2005 report of the United States Department of Agriculture, the market for pork in the PRC is the largest in the world, accounting for more than 54% of global production and consumption. In value terms, the PRC's overall meat industry is the second largest sector in the country's entire retail food market basket. Historically, the vast majority of meat sales in the PRC have taken place in free wet markets, most of which are to be found in open-air markets or on streets. These markets provide a venue through which the customer can buy live poultry or freshly slaughtered meat produce direct from local farmers. However, as a result of new hygiene regulations that were introduced by the Chinese government in 1995, governmental agencies recently have encouraged the replacement of open air markets by supermarkets and convenience stores, and the market share of open air markets has continued to decline. We believe this trend will favorably impact our wholesale business and will add additional customers for the network of showcase stores, branded network stores and supermarket counters that retail our products on an exclusive basis.


        The meat industry in the PRC is characterized by fragmentation, sanitation and hygiene issues, as well as social demographic trends. The meat industry is highly fragmented, and supply is extremely localized with limited distribution capability. The PRC's vast geography and under-developed transport infrastructure have made it difficult to create national or even regional level competition in the industry and thus, there are no genuine market leaders.

        According to a market analysis of the fresh and processed meat industry in the PRC prepared in June 2005 by Access Asia,

           o In 2004, the meat sector (fresh, frozen and processed) made up 13.23% of the total value of the PRC's retail food market basket, a proportion that has remained relatively constant;

           o The total retail value of the PRC's fresh meat sector was approximately RMB313.33 billion (US$37.86 billion) in 2004; and


           o The fresh meat sector continues to dominate the total meat and meat products market in the PRC, which registered a value of RMB334.96 billion (US$40.47 billion) in 2004. Social and demographic trends have dictated a switching of consumer preference from processed meat in the earlier decades to a growing demand for frozen and fresh/chilled meat.


        According to Access Asia, factors that initiated this structural change include:

           o Increasing demand and ownership in the PRC of household appliances, especially refrigerators and microwave ovens. By the early 1990's, the penetration rate for household ownership of refrigerators was close to 100% in many major cities, depending on the economic prosperity of the region.


           o Improvements in hygiene and sanitation, and the establishment of the cold chain infrastructure, in the PRC have elongated the wholesale and retail process. The cold chain infrastructure refers to the complex network of processes and services used to transport and preserve edible products in a controlled temperature environment. Modern preparation and storage methods in the PRC have resulted in longer life cycles for frozen and fresh/chilled meat products. Superior taste and nutrition, aided by the cold chain infrastructure have allowed fresh/chilled and frozen meat products to become preferences for today's consumers in the PRC, at the expense of highly processed meat products.

           o Increases in per capital income in the PRC, as well as a proportionate share of such increase spent on food. In the PRC, roughly one-third of every new dollar of income is spent on food, and meat is a major target for much of the new spending.


           o The PRC's new middle class, defined as those with annual incomes of at least 40,000 RMB (US$5,000), numbered approximately 60 million people in 2002 and, according to Access Asia, is expected to climb sharply to 160 million by 2010.

        There are no governmental restrictions on the ability of foreign entities to enter the meat and food processing business in the PRC, which has been designated an encouraged industry for foreign investment.

        THE RETAIL MEAT MARKET. According to Access Asia, total volume sales of fresh and processed meat and meat products in the PRC increased to 25.69 million tons (23.30 million metric tons) in 2004, which represented an increase of approximately 46.74% from 1998 sales levels. Access Asia also reported that, as the market matures, total growth is expected to continue its slowdown, eventually settling at approximately 5-6% per annum in volume terms. Consumption volumes are likely to increase as more consumers reach a standard of living that enables them to eat meat and meat products at home on a more frequent basis.

        According to Access Asia, in 2004, the meat and meat products sector in the PRC accounted for 13.23% of the national retail food market basket in terms of value, which was second only to the vegetable sector. Prior to the economic reforms that commenced in the PRC in 1978, meat was traditionally eaten in the PRC only when money could allow, or on special occasions. As a result, as recently as 25 years ago, regular meat consumption was out of the reach of approximately 200 million people living under the absolute poverty line. The introduction of economic reforms in the PRC in the late 1970s has allowed the number of citizens living under absolute poverty levels to decline to less than 50 million individuals. This has enabled more consumers to enjoy meat on a regular basis. In the cities, most consumers can afford to eat meat at any time without regard to cost.

        As a result, not only are more people buying fresh meat in the PRC, but there also is increasing demand for a wider range of processed meat products. The market has quickly evolved to meet this demand, helped by the emergence and spread of efficiently managed grocery and retail chains - notably supermarkets, convenience stores and hypermarkets.

        The retail market for fresh and processed meat and meat products in the PRC has grown strongly over the past ten years due, primarily, to the following key factors:

           o Increased consumer spending power, which has lead to raised consumer aspirations and the ability of consumers to make more frequent purchases of fresh and processed meat and meat products, as well as purchases of more expensive products;

           o Rationalization and consolidation of the PRC's domestic industry has improved industry productivity and profitability, and has raised the level of market supply;

           o Development of more integrated distribution systems and infrastructure throughout the PRC, which has lead to better distribution around the country from manufacturer to retailer; and

           o Increased market penetration of more organized retail outlets with chilled and frozen produce display cabinets which, in turn, has created a larger overall outlet for fresh and processed meat and meat products.

        These factors have led not only to increased consumer demand, but also to improvements in the ability of meat processors and distributors to get their products to consumers in fresher condition. The meat processors also have helped to increase demand by improving the variety of products they are able to supply.

BUSINESS STRATEGY

        Our long-term business strategy is to establish our company as the leading provider of meats and fresh foods in the PRC. Our goal is to increase our market presence and to provide our customers with the highest quality, freshest, healthiest, most nutritious and safest meat and food products. The key elements of our growth strategy include the following:

        INCREASE OUR BRAND RECOGNITION. We believe sustainable growth can best be achieved through a recognizable brand name, and we are focused on building the best nationally-known brand name in the food business in the PRC. We intend to invest heavily in building our "Zhongpin" brand as a unique identity and to position our brand platform to create the perception and image of "HEALTH, NUTRITION, FRESHNESS AND QUALITY" in the minds of our customers.

        We intend to build our brand by building a comprehensive brand awareness program that will focus on advertising and promotion, pricing strategies, distribution channels and packaging design and functionality. In addition, in order to differentiate the quality of our products from those of our competitors and to help foster strong brand recognition with consumers, we have supplemented our wholesale distribution channels by establishing and implementing a network of specialty, high-end boutique grocery stores to showcase our meat, vegetable and fruit products. At August 15, 2006, we had 79 showcase stores, 583 network stores and 1,671 "Zhongpin" supermarket counters. We believe our retail stores will help create additional brand awareness that will benefit our wholesale customers and will showcase all of our products in a manner that will provide the consumer with a broader view of our strategies and goals.

        EXPAND OUR MARKET PRESENCE. In the PRC, the pork industry is highly fragmented and supply is extremely localized with limited distribution capability. The vast geography and under-developed transportation infrastructure in the PRC have made it difficult to create national or even regional competition in the meat and fresh foods industry, and no genuine market leaders have emerged.

        We regard our logistics capabilities as the keystone to our growth strategy and believe our comprehensive plan for logistics management, which includes the integration and coordination of our transportation, warehouse management and inventory control systems, as well as the integration of our marketing and manufacturing efforts, will enable us to accelerate our growth by expanding our operations across the PRC and internationally. At August 15, 2006, we operated sales offices and warehouses in over 50 cities in the PRC, including Shanghai, Beijing, Guangzhou, Zhengzhou, Wuhan and Xi'an. We plan to expand our network of sales offices and warehouses in up to ten additional cities in the PRC by the end of 2006, and are targeting cities with over 1,000,000 residents, annual per capita income exceeding 10,000 RMB ($1,245) and good infrastructure, including transportation, telecommunications and a positive commercial environment.

        We may also pursue an acquisition strategy to increase the number or type of products we offer, increase our manufacturing or production capabilities, acquire animal or agricultural farms to strengthen our sources of supply, or broaden our geographic reach and our ability to sell and distribute products in domestic and overseas regions in which we do not currently transact business. We believe the industry in which we operate is highly fragmented and that significant opportunities are available to a business that can consolidate production and sales capabilities and the resources of a number of existing producers in the fresh meat and produce markets, including the cost savings that are inherent in a vertically integrated business.

        EXPAND OUR PRODUCT LINES. At August 15, 2006, our product line included over 170 unique meat products and over 20 different categories of vegetables and fresh fruits. In 2000, we established a research and development center to help us develop new processing technologies and food products. We also work with 14 unaffiliated scientists and experts who act as our outside technical consultants in the development of new processes and products. Our strategic planning and marketing departments also conduct market studies, seek to spot developing trends in the meat and fresh foods industries and evaluate the ever-changing consumer consumption patterns in the PRC. We intend to strengthen our market position and accelerate our growth by introducing new lines of low temperature meat products with a view to maintaining customer interest and creating new demand. We also believe the introduction of new products will broaden our product range and make it more difficult for new competitors to enter the market or to attain significant sales or market share upon entry into the market. At August 15, 2006, we had more than 140 new products under development.

        MAINTAIN OUR TECHNOLOGICAL SUPERIORITY. We have pursued an integrated approach in designing our operations and have formulated a strategy to address the current issues in the meat and fresh foods industry in the PRC, such as hygiene, sanitation and distribution capability, that have hindered the development of national brands by the larger incumbents in the industry. We have purchased state-of-the-art equipment and installed production lines with the most current technology in our processing plants. In addition, our advanced information technology capability furnishes management with real time information flow that enables all of our functional departments, including marketing, sales, strategic planning, logistics management, procurement, retail, trading and export, to exploit and utilize timely information on pricing, demand, transportation and inventory levels. We believe our logistics management capabilities also provide us a competitive advantage by allowing us to implement significant modifications in our logistics systems on a quick response basis. With feedback from our marketing and sales teams, procurement department and strategic planning group, we can modify our systems in response to changes in the marketplace, competition, government regulations and technology, such as the use of bar codes and electronic interchange to enhance the speed and accuracy of information.

OUR PRODUCTS

OUR PORK PRODUCTS.

        The chilled and frozen pork products we produce are sold as various cuts of meat, such as the shoulder, the ribs, the loin or the leg. Other parts of the pig, such as the head, ears, trotters and internal organs, have a ready market in the PRC and are also distributed and sold by us.

        The pork products produced by our abattoirs are sold to a wide variety of customers, such as meat and food distributors, wholesalers and importers, food and food processing companies and markets and supermarkets. Our pork products are distributed and sold locally in the domestic market and also are exported.

        CHILLED PORK. In our production of chilled pork, meat is chilled but not frozen at a temperature of between 32(degrees)F (0(degrees)C) and 39.2(degrees)F (4(degrees)C), immediately after it is cut and packed, and thereafter maintained at that temperature during storage or transportation. This serves to preserve the freshness and quality of the meat. Chilled pork will usually have to be consumed within one week from the time of slaughter.

        While chilled pork generally is more costly than frozen pork, our market research indicates a trend among customers toward chilled pork and away from frozen pork. Most of the chilled pork we produce is distributed and sold to domestic customers who comprise mainly fresh food distributors and wholesalers, markets and supermarkets located in the cities of Henan Province and 23 other provinces in which our products are sold.

        FROZEN PORK. In the production of our frozen pork, the meat is frozen at -31(degrees)F (-35(degrees)C) to -40(degrees)F (-40(degrees)C) for 48 hours, after which it is stored or transported at a constant temperature of between -0.4(degrees)F (-18(degrees)C) to -13(degrees)F (-25(degrees)C). Generally, frozen pork can be kept for about six months from the time of slaughter. Frozen pork is cheaper relative to chilled pork at the retail level. Food and food processing companies usually require frozen pork in their production of processed meats such as luncheon meat and canned, stewed meat. In the PRC, most of the pork sold in markets, supermarkets and restaurants is frozen. The domestic customers for our frozen pork include food processing companies and food distributors.

        PIG BY-PRODUCTS & VARIETY MEATS. Pig heads, ears and trotters and the internal organs, such as the kidneys, livers, stomachs and intestines, are commonly used in Chinese cuisine and therefore have a ready market. We usually sell these by-products and variety meats to domestic customers. These items are also sold to food processing companies to be used as raw materials for other meat and meat-based products.

        PREPARED MEATS. We also produce our own brand of prepared meats, such as sausages, hams and Chinese cured hams, as well as five categories of quick-freeze prepared meats consisting of more than 110 items.

OUR FRUIT AND VEGETABLE PRODUCTS.

        We contract with more than 120 farms in Henan Province and nearby areas to produce high quality vegetable varieties and fruits suitable for export purposes. We have contracted with farms close in proximity to our operations to ensure freshness from harvest to processing. The farms are relatively small, ranging in size from 24.7 acres to 123.5 acres (10-50 hectares), with the largest being approximately 1,358.5 acres (550 hectares). We contract to grow more than 20 categories of vegetables and fruit, including asparagus, sweet corn, broccoli, mushrooms, lima beans and strawberries. In recent years, we have worked closely with the Henan Academy of Agricultural Sciences in the PRC to improve the yield and quality of crops.

        Since 2001, we have been contracting with farms to produce selected vegetables and fruits. Our technicians are sent to candidate farms to test the soil and water quality and to evaluate local climatic conditions. Vegetables and fruit grown at the candidate farms are evaluated in our laboratories. If the quality of the farm products meets our standards, we enter into a contract with the farm for the purchase of a stated minimum amount of products. Seeds, fertilizer and pesticides are generally provided by us to the contracted farm at wholesale prices. During the growing season, the vegetables or fruit at the contracted farms are monitored and tested. At harvest, produce is tested and purchased based on product criteria stated in the contract.

MANUFACTURING AND PRODUCTION

        For each of the years ended December 31, 2003, 2004 and 2005 and the six months ended June 30, 2006 substantially all of our assets, including all of our material assets, were located in the PRC.

        We own and operate two abattoirs, one in Changge City, Henan Province and the other in Yanling, Henan Province, to carry out the business of slaughtering pigs and the production and sale of chilled and frozen pork products. The abattoirs include five processing plants, with a total of seven production lines. Our current total production capacity for chilled pork and frozen pork is 345 metric tons per day, based on an eight-hour working day, or approximately 132,000 metric tons on an annual basis. We began construction of a third fully-dedicated case-ready plant in Zhongpin Industrial Park in fiscal 2005. This plant was put into production on February 23, 2006. On a daily eight-working-hour basis, an average of 2,000 pigs (approximately 145 metric tons) are butchered and processed at this location. We expect to increase the meat processing capacity at this plant by 60,000 metric tons on an annual basis. We also have production capacity for prepared meats of 40 metric tons per eight-hour day (or approximately 14,400 metric tons on an annual basis) and for fruits and vegetables of 35 metric tons per 8-hour day (or approximately 12,600 metric tons on an annual basis). We utilize state-of-the-art equipment in all of our abattoirs and processing facilities.

        We procure pigs from local pig farms and breeders located in the vicinity of Changge City, Henan Province. All the pigs we purchase for slaughtering in our abattoirs must have all the health certificates issued by the relevant authorities in the PRC to ensure that the pigs have been under strict and consistent supervision during the rearing period and are in good health when they are purchased by us. In addition, the pigs slaughtered in our abattoirs are also subject to inspections by our own team of certified veterinarians.

        PRODUCTION OF CHILLED AND FROZEN PORK PRODUCTS. Our veterinarians ensure that only healthy pigs are slaughtered at our abattoirs. We maintain all of the required licenses and certificates from the relevant central and local government authorities with regard to our pork production business. In May 2002, we were awarded ISO 9001 certification that covers our production, research and development and sales activities. The ISO 9001 certification indicates that our abattoirs and pork production operations comply with international standards of quality assurance established by the International Organization of Standardization. All of our production lines have also passed HACCP (Hazard Analysis and Critical Control Point) under GMP (Good Manufacturing Practice) and SSOP (Sanitation Standard Operating Procedure in the PRC).

        When pigs arrive at the abattoirs, our certified veterinarians, together with the local Animal Husbandry Department inspectors, conduct a physical inspection of the pigs to ascertain whether they are fit for human consumption. Blood and urine samples are obtained from a random sample of pigs which are tested for disease. The pigs are then weighed and are quarantined for approximately 24 hours during which only water is provided to the pigs.

        After the quarantine period has passed, we conduct another physical inspection of the pigs. This physical inspection is conducted jointly with the inspectors from the Animal Husbandry Department. Pigs that are found fit for human consumption will be slaughtered while those found to be deficient are immediately culled. We shower the pigs with water before and after slaughter to clean them. Instruments used for slaughtering and cutting up the carcasses are sterilized several times a day.

        Quality control checks are conducted at all production stages to detect and remove meat that is spoiled or has been infected by bacteria. The appearance of the skin, internal organs and the meat itself are subject to physical observation and laboratory testing to see if the pig is diseased. Every pig that is slaughtered in our abattoirs is assigned a serial number so that a trace can be run on any processed pig. All of these quality control checks are conducted by our veterinarians and quality control staff.

        A high level of hygiene is maintained at our abattoirs. All staff and visitors who enter the abattoirs must first put on protective clothing and be sterilized with disinfectant. All packaging materials used for meat must also be sterilized.

        At August 15, 2006, a total of 83 employees worked in our quality assurance program, of which 14 were quality control engineers and 69 were staff. The quality control laboratory meets and exceeds all standards set by the authorities and relevant agencies in the PRC.


        STORAGE AND TRANSPORTATION OF PORK PRODUCTS. The pork products from freshly slaughtered pigs at our abattoirs are blast frozen after slaughtering to prevent deterioration of the meat caused by bacteria or chemical changes. Frozen meat is stored in cold storage facilities at a temperature of between -9.4(degrees)F (-23(degrees)C) and -0.4(degrees)F (-18(degrees)C) for 24 hours before being transported. Chilled meat is chilled to between 32(degrees)F (0(degrees)C) and 39.2(degrees)F (4(degrees)C) before being transported to customers. The chilled and frozen pork are maintained within the requisite temperature ranges, during subsequent handling, transportation and distribution to retain freshness and to prevent deterioration of the meat.


SALES, MARKETING AND DISTRIBUTION

        Our key customers are principally supermarkets and large retailers in the PRC. For the years ended December 31, 2003, 2004 and 2005 and the six months ended June 30, 2006, sales to our five largest customers amounted in the aggregate to approximately $8.4 million, $11.1 million, $15.5 million and $14.3 million, respectively, accounting for approximately 28%, 26%, 22% and 23%, respectively, of our total revenue. For the years ended December 31, 2003, 2004 and 2005 and the six months ended June 30, 2006, no customer accounted for 10% or more of our consolidated revenues. No material amount of our business is dependent on government contracts.

        Sales volume for the meat industry typically increases during the period leading to the one-week celebration of the Chinese Spring Festival, which usually takes place in early February. In general, demand for pork tends to be the greatest during the first quarter of the year due to the tendency of consumers to eat greater amounts of meat during the Spring Festival and the colder period of the year. The third quarter typically is the slower season for the industry due to the slight drop in meat consumption during the hot summer months. In general, we do not expect a material seasonal impact on our revenues.

        We have sales offices and warehouses in 50 cities in the PRC, extending from Henan Province, in which our headquarters is located, to South China, East China, North China and the South midland of the PRC. We plan to further expand our network of sales offices and warehouses in 10 other cities in the PRC by the end of 2006 in order to meet consumer demand.

        We market our pork products through a sales team and a network of agents in 20 provinces and four cities with special legal status throughout the PRC. The sales team is responsible for securing orders for our pork products, maintaining and building relationships with existing customers and for securing new customers. Our sales team is also involved in identifying new markets in line with the existing customer base and our geographical expansion plans.

        Our sales teams travel to major cities in the PRC, such as Shanghai, Beijing, Wuhan and Zhengzhou, to market and sell our pork products to wholesale markets and selected retail chains in those cities. We usually transport pork products by refrigerated trucks. Railroads are used for transporting pork products to those cities that are located at a distance from our operations center in Changge City, Henan Province.

        In addition, our sales teams travel and market pork products, vegetables and fruits to potential customers in Europe, Russia, the United States, Hong Kong and selected countries in Asia. During the years ended December 31, 2003, 2004 and 2005 and the six months ended June 30, 2006, we exported approximately 1,645 tons (1,672 metric tons), 2,588 tons (2,630 metric tons), 4,011 tons (4,076 metric tons) and 3,234 tons (3,286 metric tons), respectively, of pork products, and 571 tons (580 metric tons), 846 tons (860 metric tons), 1,102 tons (1,120 metric tons) and 1,347 tons (1,369 metric tons), respectively, of vegetables and fruits.

        The following table sets forth for the three years ended December 31, 2005 and the six months ended June 30, 2006 the amount and percentage of our revenues derived from our sales of products to customers located in the United States, the PRC and all foreign countries other than the PRC based upon the locations to which our products were shipped.

                                                                                    YEAR ENDED  DECEMBER 31,
                                         SIX MONTHS ENDED     -----------------------------------------------------------------
                                          JUNE 30, 2006              2005                    2004             2003
                                       -------------------    -------------------    -------------------    -------------------
                                       AMOUNT   PERCENTAGE    AMOUNT   PERCENTAGE    AMOUNT   PERCENTAGE    AMOUNT   PERCENTAGE
                                       -------  ----------    -------  ----------    -------  ----------    -------  ----------
                                                                      (U.S. DOLLARS IN THOUSANDS)
The People's Republic of China....     $56,789      90.6%     $65,913      89.8%     $38,722      90.5%     $26,870      91.0%
Other foreign countries...........       5,482       9.4        7,487      10.2        4,065       9.5        2,723       9.0
United States of America .........          --        --           --        --           --        --           --        --
                                       -------     -----      -------     -----      -------     -----      -------     -----
        Totals....................     $62,271     100.0%     $73,400     100.0%     $42,787     100.0%     $29,593     100.0%
                                       =======     =====      =======     =====      =======     =====      =======     =====

        We also sell directly to selected chains and independent resellers. Some of the major selection criteria we employ to screen resellers are as follows:

           o  Market potential of the reseller's location;

           o  Competitiveness of the local market;

           o  Location and coverage;

           o  Traffic density; and

           o  Credibility of the operator and market development capacity.

RETAIL OPERATIONS

        We have successfully established a unique, vertically-integrated fresh meat and meat products supply chain from farming, slaughtering, cutting, processing and wholesaling to retailing via an exclusive network of showcase stores, network stores and supermarket brand counters. We believe our unique business model differentiates our company from other major national meat and meat products producers in the PRC. We have supplemented our wholesale channels by establishing a unique retail network to establish a second sales channel while minimizing channel conflict. We believe that by broadening awareness of our entire product line, our retail stores will help drive the revenues of all of our business lines, including the revenues of the retailers that are wholesaling portions of our product line.

        Our advertising also generally promotes our brands rather than a particular store, in an effort to drive business to every retailer that carries our products and not just to our network of retail stores. The Company's marketing goals are not designed to take business from the supermarkets or other partners of our company, but to increase the overall number of buyers of our branded products.

        SHOWCASE STORES. Based on market research and evolving consumption trends, we have taken a customer-driven marketing approach and have focused on a core customer segment that consists of the new middle class in the PRC, which generally includes the rapidly increasing number of middle class households with annual income above RMB40,000 (U.S.$5,000). We believe this consumer segment has disposable income and a willingness to spend on quality goods and services. A study conducted by MasterCard International concluded the middle-class segment of the PRC numbered approximately 60 million people in 2002 and is expected to climb sharply to 160 million people by 2010. As a result, we are pursuing a first-mover advantage and have developed the concept of high-end specialty boutique grocery chain stores to offer our products and other merchandise for the convenience of a typical two-income, middle-class family that shops daily after work.

        The showcase stores are designed to highlight all of our products, as well as to provide customers with a broad view of our strategies and goals. At August 15, 2006, there were 79 showcase stores, most of which were located at "Main & Main" locations in major cities within Henan Province. The showcase stores are owned and operated by independent operators, but share the same design and physical layout, and are managed in accordance with our operating procedures. All employees of these stores are required to undergo our vigorous three-month training program. In addition, we establish the merchandising and pricing policies of these stores. On average, approximately 90% of all revenues generated in these stores are derived from sales of our products.

        NETWORK STORES. In addition to the showcase stores, we sell products through network stores that are owned and operated by independent operators. At August 15, 2006, there were 583 network stores that were generally located in the larger cities in Henan Province and adjoining provinces. We provide the operators of the network stores standardized physical designs and layouts for each store, and the operators of the network stores manage the business following our management guidelines and pricing policies. Each store has the right to use "Zhongpin" logos and brands. On average, approximately 70% of the revenues generated from such stores are derived from the sale of our branded products.

        ZHONGPIN SUPERMARKET COUNTERS. We also have established "Zhongpin" supermarket counters in supermarkets and local markets. At August 15, 2006, there were 1,671 Zhongpin supermarket counters. The counters are exclusive purveyors of our meats and meat products. These counters are owned and operated by the supermarkets and local markets. A majority of the "Zhongpin" counters at supermarkets use our standardized physical design and layout in addition to related rules and guidelines provided by the supermarket partners.

RESEARCH AND DEVELOPMENT

        Research and development continues to be a significant component of our strategy to extend our existing brands and product lines and expand into new branded items and product lines. In 1999, Henan Zhongpin founded Zhongpin Technology Research and Development Center, a food research institute in Changge City, Henan Province. In 2000, Henan Zhongpin established a technology center, which has evolved into the technical research center for the entire meat industry in Henan Province. At August 15, 2006, the research center employed 49 scientists and technicians. The mission of the research center is to develop new processing technologies and food products. In addition, our product development team works with the China Meat Processing Research Center, the premier research institute for meat processing technology in the PRC, and we have jointly established a research center in Beijing. We also work with scientists and researchers from Beijing University, China Agricultural University, the Chinese Academy of Agricultural Science, Henan Agricultural University and other universities to develop production technologies and innovative meat products. At August 15, 2006, we had relationships with 14 scientists and experts who act as our outside technical consultants.

        The meat and meat processing industry in the PRC is regarded by the central government as a "key" industry and certain participants in the industry, including our company, receive special technology subsidies and research grants for undertaking "technologies plan projects" for the government. To receive these subsidies and grants, the recipients must complete the research and development objectives assigned by the government, and all funds must be used to pay project-related costs, such as training fees, laboratory costs or the costs of importing technology. As a qualified company, we are undertaking research and development projects for both the central government and the Henan provincial government.

        During 2005, we launched over 40 new products that were developed in our technology center and we currently have more than 140 new products under development. Our expenditures for research and development for the years ended December 31, 2003, 2004 and 2005 and the six months ended June 30, 2006 were approximately $284,000, $435,000, $723,000 and $695,000, respectively.

INTELLECTUAL PROPERTY

        We regard brand positioning as the core of our competitive strategy. Since the ultimate aim of our business strategy is to satisfy the customer, gaining a valued position in the minds of customers is of paramount importance. Our branding process seeks to create a unique identity and to properly position our brand platform. We intend to position our brands, "Zhongpin" and "Shengpin," and to protect our brand identity, in order to create the perception and image of "HEALTH, NUTRITION, FRESHNESS AND QUALITY" in the minds of our customers.

        We currently have registered trademarks for "Zhongpin" and "Shengpin" in the PRC, and have applied, or are in the process of applying, to register those marks in a number of other significant jurisdictions around the world, including Australia, Belgium, Canada, France, Germany, Holland, Japan, Philippines, Russia, Singapore, South Korea, the United Kingdom and the United States.

        We believe we have the right to use our trademarks for the product categories for which they are currently used. However, there can be no assurance that any application we make to register any tradename or trademark will be approved and/or that the right to the use of any such trademarks outside of their respective current areas of usage will not be claimed by others. If trademarks are issued, there can be no assurance as to the extent of the protection that will be granted to us as a result of having such trademarks or that we will be able to afford the expenses of any complex litigation that may be necessary to enforce our trademark rights. Our failure to enforce successfully our trademark rights may have a material adverse impact on our business.

        We also may seek to register our trademarks in certain jurisdictions as a protective measure against the unauthorized use or registration of such marks by third parties that are not affiliated with our company. For example, while we have not in the past either directly or indirectly through our affiliates or, to our knowledge, indirectly through unaffiliated third-party distributors marketed or sold any of our products in North Korea, and we have no intention or plans to do so in the future, we took steps to register our marks in North Korea to protect against the use of such marks or such filings by unauthorized third parties. While such application for registration has been withdrawn, we may take similar steps to protect our marks and other intellectual property against unauthorized appropriation in other jurisdictions.

COMPETITION

        The production and sale of meat and food products in the PRC and internationally are highly competitive. There are numerous producers of processed meat products in the PRC, a number of which market their products under different brand names. We believe most of these producers have only one or two lines of production facilities and sell their products primarily in the areas surrounding their facilities. Due to the lack of logistics capabilities, we believe there are no national market leaders in the meat industry in the PRC. As a result, our products compete with different brands in different areas of the PRC. A number of our competitors, including Henan Shuanghui (Shineway) Food Co., Ltd., Yurun Food Group Limited and People's Food Holdings Limited, have greater resources, own or control more processing plants and equipment, or offer a larger product line than we do. In addition, a number of the world's largest food processing companies have recently established joint ventures with food manufacturers or producers in the PRC, and we expect competition from these ventures to increase in the future.

        We believe all food segments in the PRC compete on the basis of price, product quality, brand identification and customer service. Through our aggressive marketing and strong quality assurance programs, our competitive strategy is to provide a higher quality of products that possess strong brand recognition, which will in turn support higher value perceptions from customers.

GOVERNMENT REGULATION

        The PRC government is actively promulgating a plan for "safe meat" and is expected to raise the proportion of slaughtering automation to over 70% of all meat and actively enforce authorized slaughtering and quarantine. Special grants, subsidized financing, preferential tax policies, governmental funding and other subsidies are provided to enterprises in order to acquire state of the art technology and equipment in meat processing. Such government incentives provide competitive advantages and opportunities to well-performing companies because such policies work to raise the bar for entering the industry and to eliminate inefficient companies in the industry. We expect such government support for the processing of agricultural products to continue for a number of years in the foreseeable future. However, the determination as to whether we can continue to benefit from such government programs in the future will depend on how the government administers its incentive programs and how well we perform. If we maintain the current trend in our performance, it is possible we may obtain further government support through such incentive programs.

        The Tenth Five Year Development Programming of the China Meat Industry, promulgated in 2001, set the following guidelines:

           o Encourage comprehensive improvements in automation of abattoirs in "First-Tier" and "Second-Tier" cities and key provinces to improve the sanitary condition and the safety of meat products consumption. In the PRC, First-Tier cities refer to provincial capitals, municipalities directly under the Central Government (such as Beijing, Shanghai, Tianjin, and Chongqing), and municipalities directly linked with the Central Government in taxation (i.e., such cities do not need to send revenues to the provincial government) (such as Shenzhen, Ningbo, Qingdao, Dalian and Xiamen), whereas Second-Tier cities refer to cities with a population above 500,000, not including First-Tier cities.

           o Develop efficient scale production of pork, beef, mutton, poultry and eggs;

           o Develop processed meat and poultry products, with emphasis on chilled fresh meat, packaged meat and ready-to-eat meat products;

           o Encourage consolidation of fragmented producers and distributors to form scale enterprises;

           o Foster quality brands and modern chain distribution networks with emphasis on developing cold storage chains;

           o Support the development of a competitive and quality domestic market; and

           o  Develop exports to international markets.

EMPLOYEES

        As of August 15, 2006, we employed 2,432 employees, of whom 1,692 were operating personnel, 483 were sales personnel, 49 were research and development personnel and 208 were administrative personnel. We are not subject to any collective bargaining agreement and we believe our relationship with our employees is good.

PROPERTIES

        The following table sets forth certain information relating to our corporate offices and other facilities, all of which are owned by our company or our subsidiaries.

                               APPROXIMATE
           LOCATION            SQUARE FEET            PRINCIPAL USES
           --------            -----------            --------------

21 Changshe Road                  23,328      Corporate headquarters
Changge City, Henan Province

21 Changshe Road                 258,120      Meat products processing plant
Changge City, Henan Province

South Part, Changxin Road        776,520      Meat, fruit and vegetable products
Changge City, Henan Province                  processing plant

21 Changshe Road                 118,800      Logistic center and warehouse
Changge City, Henan Province

South of National Road 311       161,740      Meat products processing plant
Yanling, Henan Province

        Each of the foregoing properties is in good condition and is occupied solely by our subsidiaries.

        In the opinion of management, all of our properties are adequately covered by insurance.

LEGAL PROCEEDINGS

        Neither our company nor any of our subsidiaries is a party to any legal proceedings that, individually or in the aggregate, are material to our company as a whole.

                                   MANAGEMENT

MANAGEMENT AND BOARD OF DIRECTORS

        Our current members of the Board of Directors and executive officers are listed below.

 NAME                   AGE    COMPANY TITLE
 Xianfu Zhu              43    Chairman of the Board and Chief Executive Officer
 Baoke Ben               43    Executive Vice President and Secretary
 Ronald Kong             43    Senior Vice President
 Yuanmei Ma              35    Chief Financial Officer
 Xinyu Li                52    Director
 Yunchun Wang            32    Director

        All directors serve for one year and until their successors are elected and qualified. All officers serve at the pleasure of the Board of Directors. There are no family relationships among any of our officers and directors.

        Information concerning our executive officers and directors is set forth below.

        XIANFU ZHU. Mr. Zhu became our Chairman of the Board and Chief Executive Officer in January 2006. Mr. Zhu was a founder of Henan Zhongpin in 1993 and has served as the Chairman and Chief Executive Officer of Henan Zhongpin since its inception. Mr. Zhu graduated from Beijing Technology and Business University and received an EMBA from Tsinghua University.

        BAOKE BEN. Mr. Ben became our Executive Vice President in January 2006. Mr. Ben has been an Executive Vice President of Henan Zhongpin since July 2002 and was Director of Technology of Henan Zhongpin from October 1999 to July 2002. Prior to joining Henan Zhongpin in October 1999, Mr. Ben was a researcher at the Agriculture Research Center. Mr. Ben graduated from Henan Finance & Economy University and received his EMBA from Tsinghua University.

        RONALD KONG. Mr. Kong became our Senior Vice President in January 2006 and has been a Senior Vice President of Henan Zhongpin since September 2005. From October 1993 to August 2005, Mr. Kong was Country Manager-China for SITA Corporation, a leading provider of global information technology and telecommunications solutions to the air transport and related industries. In addition, from January 2000 to October 2003, Mr. Kong developed and managed a joint venture company, InfoSky, for SITA and TravelSky, a company listed in Hong Kong. Mr. Kong received his B.Sc (Hon) in Computer Science from the University of Manchester, U.K. and an MBA from Manchester Business School.

        YUANMEI MA. Ms. Ma became our Vice President and Chief Financial Officer in January 2006 and has been a Vice President and Chief Financial Officer of Henan Zhongpin since September 2005. From October 2004 to September 2005, Ms. Ma was Senior Operations Manager, Investment Banking for Daton Securities Co., Ltd., an investment banking firm based in the PRC. From March 2002 to September 2004, Ms. Ma was an Accounting Manager with Neotek International Corporation,
(USA), an automobile parts import and export company. From December 1998 to January 2002, Ms. Ma was an Operations Manager in the Asian Project Department for Trans-Pacific Venture Investment, Inc., a financial consulting firm based in the United States. Ms. Ma received her Bachelor of Science in Accounting from Arkansas State University and an MBA from Oklahoma City University, Oklahoma. Ms. Ma is a licensed CPA in the United States.

        XINYU LI. Professor Li became a Director of our company in January 2006. Since 1982, Professor Li has been a Professor in the School of Economics, Peking University. Professor Li received her B.A. from Xiamen University and her M.A. from Renmin University.

        YUNCHUN WANG. Mr. Wang became a Director of our company in January 2006. Since October 2004, Mr. Wang has served as the Chief Representative (China) of Greenstone Investment & Consultants, Ltd., a China-based financial consulting firm. From May 2001 to October 2004, Mr. Wang served as the Chief Representative (China) of Frontier Financial Service Inc., a U.S.-based financial consulting firm, and from March 2002 to October 2004, Vice President of Highlight Management Consulting Co. Ltd. (Frontier's Chinese partnership firm). Mr. Wang received a degree in Engineering from Wuxi University of Light Industry (China), and an MBA from the Business School of the University of Hertfordshire, UK.

        So long as the number of shares of our common stock issuable upon conversion of the outstanding shares of our Series A convertible preferred stock is greater than 10% of the number of our outstanding shares of common stock on a fully diluted basis, the holders of shares of our Series A convertible preferred stock, as a separate class, are entitled to elect one member of our Board of Directors. Any director elected by the holders of Series A convertible preferred stock may be removed without cause only by the affirmative vote of the holders of Series A convertible preferred stock. The holders of our common stock and the holders of our Series A convertible preferred stock, voting together as a single class, are entitled to elect the balance of the total number of directors of our company. The holders of our Series A convertible preferred stock have not yet nominated or elected any person to serve on our Board of Directors.

EXECUTIVE COMPENSATION

        The following table sets forth, for the fiscal years indicated, all compensation awarded to, earned by or paid to Mr. Xianfu Zhu, our Chairman of the Board and Chief Executive Officer, and Mr. Kevin Halter, Jr., our former Chairman of the Board and Chief Executive Officer. No other executive officer received more than $100,000 in compensation during fiscal 2005.

                               COMPENSATION TABLE

                                                                                    Long-Term
                               Annual Compensation                             Compensation Awards
                               -------------------                             -------------------

Name and                 Fiscal                           Other Annual                     All Other
Principal Position        Year     Salary($)   Bonus($)   Compensation ($)   Options(#)   Compensation
------------------        ----     ---------   --------   ----------------   ----------   ------------
Xianfu Zhu(1)             2005     $ 40,000      None           None            None          None
  Chairman and Chief      2004       30,000      None           None            None          None
    Executive Officer     2003       25,000      None           None            None          None

Kevin Halter Jr.(2)       2005     $ -0-         None           None            None          None
  Chairman and Chief      2004       -0-         None           None            None          None
    Executive Officer     2003       -0-         None           None            None          None

-------------
(1) Mr. Zhu was elected our Chairman of the Board and Chief Executive Officer on January 30, 2006. All compensation reflected in the table was for services rendered by Mr. Zhu as Chairman of the Board and Chief Executive Officer of Henan Zhongpin during the fiscal years indicated.

(2) Mr. Halter resigned as our Chairman of the Board and Chief Executive Officer on January 30, 2006.

STOCK OPTION GRANTS

        None of our officers, directors or other employees have been granted stock options or stock appreciation rights by our company or any of our subsidiaries.

BOARD OF DIRECTORS COMPENSATION

        Directors who are employees of our company or of any of our subsidiaries receive no additional compensation for serving on our Board of Directors or any of its committees. All directors who are not employees of our company or of any of our subsidiaries are compensated at the rate of $30,000 per year and are reimbursed for their expenses incurred in attending Board and committee meetings.

                             PRINCIPAL STOCKHOLDERS

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT AND RELATED STOCKHOLDER MATTERS.

        The following table sets forth, as of August 15, 2006, the names, addresses and number of shares of our common stock beneficially owned by all persons known to us to be beneficial owners of more than 5% of the outstanding shares of our common stock, and the names and number of shares beneficially owned by all of our directors and all of our executive officers and directors as a group (except as indicated, each beneficial owner listed exercises sole voting power and sole dispositive power over the shares beneficially owned). As of August 15, 2006, we had a total of 11,752,568 shares of common stock outstanding.

                                              NUMBER OF SHARES      PERCENT OF
                                                  AND NATURE          COMMON
                                                OF BENEFICIAL         STOCK
NAME OF BENEFICIAL OWNER                         OWNERSHIP(1)     OUTSTANDING(2)
------------------------                      ----------------    --------------
Xianfu Zhu..................................    6,367,506              54.2%
c/o Zhongpin Inc.
21 Changshe Road
Changge City, Henan Province
The People's Republic of China

Pinnacle China Fund, L.P....................    1,175,139(3)            9.9%
4965 Preston Park Blvd
Suite 240
Plano, TX  75093

Entities Affiliated with RENN Capital
  Group, Inc................................    1,125,000(4)            9.1%
8080 Central Expressway, Suite 210, LB-59
Dallas, TX  75206

Jayhawk China Fund (Cayman), Ltd............    1,175,139(5)           9.9%
c/o Genesis Fund Service Limited
8201 Mission Road, Suite 110
Prairie Village, KS  66208

Entities Affiliated with Special Situations
  Private Equity Fund, L.P..................    1,124,999(6)            9.1%
527 Madison Avenue, Suite 2600
New York, NY 10022

Entities Affiliated with Atlas Capital L.P.       749,999(7)            6.2%
100 Crescent Court, Sutie 880
Dallas, TX 75201

Vision Opportunity Master Fund, Ltd.........      675,000(8)            5.4%
317 Madison Avenue, Suite 200
New York, NY 10017

Southwell Partners, L.P.....................       656,250(9)           5.3%
1901 North Akard Street
Dallas, Texas  75201

Yunchun Wang................................      562,500               4.8%
Xinyu Li....................................           --                --

                                              NUMBER OF SHARES      PERCENT OF
                                                  AND NATURE          COMMON
                                                OF BENEFICIAL         STOCK
NAME OF BENEFICIAL OWNER                         OWNERSHIP(1)     OUTSTANDING(2)
------------------------                      ----------------    --------------
All directors and executive officers as
  a group (six persons).....................    7,768,134              66.1%

---------------
(1) A person is considered to beneficially own any shares: (i) over which such person, directly or indirectly, exercises sole or shared voting or investment power, or (ii) of which such person has the right to acquire beneficial ownership at any time within 60 days (such as through exercise of stock options or warrants). Unless otherwise indicated, voting and investment power relating to the shares shown in the table for our directors and executive officers is exercised solely by the beneficial owner or shared by the owner and the owner's spouse or children.

(2) Shares of our common stock issuable upon the conversion of our Series A convertible preferred stock are deemed outstanding for purposes of computing the percentage shown above. In addition, for purposes of this table, a person or group of persons is deemed to have "beneficial ownership" of any shares of common stock that such person has the right to acquire within 60 days after the date of this prospectus. For purposes of computing the percentage of outstanding shares of our common stock held by each person or group of persons named above, any shares that such person or persons has the right to acquire within 60 days after the date of this prospectus is deemed to be outstanding, but is not deemed to be outstanding for the purpose of computing the percentage ownership of any other person. The inclusion herein of any shares listed as beneficially owned does not constitute an admission of beneficial ownership.



(3) Pinnacle China Fund, L.P. ("Pinnacle") owns shares of Series A convertible preferred stock that are convertible into an aggregate of 1,500,000 shares of common stock, and warrants to purchase an aggregate of 750,000 shares of common stock that were acquired by Pinnacle China Fund, L.P. pursuant to the Securities Purchase Agreement dated as of January 30, 2006, as amended. The shares of Series A convertible preferred stock and warrants contain provisions known as "exercise caps," which prohibit the holder of the shares of Series A convertible preferred stock and warrants (and its affiliates) from converting such shares or exercising such warrants to the extent that giving effect to such conversion or exercise, such holder would beneficially own in excess of 9.999% of our outstanding common stock. The figures set forth above as the ownership prior to the offering and the ownership after the offering reflect the operation of such exercise caps in that we have not included 1,074,861 shares of common stock issuable pursuant to such convertible shares and warrants as Pinnacle has advised us that it does not beneficially own such shares due to the fact that it cannot exercise its right to receive such shares at this time. In the absence of such caps, Pinnacle would have the right to receive all shares issuable upon conversion of the shares and exercise of the warrants (an aggregate of 2,250,000 shares) and would have a beneficial ownership percentage of 16.1%.


     Pinnacle China Advisers, L.P. ("Pinnacle Advisers") is the general partner of Pinnacle. Pinnacle China Management, LLC ("Pinnacle Management") is the general partner of Pinnacle Advisers. Kitt China Management, LLC ("Pinnacle Manager") is the manager of Pinnacle Management. Barry M. Kitt is the sole member of Pinnacle Manager. Mr. Kitt may be deemed to be the beneficial owner of the shares of common stock beneficially owned by Pinnacle. Mr. Kitt expressly disclaims beneficial ownership of all shares of common stock beneficially owned by Pinnacle.


(4) (i) BFS US Special Opportunities Trust PLC ("BFS") owns shares of Series A convertible preferred stock that are convertible into an aggregate of 375,000 shares of common stock and warrants to purchase an aggregate of 187,500 shares of common stock, and (ii) Renaissance US Growth Investment Trust PLC ("Renaissance") owns shares of Series A convertible preferred stock that are convertible into an aggregate of 375,000 shares of common stock and warrants to purchase an aggregate of 187,500 shares of common stock, each acquired pursuant to the Securities Purchase Agreement dated as of January 30, 2006, as amended. RENN Capital Group, Inc. ("RENN Advisor") is the investment manager of each of BFS and Renaissance.

     Russell Cleveland, the President of RENN Advisor, has voting and/or investment control over the shares owned by each of BFS and Renaissance.



(5) Jayhawk China Fund (Cayman), Ltd. ("Jayhawk") owns shares of Series A convertible preferred stock that are convertible into an aggregate of 900,000 shares of common stock and warrants to purchase an aggregate of 450,000 shares of common stock. The shares of Series A convertible preferred stock and warrants contain provisions known as "exercise caps," which prohibit the holder of the shares of Series A convertible preferred stock and warrants (and its affiliates) from converting such shares or exercising such warrants to the extent that giving effect to such conversion or exercise, such holder would beneficially own in excess of 9.999% of our outstanding common stock. The figures set forth above as the ownership prior to the offering and the ownership after the offering reflect the operation of such exercise caps in that we have not included 174,861 shares of common stock issuable pursuant to such convertible shares and warrants as Jayhawk has advised us that it does not beneficially own such shares due to the fact that it cannot exercise its right to receive such shares at this time. In the absence of such caps, Jayhawk would have the right to receive all shares issuable upon conversion of the shares and exercise of the warrants (an aggregate of 1,350,000 shares) and would have a beneficial ownership percentage of 10.3%.


     Jayhawk Capital Management, LLC is the investment manager of Jayhawk. Kent
     C. McCarthy has voting and/or investment control over the shares owned by Jayhawk.

(6) Consists of (i) 214,500 shares of common stock issuable upon the conversion of Series A convertible preferred stock held by Special Situations Private Equity Fund L.P. ("Private Equity Fund") and 107,249 shares of common stock issuable upon the exercise of warrants held by the Private Equity Fund,
     (ii) 492,750 shares of common stock issuable upon the conversion of Series A convertible preferred stock held by Special Situation Fund III QP, L.P. ("Fund III QP") and 246,375 shares of common stock issuable upon the exercise of warrants held by Fund III QP and (iii) 42,750 shares of common stock issuable upon the conversion of Series A convertible preferred stock held by Special Situations Fund III, L.P. ("Fund III") and 21,375 shares of common stock issuable upon the exercise of warrants held by Fund III, each acquired pursuant to the Securities Purchase Agreement dated as of January 30 2006, as amended.

     MG Advisors, L.L.C. ("MG") is the general partner of and investment adviser to the Private Equity Fund. Austin W. Marxe and David M. Greenhouse are the principal owners of MG and are principally responsible for the selection, acquisition and disposition of the portfolio securities by MG on behalf of Private Equity Fund. MGP Advisers Limited Partnership ("MGP") is the general partner of Fund III and Fund III QP. Austin W. Marxe and David M. Greenhouse are the general partners of MGP and are principally responsible for the selection, acquisition and disposition of the portfolio securities by MGP on behalf of Fund III and Fund III QP.

(7) Consists of (i) 283,750 shares of common stock issuable upon the conversion of Series A convertible preferred stock, and 141,874 shares of common stock issuable upon the exercise of warrants, acquired by Atlas Capital Master Fund, L.P., (ii) 172,000 shares of common stock issuable upon the conversion of Series A convertible preferred stock, and 86,000 shares of common stock issuable upon the exercise of warrants, acquired by Atlas Capital (Q.P.), L.P. and (iii) 44,250 shares of common stock issuable upon the conversion of Series A convertible preferred stock, and 22,125 shares of common stock issuable upon the exercise of warrants, acquired by Atlas Capital Offshore Exempt Fund, Ltd., each acquired pursuant to the Securities Purchase Agreement dated as of January 30, 2006, as amended. Atlas Capital L.P. and Atlas Capital Offshore Fund Ltd. ("Atlas Offshore") are the general partners of Atlas Capital Master Fund Ltd. Atlas Capital Management L.P. ("Atlas Management") is the general partner of Atlas Capital L.P. Atlas Management is also the general partner of Atlas Capital
     (QP), L.P. and Atlas Offshore. RHA is the general partner of Atlas Management. Robert H. Alpert ("Alpert") is President of RHA and is a director of Atlas Offshore. Alpert has voting and/or investment control over the shares owned by the selling stockholder.

(8) Consists of 450,000 shares of common stock issuable upon the conversion of Series A Convertible Preferred Stock, and 225,000 shares of common stock issuable upon the exercise of Warrants, held by Vision Opportunity Master Fund, Ltd., each acquired pursuant to the Securities Purchase Agreement dated as of

     January 30, 2006, as amended. Adam Benowitz, managing partner of the selling stockholder, has voting and/or investment control over the shares owned by the selling stockholder.

(9) Consists of 437,500 shares of common stock issuable upon the conversion of Series A convertible preferred stock, and 218,750 shares of common stock issuable upon the exercise of warrants, acquired by Southwell Partners, L.P. pursuant to the Securities Purchase Agreement dated as of January 30, 2006, as amended. Southwell Management, L.P. is the general partner of the selling stockholder. Wilson Jaeggli is the managing director of the selling stockholder and has voting and/or investment control over the shares owned by the selling stockholder.

        From time to time, the number of our shares held in the "street name" accounts of various securities dealers for the benefit of their clients or in centralized securities depositories may exceed 5% of the total shares of our common stock outstanding.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

        Yunchun Wang, a director of our company and the registered owner of 562,500 shares, or approximately 4.8% of our outstanding shares, of our common stock, is the Chief Representative (China) and the beneficial owner of approximately 33.33% of the capital stock of Greenstone Investment & Consultants, Ltd., a financial consulting firm based in the PRC ("Greenstone"). Each of Yousu Lin and Qian Wang also is the registered owner of 562,500 shares of our common stock and is the beneficial owner of approximately 33.33% of the capital stock of Greenstone. In April 2005, we entered into advisory and consulting agreements with Greenstone pursuant to which Greenstone provides us financial advisory services, including financial consulting, merger and acquisition consulting and financial restructuring consulting services, management advisory services, including consultation regarding corporate governance and human resources, and business advisory services, including strategic planning and business development consulting services. Pursuant to our retainer agreement with Greenstone, we paid Greenstone consulting fees in the amount of $100,000 for such consulting services rendered during the year ended December 31, 2005 and have agreed to pay Greenstone consulting fees in the amount of $100,000 in respect of such services during the year ending December 31, 2006. In addition, pursuant to such agreement, in February 2006, we paid Greenstone a fee in the amount of $414,000 in connection with the consummation of our private placement of Series A convertible preferred stock and warrants and the acquisition of Falcon Link by our publicly-held "shell" corporation.

                            DESCRIPTION OF SECURITIES

        Our authorized capital stock consists of 25,000,000 shares of common stock, par value $.001 per share, and 10,000,000 shares of preferred stock, par value $.001 per share. As of August 15, 2006, 11,752,568 shares of common stock were issued and outstanding and 6,900,000 shares of Series A convertible preferred stock were issued and outstanding, each such share convertible into one share of common stock. In addition, at such date, 3,450,000 shares of common stock were reserved for issuance upon the exercise of outstanding common stock purchase warrants, 690,000 shares of Series A convertible preferred stock were reserved for issuance upon the exercise of outstanding unit purchase warrants and 1,035,000 shares of common stock were reserved for issuance upon the conversion of Series A convertible preferred stock and common stock purchase warrants comprising such unit purchase warrants.

COMMON STOCK

        VOTING, DIVIDEND AND OTHER RIGHTS. Each outstanding share of common stock entitles the holder to one vote on all matters presented to the shareholders for a vote. Holders of shares of common stock have no cumulative voting, preemptive, subscription or conversion rights. All shares of common stock to be issued pursuant to this registration statement will be duly authorized, fully paid and non-assessable. Our Board of Directors determines if and when distributions may be paid out of legally available funds to the holders. To date, we have not declared any dividends with respect to our common stock. Our declaration of any cash dividends in the future will depend on our Board of Directors' determination as to whether, in light of our earnings, financial position, cash requirements and other relevant factors existing at the time, it appears advisable to do so. We do not anticipate paying cash dividends on the common stock in the foreseeable future.

        RIGHTS UPON LIQUIDATION. Upon liquidation, subject to the right of any holders of the preferred stock to receive preferential distributions, each outstanding share of common stock may participate pro rata in the assets remaining after payment of, or adequate provision for, all our known debts and liabilities.

        MAJORITY VOTING. The holders of a majority of the outstanding shares of common stock constitute a quorum at any meeting of the shareholders. A plurality of the votes cast at a meeting of shareholders elects our directors. The common stock does not have cumulative voting rights. Therefore, the holders of a majority of the outstanding shares of common stock can elect all of our directors. In general, a majority of the votes cast at a meeting of shareholders must authorize shareholder actions other than the election of directors. Most amendments to our certificate of incorporation require the vote of the holders of a majority of all outstanding voting shares.

PREFERRED STOCK

        AUTHORITY OF BOARD OF DIRECTORS TO CREATE SERIES AND FIX RIGHTS. Under our certificate of incorporation, as amended, our Board of Directors can issue up to 10,000,000 shares of preferred stock from time to time in one or more series. The Board of Directors is authorized to fix by resolution as to any series the designation and number of shares of the series, the voting rights, the dividend rights, the redemption price, the amount payable upon liquidation or dissolution, the conversion rights, and any other designations, preferences or special rights or restrictions as may be permitted by law. Unless the nature of a particular transaction and the rules of law applicable thereto require such approval, our Board of Directors has the authority to issue these shares of preferred stock without shareholder approval. Our Board of Directors has designated 7,631,250 shares of the authorized but unissued preferred stock as Series A convertible preferred stock.

SERIES A CONVERTIBLE PREFERRED STOCK

        DIVIDENDS. The holders of the Series A convertible preferred stock are entitled to receive, when and as declared by our Board of Directors, dividends in such amounts as may be determined by our Board of Directors from time to time out of funds legally available therefor. No dividends (other than those payable solely in common stock) will be paid to the holders of common stock until there shall have been paid or declared and set apart during that fiscal year for the holders of the Series A convertible preferred stock a dividend in an amount per share equal to the product of (i) the number of shares of common stock issuable upon conversion of their shares of Series A convertible preferred stock and (ii) the amount per share of the dividend to be paid on the common stock.

        PREFERENCE ON LIQUIDATION. In the event of a merger, consolidation or sale of all or substantially all of our assets or other liquidation, holders of the Series A convertible preferred stock shall get a priority in payment over all other classes of stock. In such events, the Series A convertible preferred stock would be entitled to receive the greater of (i) the original purchase price of the Series A convertible preferred stock or (ii) the amount the holder would get if he converted all of his Series A convertible preferred stock into common stock.

        VOTING. The holder of each share of Series A convertible preferred stock
(i) shall be entitled to the number of votes with respect to such share equal to the number of shares of common stock into which such share of Series A convertible preferred stock could be converted on the record date for the subject vote or written consent (or, if there is no such record date, then on the date that such vote is taken or consent is effective) and (ii) shall be entitled to notice of any stockholders' meeting in accordance with our Bylaws.

        APPOINT AND ELECT A DIRECTOR. So long as the number of shares of common stock issuable upon conversion of the outstanding shares of Series A convertible preferred stock is greater than 10% of the number of outstanding shares of common stock (on a fully diluted basis), the holders of record of the shares of Series A convertible preferred stock, exclusively and as a separate class, shall be entitled to elect one of our directors.

        CONVERSION RIGHT. The holder may convert each share of Series A convertible preferred stock into common stock at an initial conversion price of $4.00. The conversion price will be adjusted for stock dividends, stock splits and similar events.

        AUTOMATIC CONVERSION. Each share of Series A convertible preferred stock will automatically be converted into shares of common stock at the conversion price at the time in effect if (i) we have an underwritten public offering of our common stock giving us at least $30 million in net proceeds, (ii)(A) the closing price of the common stock equals or exceeds $10 (as adjusted) for the twenty (20) consecutive-trading-day period ending within two (2) days of the date on which we provides notice of such conversion as hereinafter provided and
(B) either a registration statement registering for resale the shares of common stock issuable upon conversion of the Series A convertible preferred stock has been declared effective and remains effective and available for resale for the twenty (20)-day period, or Rule 144(k) is available for the resale of such shares, or (iii) by consent of at least 67% of the then-outstanding shares of Series A Convertible Preferred Stock.

        PROTECTIVE PROVISIONS. So long as at least 1,750,000 shares of Series A convertible preferred stock are outstanding (subject to adjustment for stock splits, combinations and the like), the holders of a majority of the outstanding Series A convertible preferred stock shall be required (in addition to any consent or approval otherwise required by law) for us to take certain actions, including (1) liquidation, dissolution or wind up, (2) amend, alter or repeal any provision of our certificate of incorporation so as to affect the rights, preferences or privileges of the Series A convertible preferred stock, (3) create a new class of preferred stock or increase the number of shares of Series A convertible preferred stock that can be issued, or (4) purchase or redeem, or pay or declare any dividend or make any distribution on, any securities junior in priority to the Series A convertible preferred stock; or (5) make any change in the size of our Board of Directors.

        POTENTIAL DILUTION OF SHARE VALUE; PREFERENCES. Any issuance of shares of preferred stock could dilute the earnings per share and book value of existing shares of common stock. Because our Board of Directors has the authority to fix the voting rights for any series of preferred stock, the holders of shares of a series of preferred stock could be entitled to vote separately as a class in connection with the approval of certain extraordinary corporate transactions where Delaware law does not require such class vote, or might be given a disproportionately large number of votes. The issuance of shares of preferred stock could also result in a class of securities outstanding that would have certain preferences (for example, with respect to dividends or liquidation), or would enjoy certain voting rights in addition to those of the common stock.

        POTENTIAL FRUSTRATION IN CHANGE OF CONTROL. Although we currently have no such intention, we could use authorized but unissued shares of preferred stock to hinder a change in control of our company. Any issuance of shares of preferred stock could dilute the stock ownership of persons seeking to gain control. Shares of a new series of preferred stock could also be convertible into a large number of shares of common stock or have other terms that might make more difficult or costly the acquisition of a controlling interest in our company. Under certain circumstances, such shares could be used to create voting impediments or to frustrate persons attempting to effect a takeover or otherwise gain control. Such shares could be privately placed with purchasers who might side with the Board of Directors in opposing a hostile takeover bid. In addition, the Board of Directors could authorize holders of a series of preferred stock to vote as a class, either separately or with the holders of the common stock, on any merger, sale or exchange of assets by us or any other extraordinary corporate transactions. The ability of the Board of Directors to take such actions might be considered as having an effect of discouraging any attempt by another person or entity to acquire control of our company.

WARRANTS

        At August 15, 2006, the following warrants were outstanding:

           o Warrants to purchase 3,450,000 shares of common stock that are exercisable until January 30, 2011, at an initial exercise price per share equal to $5.00, subject to adjustment pursuant to the terms of the warrants.

           o Warrants to purchase 100,000 shares of common stock that are exercisable until June 30, 2009, at an initial exercise price per share equal to $6.50, subject to adjustment pursuant to the terms of the warrants.

           o Warrants to purchase 345,000 units at an initial exercise price of $8.00 per unit, subject to adjustment, at any time on or prior to January 30, 2011. The units that may be acquired upon exercise of such warrants consist of two shares of Series A convertible preferred stock and one warrant to purchase one share of common stock at an initial exercise price per share equal to $5.00, subject to adjustment.

RESTRICTIONS ON TRANSFER OF CERTAIN OUTSTANDING SHARES

        Several of our stockholders owned shares of our common stock during the period from March 30, 2005 to January 30, 2006, during which period our company was a blank check or "shell" company. It is the position of the Securities and Exchange Commission that

           o promoters or affiliates of blank check companies, as well as their transferees, are "underwriters" of the securities issued;

           o such persons may not resell the securities of the blank check company beneficially owned by such persons pursuant to the exemption from registration provided by Rule 144 of the Securities Act or the Section 4(1) exemption from registration under the Securities Act that exempts sales by persons other than "an issuer, underwriter or dealers;" and

           o the securities of the blank check company beneficially owned by such persons can only be resold through registration under the Securities Act.

        Based upon discussions between our company and Kevin Halter, Jr., our Chairman of the Board and Chief Executive Officer between March 30, 2005 and January 30, 2006 and reportedly the beneficial owner of 82.4% of the outstanding shares of our common stock during such period, we believe the following stockholders of our company were either promoters or affiliates of our company during the period in which our company was a blank check company, or are transferees of shares held by such persons during such period, and that the shares of our common stock beneficially owned by such stockholders may only be resold or transferred through registration under the Securities Act.

                                                               NUMBER OF
                           NAME OF STOCKHOLDER             RESTRICTED SHARES
                           -------------------             -----------------
                  Halter Financial Investments, LP......       176,399*
                  Halter Capital Corporation............        90,414*
                  Halter Financial Group, LP............        87,200*
                  M1 Advisors LLC.......................        60,000*
                  Patricia Gunter.......................        41,302
                  Richard Coombe........................        43,282
                                                               -------
                       Total............................       498,597
                                                               =======

------------
* These shares have been registered for resale under the registration statement of which this prospectus is a part.

ANTI-TAKEOVER EFFECTS OF DELAWARE LAW AND OUR CERTIFICATE OF INCORPORATION AND BYLAWS

        Our certificate of incorporation and our Bylaws contain certain provisions that could have the effect of delaying, deferring or discouraging another party from acquiring control of us. These provisions and certain provisions of Delaware law, which are summarized below, may discourage coercive takeover practices and inadequate takeover bids. These provisions also may encourage persons seeking to acquire control of us to first negotiate with our Board of Directors. We believe that the benefits of increased protection of our potential ability to negotiate with an unfriendly or unsolicited acquirer outweigh the disadvantages of discouraging a proposal to acquire us because negotiation of these proposals could result in an improvement of their terms.

        UNDESIGNATED PREFERRED STOCK. As discussed above, our Board of Directors has the ability to issue preferred stock with voting or other rights or preferences that could impede the success of any attempt to change control of us. These and other provisions may have the effect of deferring hostile takeovers or delaying changes in our control or management.

        DELAWARE ANTI-TAKEOVER STATUTE. We are subject to the provisions of
Section 203 of the Delaware General Corporation Law regulating corporate takeovers. In general, Section 203 prohibits a publicly held Delaware corporation from engaging, under certain circumstances, in a business combination with an interested stockholder for a period of three years following the date the person became an interested stockholder unless:

     o Prior to the date of the transaction, the Board of Directors of the corporation approved either the business combination or the transaction that resulted in the stockholder's becoming an interested stockholder;

     o Upon completion of the transaction that resulted in the stockholder's becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the voting stock outstanding, but not the outstanding voting stock owned by the interested stockholder, (1) shares owned by persons who are directors and also officers and (2) shares owned by employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or


     o At or subsequent to the date of the transaction, the business combination is approved by the Board of Directors and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least 66-2/3% of the outstanding voting stock that is not owned by the interested stockholder.

        Generally, a business combination includes a merger, asset or stock sale, or other transaction resulting in a financial benefit to the interested stockholder. An interested stockholder is a person who, together with affiliates and associates, owns or, within three years prior to the determination of interested stockholder status, did own 15% or more of a corporation's outstanding voting stock. We expect the existence of this provision to have an anti-takeover effect with respect to transactions our Board of Directors does not approve in advance. We also anticipate that Section 203 may discourage attempts that might result in a premium over the market price for the shares of common stock held by stockholders.

        The provisions of Delaware law and the provisions of our certificate of incorporation and Bylaws, as amended, could have the effect of discouraging others from attempting hostile takeovers and, as a consequence, they may also inhibit temporary fluctuations in the market price of our common stock that often result from actual or rumored hostile takeover attempts. These provisions may also have the effect of preventing changes in our management. It is possible that these provisions could make it more difficult to accomplish transactions that stockholders may otherwise deem to be in their best interests.

TRANSFER AGENT AND REGISTRAR

        The registrar and transfer agent for our stock is Securities Transfer Corporation located at 2591 Dallas Parkway, Suite 102, Frisco, Texas 75034, telephone number (469) 633-0101.

                              SELLING STOCKHOLDERS

        The following table sets forth information with respect to the maximum number of shares of common stock beneficially owned by the selling stockholders named below and as adjusted to give effect to the sale of the shares offered hereby. The shares beneficially owned have been determined in accordance with rules promulgated by the Securities and Exchange Commission, and the information is not necessarily indicative of beneficial ownership for any other purpose. The information in the table below is current as of August 15, 2006. All information contained in the table below is based upon information provided to us by the selling stockholders and we have not independently verified this information. The selling stockholders are not making any representation that any shares covered by the prospectus will be offered for sale. The selling stockholders may from time to time offer and sell pursuant to this prospectus any or all of the common stock being registered.

        As explained below under "Plan of Distribution," we have agreed with the selling stockholders to bear certain expenses (other than broker discounts and commissions, if any) in connection with the registration statement, which includes this prospectus.

                                                                                                    SHARES OF COMMON
                                                      SHARES OF COMMON STOCK                       STOCK BENEFICIALLY
                                                       BENEFICIALLY OWNED                             OWNED AFTER
                                                       PRIOR TO OFFERING(1)                           OFFERING(2)
                                                     --------------------------    SHARES BEING     ----------------
       SELLING STOCKHOLDER                               SHARES              %        OFFERED       SHARES      %
       -------------------                           ---------------      -----    ------------     ------    ------
Pinnacle China Fund, L.P.                            1,175,139(3)#         9.9%      2,250,000        --        --

Amaranth Global Equities Master Fund Limited           375,000(4)#         3.1%        375,000        --        --

Entities Affiliated with Atlas Capital L.P.(5)        749,999(5)#          6.2%        749,999        --        --

Cordillera Fund, L.P.                                  150,000(6)#         1.3%        150,000        --        --

Crestview Capital Master, LLC                          375,000(7)#         3.1%        375,000        --        --

Gryphon Master Fund, L.P.                              262,500(8)#         2.2%        262,500        --        --

GSSF Master Fund, L.P.                                 112,500(9)#         1.0%        112,500        --        --

Jayhawk China Fund (Cayman), Ltd.                    1,175,139(10)#        9.9%      1,350,000        --        --

Entities Affiliated with RENN Capital Group, Inc.    1,125,000(11)#        9.1%      1,125,000        --        --

Michael P. Ross                                        112,500(12)#          *         112,500        --        --

Sandor Capital Master Fund, L.P.                       187,500(13)#        1.6%        187,500        --        --

Southwell Partners, L.P.                               656,250(14)#        5.3%        656,250        --        --

Entities Affiliated with Special                     1,124,999(15)         9.1%      1,124,999        --        --
  Situations Private Equity Fund, L.P.

Entitles Affiliated with SRB Management, L.P.         187,499(16)#         1.6%        187,499        --        --

Vision Opportunity Master Fund, Ltd.                   675,000(17)#        5.4%        675,000        --        --

Westpark Capital, L.P.                                 375,000(18)#        3.1%        375,000        --        --

Entitles Affiliated with WSV Management L.L.C.         281,250(19)#        2.4%        281,250        --        --

Paul T. Chan                                           138,000((2)0)!      1.1%        138,000        --        --

                                                                                                    SHARES OF COMMON
                                                       SHARES OF COMMON STOCK                      STOCK BENEFICIALLY
                                                         BENEFICIALLY OWNED                           OWNED AFTER
                                                       PRIOR TO OFFERING(1)                            OFFERING(2)
                                                     --------------------------    SHARES BEING     ----------------
       SELLING STOCKHOLDER                               SHARES             %         OFFERED       SHARES      %
       -------------------                           ---------------      -----    ------------     ------    ------
Norman C. Kristoff                                     138,000(20)!        1.1%        138,000        --        --

Jian Yuan Zhang                                        138,000(20)!        1.1%        138,000        --        --

Michael A. Maccini                                      19,800(20)!          *          19,800        --        --

Kathleen McDonnell                                      45,000(20)!          *          45,000        --        --

John F. Steinmetz                                      518,325(20)(21)!    4.4%        259,164        --        --

TerraNova Capital Partners, Inc.                       259,161(20)(21)!    2.2%        259,161        --        --

Alliance Financial, LLC                                 7,875(20)(22)!       *           7,875        --        --

Pryor Cashman Sherman & Flynn LLP                       30,000(23)!          *          30,000        --        --

Halter Capital Corporation                              90,414(24)(25)      *           90,414        --        --

Entities Affiliated with Timothy Halter                263,599(24)(26)     2.2%        263,599        --        --

M1 Advisors, LLC                                        60,000(24)(27)       *          60,000        --        --

---------------

*    Less than 1.0%.

# The number of shares of common stock underlying the Series A convertible preferred stock and warrants that may be acquired by a selling stockholder upon the conversion of the Series A convertible preferred stock or the exercise of the warrants, as the case may be, is limited to ensure that, following such conversion or exercise, the total number of shares of common stock then beneficially owned by such selling stockholder and its affiliates and other persons whose beneficial ownership of common stock would be aggregated with such selling stockholder's for purposes of Section 13(d) of the Securities and Exchange Act of 1934, does not exceed 9.999% of the total number of our issued and outstanding shares of common stock.

! Represents shares of common stock issuable upon conversion or exercise of securities issuable upon the exercise of outstanding unit purchase warrants, each unit consisting of two shares of Series A convertible preferred stock and one common stock purchase warrant.

(1) This table is based upon information supplied by officers, directors and principal stockholders, and in Schedules 13D and 13G filed with the Securities and Exchange Commission. Unless otherwise indicated in the footnotes to this table and subject to community property laws, where applicable, we believe each stockholder named in this table has sole voting and investment power with respect to the shares indicated as beneficially owned. The number and percentage of shares beneficially owned are based on an aggregate of 11,752,568 shares of our common stock outstanding as of August 15, 2006, and are determined under rules promulgated by the Securities and Exchange Commission. This information is not necessarily indicative of beneficial ownership for any other purpose. Under such rules, beneficial ownership includes any shares as to which the individual has sole or shared voting power or investment power and also any shares which the individual has the right to acquire within 60 days through the exercise of any stock option or other right.

(2) Because the selling shareholders identified in this table may sell some, all or none of the shares owned by them that are registered under this registration statement, and because, to our knowledge, there are currently no agreements, arrangements or understandings with respect to the sale of any of the shares registered hereunder, no estimate can be given as to the number of shares available for resale hereby that will be held by the selling shareholders at the time of this registration statement. Therefore, we have assumed for purposes of this table that the selling shareholders will sell all of the shares beneficially owned by them.


(3) Pinnacle China Fund, L.P. ("Pinnacle") owns shares of Series A convertible preferred stock that are convertible into an aggregate of 1,500,000 shares of common stock, and warrants to purchase an aggregate of 750,000 shares of common stock that were acquired by Pinnacle China Fund, L.P. pursuant to the Securities Purchase Agreement dated as of January 30, 2006, as amended. The shares of Series A convertible preferred stock and warrants contain provisions known as "exercise caps," which prohibit the holder of the shares of

     Series A convertible preferred stock and warrants (and its affiliates) from converting such shares or exercising such warrants to the extent that giving effect to such conversion or exercise, such holder would beneficially own in excess of 9.999% of our outstanding common stock. The figures set forth above as the ownership prior to the offering and the ownership after the offering reflect the operation of such exercise caps in that we have not included 1,074,861 shares of common stock issuable pursuant to such convertible shares and warrants as Pinnacle has advised us that it does not beneficially own such shares due to the fact that it cannot exercise its right to receive such shares at this time. In the absence of such caps. Pinnacle would have the right to receive all shares issuable upon conversion of the shares and exercise of the warrants (an aggregate of 2,250,000 shares) and would have a beneficial ownership percentage of 16.1%.


     Pinnacle China Advisers, L.P. ("Pinnacle Advisers") is the general partner of Pinnacle. Pinnacle China Management, LLC ("Pinnacle Management") is the general partner of Pinnacle Advisers. Kitt China Management, LLC ("Pinnacle Manager") is the manager of Pinnacle Management. Barry M. Kitt is the sole member of Pinnacle Manager. Mr. Kitt may be deemed to be the beneficial owner of the shares of common stock beneficially owned by Pinnacle. Mr. Kitt expressly disclaims beneficial ownership of all shares of common stock beneficially owned by Pinnacle.

(4) Consists of 250,000 shares of common stock issuable upon the conversion of Series A convertible preferred stock, and 125,000 shares of common stock issuable upon the exercise of warrants, acquired by Amaranth Global Equities Master Fund Limited pursuant to the Securities Purchase Agreement dated as of January 30, 2006, as amended. Amaranth Advisors L.L.C. ("Amaranth Advisors") is the Trading Advisor for Amaranth Global Equities Master Fund Limited. Amaranth Advisors exercises dispositive power and/or voting power with respect to the securities held by Amaranth Global Equities Master Fund Limited. Nicholas N. Maounis is the managing member of Amaranth Advisors. Each of Amaranth Securities L.L.C. and Amaranth Global Securities Inc. has advised us that it is a broker-dealer registered pursuant to Section 15(b) of the Securities Exchange Act of 1934 and a member of the National Association of Securities Dealers, Inc. ("NASD"). Each such broker-dealer may be deemed to be an affiliate of Amaranth Advisors. Neither of such broker-dealers, however, is authorized by the NASD to engage in securities offerings either as an underwriter or as a selling group participant and neither of such broker-dealers actually engages in any such activity.

(5) Consists of (i) 283,750 shares of common stock issuable upon the conversion of Series A convertible preferred stock, and 141,874 shares of common stock issuable upon the exercise of warrants, acquired by Atlas Capital Master Fund, L.P., (ii) 172,000 shares of common stock issuable upon the conversion of Series A convertible preferred stock, and 86,000 shares of common stock issuable upon the exercise of warrants, acquired by Atlas Capital (Q.P.), L.P. and (iii) 44,250 shares of common stock issuable upon the conversion of Series A convertible preferred stock, and 22,125 shares of common stock issuable upon the exercise of warrants, acquired by Atlas Capital Offshore Exempt Fund, Ltd. pursuant to the Securities Purchase Agreement dated as of January 30, 2006, as amended. Atlas Capital L.P. and Atlas Capital Offshore Fund Ltd. ("Atlas Offshore") are the general partners of Atlas Capital Master Fund Ltd. Atlas Capital Management L.P. ("Atlas Management") is the general partner of Atlas Capital L.P. Atlas Management is also the general partner of Atlas Capital (Q.P.), L.P. and Atlas Offshore. RHA is the general partner of Atlas Management. Robert H. Alpert ("Alpert") is President of RHA and is a director of Atlas Offshore. Alpert has voting and/or investment control over the shares owned by the selling stockholder.

(6) Consists of 100,000 shares of common stock issuable upon the conversion of Series A convertible preferred stock, and 50,000 shares of common stock issuable upon the exercise of warrants, acquired by Cordillera Fund, L.P. pursuant to the Securities Purchase Agreement dated as of January 30, 2006, as amended. ACCF GenPar, L.P. is the general partner of the selling stockholder. Andrew Carter Capital, Inc. is the general partner of ACCF GenPar, L.P. James P. Andrew and Stephen J. Carter, Co-Chief Executive Officers of Andrew Carter Capital, Inc., have voting and/or investment control over the shares owned by the selling stockholder.

(7) Consists of 250,000 shares of common stock issuable upon the conversion of Series A convertible preferred stock, and 125,000 shares of common stock issuable upon the exercise of warrants, acquired by Crestview Capital Master, LLC pursuant to the Securities Purchase Agreement dated as of January 30, 2006, as amended. Crestview Capital Partners, LLC ("Crestview Partners") is the general partner of the selling stockholder. Stewart R. Flink, Robert Hoyt and Daniel I. Warsh are the managers of Crestview Partners and have voting and/or investment control over the shares owned by the selling stockholder.

(8) Consists of 175,000 shares of common stock issuable upon the conversion of Series A convertible preferred stock, and 87,500 shares of common stock issuable upon the exercise of warrants, acquired by Gryphon Master Fund, L.P. pursuant to the Securities Purchase Agreement dated as of January 30, 2006, as amended. Gryphon Management Partners, L.P. is the general partner of the selling stockholder. E.B. Lyon, IV has voting and/or investment control over the shares owned by the selling stockholder.

(9) Consists of 75,000 shares of common stock issuable upon the conversion of Series A convertible preferred stock, and 37,500 shares of common stock issuable upon the exercise of warrants, acquired by GSSF Master Fund, L.P. pursuant to the Securities Purchase Agreement dated as of January 30, 2006, as amended. GSSF Management Partners, L.P. is the manager of the selling stockholder. Tom C. Davis has voting and/or investment control over the shares owned by the selling stockholder.


(10) Jayhawk China Fund (Cayman), Ltd. ("Jayhawk") owns shares of Series A convertible preferred stock that are convertible into an aggregate of 900,000 shares of common stock and warrants to purchase an aggregate of 450,000 shares of common stock. The shares of Series A convertible preferred stock and warrants contain provisions known as "exercise caps," which prohibit the holder of the shares of Series A convertible preferred stock and warrants (and its affiliates) from converting such shares or exercising such warrants to the extent that giving effect to such conversion or exercise, such holder would beneficially own in excess of 9.999% of our outstanding common stock. The figures set forth above as the ownership prior to the offering and the ownership after the offering reflect the operation of such exercise caps in that we have not included 174,861 shares of common stock issuable pursuant to such convertible shares and warrants as Jayhawk has advised us that it does not beneficially own such shares due to the fact that it cannot exercise its right to receive such shares at this time. In the absence of such caps, Jayhawk would have the right to receive all shares issuable upon conversion of the shares and exercise of the warrants (an aggregate of 1,350,000 shares) and would have a beneficial ownership percentage of 10.3%.


      Jayhawk Capital Management, LLC is the investment manager of Jayhawk. Kent
      C. McCarthy has voting and/or investment control over the shares owned by Jayhawk.

(11) (i) BFS US Special Opportunities Trust PLC ("BFS") owns shares of Series A convertible preferred stock that are convertible into an aggregate of 375,000 shares of common stock and warrants to purchase an aggregate of 187,500 shares of common stock, and (ii) Renaissance US Growth Investment Trust PLC ("Renaissance") owns shares of Series A convertible preferred stock that are convertible into an aggregate of 375,000 shares of common stock and warrants to purchase an aggregate of 187,500 shares of common stock, each acquired pursuant to the Securities Purchase Agreement dated as of January 30, 2006, as amended. RENN Capital Group, Inc. ("RENN Advisor") is the investment manager of each of BFS and Renaissance. Russell Cleveland, the President of RENN Advisor, has voting and/or investment control over the shares owned by each of BFS and Renaissance.

(12) Consists of 75,000 shares of common stock issuable upon the conversion of Series A convertible preferred stock, and 37,500 shares of common stock issuable upon the exercise of warrants, acquired by Michael P. Ross pursuant to the Securities Purchase Agreement dated as of January 30, 2006, as amended.

(13) Consists of 125,000 shares of common stock issuable upon the conversion of Series A convertible preferred stock, and 62,500 shares of common stock issuable upon the exercise of warrants, acquired by Sandor Capital Master Fund, L.P. pursuant to the Securities Purchase Agreement dated as of January 30, 2006, as amended. Sandor Capital Management, L.P. ("Sandor Management") and John Lemak are the general partners of the selling stockholder. Sandor Advisors, LLC is the partner of Sandor Management. John Lemak has voting and/or investment control over the shares owned by the selling stockholder.

(14) Consists of 437,500 shares of common stock issuable upon the conversion of Series A convertible preferred stock, and 218,750 shares of common stock issuable upon the exercise of warrants, acquired by Southwell Partners, L.P. pursuant to the Securities Purchase Agreement dated as of January 30, 2006, as amended. Southwell Management, L.P. is the general partner of the selling stockholder. Wilson Jaeggli is the managing director of the selling stockholder and has voting and/or investment control over the shares owned by the selling stockholder.

(15) Consists of (i) 214,500 shares of common stock issuable upon the conversion of Series A convertible preferred stock, and 107,249 shares of common stock issuable upon the exercise of warrants, acquired by Special Situations Private Equity Fund, L.P., (ii) 492,750 shares of common stock issuable upon the conversion of Series A convertible preferred stock, and 246,375 shares of common stock issuable upon the exercise of warrants, acquired by Special Situations Fund III QP, L.P. and (iii) 42,750 shares of common stock issuable upon the conversion of Series A convertible preferred stock, and 21,375 shares of common stock issuable upon the exercise of warrants, acquired by Special Situations Fund III, L.P., each acquired pursuant to the Securities Purchase Agreement dated as of January 30, 2006, as amended. MGP is the investment advisor and general partner of the selling stockholder. Austin Marxe and David Greenhouse are the principal owners of MGP and have voting and/or investment control over the shares owned by the selling stockholder.

(16) Consists of (i) 6,674 shares of common stock issuable upon the conversion of Series A convertible preferred stock, and 3,337 shares of common stock issuable upon the exercise of warrants, acquired by SRB Greenway Offshore Operating Fund, L.P., (ii) 13,326 shares of common stock issuable upon the conversion of Series A convertible preferred stock, and 6,662 shares of common stock issuable upon the exercise of warrants, acquired by SRB Greenway Capital, L.P. and (iii) 105,000 shares of common stock issuable upon the conversion of Series A convertible preferred stock, and 52,500 shares of common stock issuable upon the exercise of warrants, acquired by SRB Greenway Capital (QP), L.P., each acquired pursuant to the Securities Purchase Agreement dated as of January 30, 2006, as amended. SRB Management is the general partner of the selling stockholder. BC Advisors is the general partner of SRB Management. Steve Becker, a member of BC Advisors, has voting and/or investment control over the shares owned by the selling stockholder.

(17) Consists of 450,000 shares of common stock issuable upon the conversion of Series A convertible preferred stock, and 225,000 shares of common stock issuable upon the exercise of warrants, acquired by Vision Opportunity Master Fund, Ltd. pursuant to the Securities Purchase Agreement dated as of January 30, 2006, as amended. Adam Benowitz, managing partner of the selling stockholder, has voting and/or investment control over the shares owned by the selling stockholder.

(18) Consists of 250,000 shares of common stock issuable upon the conversion of Series A convertible preferred stock, and 125,000 shares of common stock issuable upon the exercise of warrants, acquired by Westpark Capital, L.P. pursuant to the Securities Purchase Agreement dated as of January 30, 2006, as amended. Patrick Brosnahan, general partner of the selling stockholder, has voting and/or investment control over the shares owned by the selling stockholder.

(19) Consists of (i) 95,000 shares of common stock issuable upon the conversion of Series A convertible preferred stock, and 47,500 shares of common stock issuable upon the exercise of warrants, acquired by WS Opportunity Fund International, Ltd., (ii) 55,000 shares of common stock issuable upon the conversion of Series A convertible preferred stock, and 27,500 shares of common stock issuable upon the exercise of warrants, acquired by WS Opportunity Fund, L.P. and (iii) 37,500 shares of common stock issuable upon the conversion of Series A convertible preferred stock, and 18,750 shares of common stock issuable upon the exercise of warrants, acquired by WS Opportunity Fund (QP), L.P., each acquired pursuant to the Securities Purchase Agreement dated as of January 30, 2006, as amended. WS Management is the general partner of the selling stockholder. WSV Management L.L.C. ("WSV") is the general partner of WS Management. Patrick Walker, G. Stacy Smith and Reid S. Walker, members of WSV, have voting and/or investment control over the shares owned by the selling stockholder.

(20) This selling stockholder is an officer, employee, registered representative of or consultant to TerraNova Capital Partners, Inc. ("TerraNova") or TN Capital Equities, Ltd., a wholly-owned subsidiary of TerraNova and a registered broker-dealer ("TN"). TN was the placement agent for the sale of our outstanding shares of Series A convertible preferred stock and related common stock purchase warrants pursuant to the Securities Purchase Agreement dated as of January 30, 2006, as amended. TerraNova has also been rendering consulting services to our company since May 2005.

(21) Mr. Steinmetz beneficially owns 518,325 shares of common stock, which includes the 259,161 shares of common stock beneficially owned by TerraNova. Mr. Steinmetz is the principal stockholder of TerraNova and the Chief Executive Officer of both TerraNova and TN and has voting and/or investment control over the shares of stock held by TerraNova.

(22) Andre Schwegler, sole member and manager of Alliance Financial, LLC ("Alliance"), has voting and/or investment control over the shares of stock held by Alliance.

(23) Pryor Cashman Sherman & Flynn LLP was legal counsel to TN in its capacity as placement agent for the sale of our outstanding shares of Series A convertible preferred stock and related common stock purchase warrants pursuant to the Securities Purchase Agreement dated as of January 30, 2006, as amended, and is currently acting as legal counsel to our company.

(24) In accordance with the letter from Richard K. Wulff, Chief of the Office of Small Business Policy of the Securities and Exchange Commission's Division of Corporation Finance, to Ken Worm of NASD Regulation, Inc., dated January 21, 2000, these shares of common stock can not be sold under the exemptions from registration provided by Rule 144 under the Securities Act or Section 4(1) of the Securities Act.

(25) Kevin B. Halter, Jr. and Kevin B. Halter, Sr. have voting and/or investment control over the shares owned by Halter Capital Corporation. Kevin B. Halter, Jr. served as Chairman of the Board and Chief Executive Officer of our company from March 30, 2005 through January 30, 2006.

(26) Consists of 176,399 shares of common stock owned by Halter Financial Investments, LP and 87,200 shares of common stock owned by Halter Financial Group, L.P. Timothy Halter is the general partner of Halter Financial Investments LP and Halter Financial Group, LP and has voting and/or investment control over the shares of common stock held by such limited partnerships.

(27) Michael Campbell has voting and/or investment control over the shares owned by M1 Advisors, LLC.

                              PLAN OF DISTRIBUTION

        We are registering the shares of common stock on behalf of the selling stockholders. The shares of common stock may be sold in one or more transactions at fixed prices, at prevailing market prices at the time of sale, at prices related to the prevailing market prices, at varying prices determined at the time of sale, or at negotiated prices. These sales may be effected at various times in one or more of the following transactions, or in other kinds of transactions:

           o transactions on any national securities exchange or U.S. inter-dealer system of a registered national securities association on which the common stock may be listed or quoted at the time of sale;

           o  in the over-the-counter market;

           o in private transactions and transactions otherwise than on these exchanges or systems or in the over-the-counter market;

           o in connection with short sales of the shares entered into after the effective date of the registration statement of which this prospectus is a part;

           o  by pledge to secure or in payment of debt and other obligations;

           o through the writing of options, whether the options are listed on an options exchange or otherwise;

           o in connection with the writing of non-traded and exchange-traded call options, in hedge transactions and in settlement of other transactions in standardized or over-the-counter options; or

           o  through a combination of any of the above transactions.

        Each selling stockholder and its successors, including its transferees, pledgees or donees or their successors, may sell the common stock directly to the purchaser or through underwriters, broker-dealers or agents, who may receive compensation in the form of discounts, concessions or commissions from the selling stockholder or the purchaser. These discounts, concessions or commissions as to any particular underwriter, broker-dealer or agent may be in excess of those customary in the types of transactions involved.

        Any securities covered by this prospectus that qualify for sale pursuant to Rule 144 of the Securities Act may be sold under Rule 144 rather than pursuant to this prospectus.

        Halter Capital Corporation owned shares of our common stock during the period from March 30, 2005 to January 30, 2006, during which period our company was a blank check or "shell" company. It is the position of the Securities and Exchange Commission that this selling stockholder, as well as transferees of its securities (including M1 Advisors, LLC and the selling stockholders affiliated with Timothy Halter), are "underwriters" with respect to such shares and may not resell such shares under Rule 144 of the Securities Act or the Section 4(1) exemption from registration under the Securities Act that exempts sales by persons other than "an issuer, underwriter or dealer." As a result, notwithstanding any statements to the contrary in this prospectus, the shares of such selling stockholders (90,414 shares in the case of Halter Capital Corporation, 263,599 shares in the case of selling stockholders affiliated with

Timothy Halter and 60,000 shares in the case of M1 Advisors LLC) may be resold by these persons only pursuant to registration under the Securities Act, including under this prospectus.

        The selling stockholders may from time to time pledge or grant a security interest in some or all of the shares of common stock owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell shares of common stock from time to time under this prospectus, or under an amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act of 1933 amending the list of selling stockholders to include the pledgees, transferees or other successors in interest as selling stockholders under this prospectus.

        In connection with the sale of our common stock or interests therein, the selling stockholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the common stock in the course of hedging the positions they assume. The selling stockholders may also sell shares of our common stock short and deliver these securities to close out their short positions, or loan or pledge the common stock to broker-dealers that in turn may sell these securities. The selling stockholders may also enter into option or other transactions with broker-dealers or other financial institutions or the creation of one or more derivative securities which require the delivery to such broker-dealer or other financial institution of shares offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

        Upon being notified in writing by a selling stockholder that any material arrangement has been entered into with a broker-dealer for the sale of common stock through a block trade, special offering, exchange distribution or secondary distribution or a purchase by a broker or dealer, we will file a supplement to this prospectus, if required, pursuant to Rule 424(b) under the Securities Act, disclosing (i) the name of each such selling stockholder and of the participating broker-dealer(s), (ii) the number of shares involved, (iii) the price at which such the shares of common stock were sold, (iv) the commissions paid or discounts or concessions allowed to such broker-dealer(s), where applicable, (v) that such broker-dealer(s) did not conduct any investigation to verify the information set out or incorporated by reference in this prospectus, and (vi) other facts material to the transaction. In addition, upon being notified in writing by a selling stockholder that a donee or pledgee intends to sell more than 500 shares of common stock, we will file a supplement to this prospectus if then required in accordance with applicable securities law.

        The selling stockholders also may transfer shares of common stock in other circumstances, in which case the transferees, pledgees or other successors in interest will be the selling beneficial owners under an amendment to this prospectus under Rule 424(b)(3) or other applicable provisions of the Securities Act of 1933 amending the list of selling stockholders to include the transferees, pledges or other successors in interest as selling stockholders under this prospectus.

        The selling stockholders and any broker-dealers or agents that are involved in selling the shares may be deemed to be "underwriters" within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. Discounts, concessions, commissions and similar selling expenses, if any, that can be attributed to the sale of common stock will be paid by the selling stockholders and/or the purchasers. Each selling stockholder has represented and warranted to us that such selling stockholder acquired the securities subject to this prospectus in the ordinary course of such selling stockholder's business and, at the time of its purchase of such securities, such selling stockholder had no agreements or understandings, directly or indirectly, with any person to distribute any such securities.

        We have advised each selling stockholder that it may not use shares to be sold under this prospectus to cover short sales of common stock made prior to the date on which the registration statement of which this prospectus forms a part shall have been declared effective by the Commission. If a selling stockholder uses this prospectus for any sale of common stock, it will be subject to the prospectus delivery requirements of the Securities Act. The selling stockholders will be responsible to comply with the applicable provisions of the Securities Act and the Exchange Act, and the rules and regulations thereunder promulgated, including, without limitation, Regulation M, as applicable to such selling stockholders in connection with resales of their respective shares under this prospectus.

        We entered into a registration rights agreement for the benefit of the selling stockholders to register the common stock under applicable federal and state securities laws. The registration rights agreement provides for cross-indemnification of the selling stockholders and us and our respective directors, officers and controlling persons against specific liabilities in connection with the offer and sale of the common stock, including liabilities under the Securities Act. We will pay substantially all of the expenses incurred by the selling stockholders incident to the registration of the offering and sale of the common stock.

                                  LEGAL MATTERS

        The legality of the issuance of the shares offered in this prospectus will be passed upon for us by Pryor Cashman Sherman & Flynn LLP, New York, New York 10022. Pryor Cashman Sherman & Flynn LLP holds warrants to purchase 10,000 units, each unit consisting of two shares of our Series A convertible preferred stock and one common stock purchase warrant.

                                     EXPERTS

        The consolidated financial statements of our company as of December 31, 2005, 2004 and 2003 and for the years ended December 31, 2005, 2004 and 2003 included in this prospectus have been audited by Child, Van Wagoner & Bradshaw, PLLC, independent registered pubic accountants, as stated in its report appearing herein and elsewhere in this prospectus, and have been so included in reliance upon the report of this firm given upon their authority as experts in auditing and accounting.

                       WHERE YOU CAN FIND MORE INFORMATION

        We have filed with the Securities and Exchange Commission a registration statement on Form S-1 (including exhibits) under the Securities Act, with respect to the shares to be sold in this offering. This prospectus does not contain all the information set forth in the registration statement. For further information with respect to our company and the common stock offered in this prospectus, reference is made to the registration statement, including the exhibits filed thereto, and the financial statements and notes filed as a part thereof. With respect to each such document filed with the SEC as an exhibit to the registration statement, reference is made to the exhibit for a more complete description of the matter involved.

        We file quarterly and annual reports, proxy statements and other information with the SEC. You may read and copy any document that we file at the public reference facilities of the SEC in Washington, D.C. You may call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. Our SEC filings are also available to the public from the SEC's website at http://www.sec.gov.

                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

                                                                            PAGE
Consolidated Balance Sheets as of June 30, 2006 (unaudited) and
  December 31, 2005.......................................................   F-2

Consolidated Statements of Operations and Comprehensive Income for the six
  months ended June 30, 2006 and June 30, 2005 (unaudited)................   F-3

Consolidated Statement of Changes in Stockholders' Equity for the six
  months ended June 30, 2006 (unaudited)..................................   F-4

Consolidated Statements of Cash Flows for the six months ended June 30,
  2006 and June 30, 2005 (unaudited)......................................   F-5

 Notes to Consolidated Financial Statements...............................   F-6

Report of Independent Registered Public Accounting Firm...................  F-21

Consolidated Balance Sheets as of December 31, 2005, 2004 and 2003........  F-22

Consolidated Statements of Operations and Comprehensive Income for the
  years ended December 31, 2005, 2004 and 2003............................  F-23

Consolidated Statements of Changes in Stockholders' Equity for the years
  ended December 31, 2005, 2004 and 2003.................................   F-24

Consolidated Statements of Cash Flows for the years December 31, 2005,
  2004 and 2003...........................................................  F-25

Notes to Consolidated Financial Statements................................  F-26

                                  ZHONGPIN INC.
                           CONSOLIDATED BALANCE SHEETS
                            (AMOUNTS IN U.S. DOLLARS)

                                                        JUNE 30,    DECEMBER 31,
                                                          2006          2005
                                                       -----------  -----------
                      ASSETS                           (Unaudited)
Current assets
  Cash and cash equivalents                            $14,519,039  $10,142,394
  Accounts receivable and other receivables             14,733,543   10,002,918
  Purchase deposits                                         88,873      220,836
  Prepaid expenses and deferred charges                    140,985       99,009
  Inventories                                            6,352,818    2,347,312
  Tax refund receivables                                   794,618      644,232
                                                       -----------  -----------
Total current assets                                    36,629,876   23,456,701

Property, plant and equipment (net)                     22,638,938   10,212,848
Related party receivables                                  270,148      267,658
Other receivables                                               --      632,063
Construction contracts                                   8,814,597   16,931,178
Intangible assets                                        5,476,867    1,753,124
                                                       -----------  -----------

Total assets                                           $73,830,426  $53,253,572
                                                       ===========  ===========

              LIABILITIES AND EQUITY
Current liabilities
  Bank overdraft                                       $        --  $   619,579
  Accounts payable and other payables                   10,363,474   10,278,464
  Accrued liabilities                                      968,793      759,420
  Short term loans payable                              12,944,619   18,995,853
  Taxes payable                                            943,674    2,055,925
  Deposits from clients                                    250,331      769,398
  Research and development grants payable                1,339,887    2,436,804
  Long term loans payable-current portion                  145,671      145,671
                                                       -----------  -----------
Total current liabilities                               26,956,449   36,061,114

Long term loans payable                                  2,107,165    2,264,448
                                                       -----------  -----------

Total liabilities                                       29,063,614   38,325,562

Minority interest                                          431,037      411,742

Equity
  Preferred stock: par value $0.001; 10,000,000
    authorized; 6,900,000 shares issued and
    outstanding                                              6,900           --
  Common stock: par value $0.001; 25,000,000
    authorized; 11,752,578 shares issued and
    outstanding                                             11,753       11,753
  Additional paid in capital                            25,209,926    2,102,933
  Retained earnings                                     18,538,357   12,097,834
  Accumulated other comprehensive income                   568,839      303,748
                                                       -----------  -----------
Total equity                                            44,335,775   14,516,268
                                                       -----------  -----------

Total liabilities and equity                           $73,830,426  $53,253,572
                                                       ===========  ===========


              The accompanying notes are an integral part of these
                       consolidated financial statements.

                                  ZHONGPIN INC.
             CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME
                      (AMOUNT IN U.S. DOLLARS) (UNAUDITED)


                                                         Six Months Ended
                                                              June 30,
                                                          --------------
                                                      2006               2005
                                                      ----               ----
Revenues
  Sales revenues                                   $ 62,270,855    $ 32,996,247
  Cost of sales                                      52,966,975      27,383,004
                                                   ------------    ------------
    Gross profit                                      9,303,880       5,613,243

Operating expenses
  General and administrative expenses                 1,925,268         500,169
  Operating expenses                                  1,520,236         692,663
                                                   ------------    ------------
    Total operating expenses                          3,445,504       1,192,832
                                                   ------------    ------------

Income from operations                                5,858,376       4,420,411

Other income (expense)
  Interest income                                       245,338          89,269
  Other income (expenses)                                36,236          (3,304)
  Allowances income                                   1,226,845          44,082
  Exchange gain                                          18,028         (42,276)
  Interest expense                                     (607,815)       (808,658)
                                                   ------------    ------------
  Total other income (expense)                          918,632        (720,887)
                                                   ------------    ------------

Net income before taxes                               6,777,008       3,699,524
Provision for income taxes                              317,190         122,789
                                                   ------------    ------------

Net income after taxes                                6,459,818       3,576,735
Minority interest                                        19,295          19,055
                                                   ------------    ------------

Net income                                         $  6,440,523    $  3,557,680
                                                   ============    ============

Foreign currency translation adjustment            $    265,091    $         --
                                                   ------------    ------------
Comprehensive income                               $  6,705,614    $  3,557,680
                                                   ============    ============

Basic earnings per common share                    $       0.37    $       0.30
Diluted earnings per common share                  $       0.30    $       0.30
Basic weighted average shares outstanding            11,752,578      11,752,578
Diluted weighted average share outstanding           21,248,411      11,752,578


              The accompanying notes are an integral part of these
                       consolidated financial statements.

                                  ZHONGPIN INC.
            CONSOLIDATED STATEMENT OF CHANGES IN STOCKHOLDERS' EQUITY
                      (AMOUNT IN U.S. DOLLARS) (UNAUDITED)


                                                                                                            Accumulated
                                 Preferred Stock          Common Stock                                        Other
                                -----------------  -------------------------     Additional                  Compre-
                                             Par                      Par        Paid in         Retained    hensive
                                 Shares     Value     Shares         Value       Capital         Earnings     Income       Total
                                ---------  ------  ------------   -----------   ------------   ------------  --------  ------------

Balance at January 1, 2003             --  $   --             1   $ 1,816,425   $    182,319   $  1,935,634  $     --  $  3,934,378
Net income for the year                        --                          --             --      1,536,272               1,536,272
Dividends paid                         --      --            --            --             --        (56,392)       --       (56,392)
                                ---------  ------  ------------   -----------   ------------   ------------  --------  ------------
Balance December 31, 2003              --      --             1     1,816,425        182,319      3,415,514        --     5,414,258

Net income for the year                --      --            --            --             --      2,768,473        --     2,768,473
                                ---------  ------  ------------   -----------   ------------   ------------  --------  ------------
Balance December 31, 2004              --      --             1     1,816,425        182,319      6,183,987        --     8,182,731

Merger on May 20                       --      --            --       115,942             --             --        --       115,942
Recapitalization on Sept. 15           --      --         9,999    (1,922,367)     1,922,367             --        --            --
Net income for the year                                                                           5,913,847        --     5,913,847

Foreign currency
  translation adjustment               --      --            --            --             --             --   303,748       303,748
                                ---------  ------  ------------   -----------   ------------   ------------  --------  ------------
Balance December 31, 2005              --      --        10,000        10,000      2,104,686     12,097,834   303,748    14,516,268

Items applied retroactively:
Recapitalization on
  January  30, 2006                    --      --   415,432,354       405,442       (405,442)            --        --            --
Reverse  stock  split  on
  February  16, 2006 (1:35.349)        --      --  (403,689,776)     (403,689)       403,689             --        --            --
                                ---------  ------  ------------   -----------   ------------   ------------  --------  ------------
Restated December 31, 2005             --      --    11,752,578        11,753      2,102,933     12,097,834   303,748    14,516,268

Increase in Preferred Stock     6,900,000   6,900            --            --             --             --        --         6,900
Warrant expense                        --      --            --            --          3,190             --        --         3,190
Net income for the period              --      --            --            --             --      6,440,523        --     6,440,523
Increase in additional paid in
  capital                              --      --            --            --     23,103,803                       --    23,103,803
Foreign currency translation
  adjustment                           --      --            --                           --             --   265,091       265,091
                                ---------  ------  ------------   -----------   ------------   ------------  --------  ------------
Balance June 30, 2006           6,900,000  $6,900    11,752,578   $    11,753   $ 25,209,926   $ 18,538,357  $568,839 S $ 44,335,775
                                =========  ======  ============   ===========   ============   ============  ========  ============


              The accompanying notes are an integral part of these
                       consolidated financial statements.

                                  ZHONGPIN INC.
                      CONSOLIDATED STATEMENTS OF CASH FLOWS
                      (AMOUNT IN U.S. DOLLARS) (UNAUDITED)


                                                      SIX MONTHS ENDED JUNE 30,
                                                      -------------------------

                                                        2006           2005
                                                        ----           ----
Cash flows from operating activities:
  Net income                                       $  6,440,523    $ 3,557,680
  Adjustments to reconcile net income to
    net cash provided by (used in) operations:
      Minority interest                                  19,295        214,854
      Depreciation                                      361,958        290,522
      Amortization                                       51,605         10,923
      Exchange gain                                     (18,027)            --
      Provision for allowance for bad debt                  (76)            --
      Warrants issued for services                        3,190             --

      Changes in operating assets and liabilities:
        Accounts receivable and other receivables    (4,101,052)    (4,122,488)
        Purchase deposits                               131,963          1,580
        Prepaid expense and deferred charges            (41,976)      (128,046)
        Inventories                                  (4,005,506)    (1,059,548)
        Tax refunds receivable                         (150,386)        (1,786)
        Accounts payable and accrued liabilities       (802,534)      (291,419)
        Taxes payable                                (1,112,251)       (46,193)
        Deposits from clients                          (519,067)       139,634
                                                   ------------    -----------
    Net cash used in operating activities          $ (3,742,341)   $(1,434,287)

Cash flows from investing activities:
  Construction in progress                                   --       (250,349)
  Additions to fixed assets                          (4,669,791)      (378,489)
  Additions to intangible  assets                    (3,775,109)            --
                                                   ------------    -----------
    Net cash used in investing activities          $ (8,444,900)   $  (628,838)

Cash flows from financing activities:
  Repayment of Bank overdraft                          (619,579)            --
  Proceeds from short-term loans                     10,492,500     16,550,797
  Repayment of short-term loans                     (16,543,734)    (4,657,450)
  Repayment of long-term loans                         (157,283)    (1,582,575)
  Proceeds from preferred stock                      23,110,703             --
  Payments of dividends                                      --             --
                                                   ------------    -----------
    Net cash provided by financing activities      $ 16,282,607    $10,310,772

  Effect of rate changes on cash                        281,279             --
                                                   ------------    -----------
  Increase (decrease) in cash and cash equivalents    4,376,645      8,247,647
  Cash and cash equivalents, beginning of period     10,142,394      5,204,637
                                                   ------------    -----------
  Cash and cash equivalents, end of period         $ 14,519,039    $13,452,284
                                                   ------------    -----------
Supplemental disclosures of cash flow information:
  Cash paid for interest                           $    636,044    $   808,658
                                                   ============    ===========
  Cash paid for income taxes                       $    312,672    $        --
                                                   ============    ===========


              The accompanying notes are an integral part of these
                       consolidated financial statements.

                                  ZHONGPIN INC.

                     NOTES TO UNAUDITED FINANCIAL STATEMENTS


        The accompanying unaudited condensed consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America for interim financial information and with the instructions to Form 10-Q and Article 10 of Regulation S-X. Accordingly, they do not include all of the information and footnotes required by accounting principles generally accepted in the United States of America for annual financial statements. In the opinion of management, all adjustments (consisting of normal recurring accruals) considered necessary for a fair presentation have been included. The consolidated operating results for the six months ended June 30, 2006 are not necessarily indicative of the results that may be expected for the year ending December 31, 2006. For further information, refer to the financial statements and footnotes thereto included herein for the three years ended December 31, 2005.

1. ORGANIZATION AND NATURE OF OPERATIONS

        Zhongpin Inc. ("Zhongpin") was incorporated on February 4, 2003 as Strong Technical Inc. in the State of Delaware for the purpose of operating a personnel outsourcing service that provides skilled workers to industry. On March 30, 2005, an 82.4% controlling interest in our company was acquired by Halter Capital Corporation and all previous operations were discontinued. On January 30, 2006, we acquired Falcon Link Investment Limited ("Falcon") in a stock exchange by issuing 397,676,704 (11,250,000 post-split) shares of our common stock in exchange for all of the issued and outstanding capital stock of Falcon. The acquisition transaction was accounted for as a reverse acquisition resulting in the recapitalization of Falcon. Accordingly, the historical financial statements of Falcon have been retroactively restated to give effect to the recapitalization as if it had occurred at the beginning of the first period presented. Zhongpin and its subsidiaries are collectively referred to herein as "our company," "we," "us" and "our."

        Falcon was incorporated in the Territory of the British Virgin Islands ("BVI") on July 21, 2005 as a holding company for the purpose of owning all of the equity interests of Henan Zhongpin Food Co., Ltd. ("HZFC"), a People's Republic of China ("PRC") company. Falcon acquired 100% ownership of HZFC by paying 20,940,000 Renminibi ("RMB") ($2,528,986) to the holders of HZFC, who where also the holders of Falcon. The transaction was accounted for as a transfer of entities under common control, wherein HZFC was the continuing entity. The historical financial statements of Falcon are essentially those of HZFC and are shown as if the transfer had taken place at the beginning of the first period presented.

        HZFC was established in the PRC on May 20, 2005 for the sole purpose of holding the capital stock of Henan Zhongpin Food Share Company Limited ("Food Share") and its subsidiaries. The owners of Food Share formed HZFC by investing 16,000,000 RMB ($1,932,367). HZFC acquired Food Share by paying 15,040,000 RMB ($1,816,425) to the holders of Food Share, who were also the holders of HZFC, in exchange for 100% ownership of Food Share. The transaction was accounted for as a transfer of entities under common control, wherein Food Share was the continuing entity with an increase in registered capital of 960,000 RMB ($115,942). The historical financial statements of HZFC are essentially those of Food Share shown with an increase in capital as if the transfer had taken place at the beginning of the first period presented.

        Food Share was incorporated in the PRC. It is headquartered in Henan Province in the PRC and its corporate office is in Changge City. Through our subsidiaries, we are principally engaged in the production of pork, pork products and vegetables, and the retail sales of pork, processed pork products, vegetables and other grocery items to customers throughout the PRC and other export countries, either directly or through its subsidiaries.

                                  ZHONGPIN INC.

                     NOTES TO UNAUDITED FINANCIAL STATEMENTS


1. ORGANIZATION AND NATURE OF OPERATIONS (continued)

        On January 30, 2006, we consummated an agreement with the shareholders of Falcon whereby we issued 397,676,704 (11,250,000 post-split) shares of our common stock in exchange for all of the issued and outstanding stock of Falcon. Immediately prior to the transaction there were 17,765,650 (502,578 post-split) shares outstanding as compared to 415,442,354 (11,752,578 post-split) shares outstanding immediately following the transaction. Consequently, Falcon became a wholly-owned subsidiary of our company. The transaction was accounted for as a reverse acquisition resulting in a recapitalization of Falcon, wherein Falcon's historical financial statements became those of our company, retrospectively restated to reflect the adopted capital structure of our company as if the transaction had occurred at the beginning of the first period presented. These financial statements have been adjusted to reflect such restatement.

        In conjunction with the acquisition of Falcon, on January 31, 2006, we sold for $8.00 per unit 3.45 million units, each consisting of two shares of Series A convertible preferred stock and a five-year warrant to purchase 35.349 (one post-split) common shares at a purchase price of $0.1414467 ($5.00 post split) per share. Each preferred share is convertible into 35.349 (one post-split) common shares. The outstanding shares of Series A convertible preferred stock are convertible into an aggregate of 243,908,100 (6,900,000 post-split) common shares and the outstanding warrants are exercisable to purchase an aggregate of 121,954,050 (3,450,000 post-split) common shares.

        On February 16, 2006, we amended our articles of incorporation to change our name from Strong Technical, Inc. to Zhongpin Inc. In the same amendment, we changed our authorized common stock to 25,000,000 shares with a par value of $0.001 per share and our authorized preferred stock to 10,000,000 shares with a par value of $0.001 per share.

        On February 16, 2006, we effected a 1:35.349 reverse split of our outstanding common stock. Immediately prior to the split, 415,442,354 common shares were outstanding as compared to 11,752,578 common shares outstanding immediately following the split. The aggregate number of shares of common stock issuable upon conversion of our outstanding shares of Series A convertible preferred stock was reduced from 243,908,100 common shares to 6,900,000 common shares, and the aggregate number of shares of our common stock issuable upon the exercise of our outstanding warrants was reduced from 121,954,050 common shares to 3,450,000 common shares. The purchase price of the shares issuable exercise of our outstanding warrants was increased to $5.00 per share.

        Details of Food Share's subsidiaries are as follows:

                                DOMICILE/DATE        REGISTERED      PERCENTAGE
NAME                           OF INCORPORATION       CAPITAL       OF OWNERSHIP
-------------------------   ---------------------    -------------  ------------

Henan Zhongpin Industrial   PRC/Jan. 17, 2004        18,000,000 RMB    88.00%
  Company Limited                                     ($2,173,913)

Henan Zhongpin Import and   PRC/Aug. 11, 2004         5,060,000 RMB    88.93%
  Export Trading Company                                ($611,111)

Zhumadian Zhongpin Food
  Limited                   PRC/June 7, 2006          5,000,000 RMB   100.00%
                                                        ($625,344)

                                  ZHONGPIN INC.

                     NOTES TO UNAUDITED FINANCIAL STATEMENTS


2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

BASIS OF PRESENTATION

        The consolidated financial statements include the accounts of Zhongpin Inc. (formerly Strong Technical, Inc.), Falcon Link Investment Limited, Henan Zhongpin Food Co., Ltd., Henan Zhongpin Food Share Company Limited, Henan Zhongpin Industrial Company Limited, Henan Zhongpin Import and Export Trading Company and Zhumadian Zhongpin Food Limited. All material intercompany accounts and transactions have been eliminated in consolidation.

        The consolidated financial statements were prepared in accordance with accounting principles generally accepted in the United States of America ("U.S. GAAP"). The preparation of financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities as of the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. U.S. GAAP differs from that used in the statutory financial statements of our PRC subsidiaries, which were prepared in accordance with the relevant accounting principles and financial reporting regulations as established by the Ministry of Finance of the PRC. Certain accounting principles stipulated under U.S. GAAP are not applicable in the PRC.

        The RMB of the People's Republic of China has been determined to be our functional currency. The balance sheets of our company and our subsidiaries were translated at year end exchange rates. Expenses were translated at moving average exchange rates in effect during the year. The effects of rate changes on assets and liabilities are recorded as accumulated other comprehensive income.

FISCAL YEAR

        Our financial statements have been prepared using December 31 as the fiscal year end.

MINORITY INTEREST IN SUBSIDIARIES

        We record minority interest expense, which reflects the minority shareholders' portion of the earnings of Henan Zhongpin Industrial Company Limited and Henan Zhongpin Import and Export Trading Company. During 2005, Henan Zhongpin Industrial Company Limited increased its registered capital from 5,000,000 RMB ($603,864) to 18,000,000 RMB ($2,173,913), which required the minority holders to increase their investment by 1,560,000 RMB ($188,406), effectively increasing the minority interest shown on our balance sheet by $188,406. In June 2006, Zhumadian Zhongpin Food Limited was registered with a registered capital of 5,000,000 RMB ($625,344), which is 100%-owned by Henan Zhongpin Food Share Company Limited.

RESTRICTIONS ON TRANSFER OF ASSETS OUT OF THE PRC

        Dividend payments by HZFC are limited by certain statutory regulations in the PRC. No dividends may be paid by HZFC without first receiving prior approval from the Foreign Currency Exchange Management Bureau. Dividend payments are restricted to 85% of profits, after tax.

                                  ZHONGPIN INC.

                     NOTES TO UNAUDITED FINANCIAL STATEMENTS



2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

CONTROL BY PRINCIPAL STOCKHOLDERS

        Our directors and executive officers and their affiliates or related parties own, beneficially and in the aggregate, the majority of the voting power of the outstanding shares of our common stock. Accordingly, if our directors and executive officers and their affiliates or related parties vote their shares uniformly, they would have the ability to control the approval of most corporate actions, including increasing our authorized capital stock and the dissolution or merger of our company or the sale of our assets.

START-UP COSTS

        In accordance with the provisions of the American Institute of Certified Public Accountants' Statement of Position (SOP) 98-5, "Reporting on the Costs of Start-up Activities," we expense all start-up and organizational costs as they are incurred.

USE OF ESTIMATES

        The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

SIGNIFICANT ESTIMATES

        Several areas require significant management estimates relating to uncertainties for which it is reasonably possible there will be a material change in the near term. The more significant areas requiring the use of management estimates relate to the valuation of receivables, equipment and accrued liabilities, and the useful lives for amortization and depreciation.

CASH EQUIVALENTS

        We consider all highly-liquid debt instruments purchased with a maturity of three months or less to be cash equivalents.

ACCOUNTS RECEIVABLE

        Accounts receivable are stated at cost, net of allowance for doubtful accounts. Based on our experience and current practice in the PRC, management provides for an allowance for doubtful accounts equivalent to those accounts that are not collected within one year plus 5% of receivables less than one year old.

INVENTORIES

        Inventories are stated at the lower of cost, determined on a weighted average basis, and net realizable value. Work-in-progress and finished goods are composed of direct material, direct labor and

                                  ZHONGPIN INC.

                     NOTES TO UNAUDITED FINANCIAL STATEMENTS


2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

an attributable portion of manufacturing overhead. Net realizable value is the estimated selling price, in the ordinary course of business, less estimated costs to complete and dispose.

LAND USE RIGHTS

        We adopted the provisions of SFAS No. 142, "Goodwill and Other Intangible Assets" ("SFAS 142"), effective January 1, 2002. Under SFAS 142, goodwill and indefinite lived intangible assets are not amortized, but are reviewed annually for impairment, or more frequently, if indications of possible impairment exist. We have performed the requisite annual transitional impairment tests on intangible assets and determined that no impairment adjustments were necessary.

REVENUE RECOGNITION

        We recognize revenue on the sales of our products as earned when the customer takes delivery of the product according to previously agreed upon pricing and delivery arrangements, and when we believe collectibility is reasonably assured. We sell primarily perishable and frozen food products. As such, any right of return is only for a few days and has been determined to be insignificant by management. Accordingly, no provision has been made for returnable goods.

EARNINGS PER SHARE

        Basic earnings per common share ("EPS") are calculated by dividing net income available to common stockholders by the weighted average number of common shares outstanding during the period. Our Series A convertible preferred stock is a participating security. Consequently, the two-class method of income allocation is used in determining net income available to common stockholders.

        Diluted EPS is calculated by adjusting the weighted average outstanding shares, assuming conversion of all potentially dilutive securities, such as stock options and warrants.

        The numerators and denominators used in the computations of basic and diluted EPS are presented in the following table:


                                                           SIX MONTHS ENDED
                                                               JUNE 30,
                                                      --------------------------
                                                         2006           2005
                                                      (UNAUDITED)    (UNAUDITED)
                                                      -----------    -----------
NUMERATOR FOR BASIC AND DILUTED EPS
   Net income (numerator for diluted EPS)             $ 6,440,523    $ 3,557,680
   Net income allocated to preferred stock             (2,115,860)            --
                                                      -----------    -----------
   Net income to common stockholders (Basic)          $ 4,324,663    $ 3,557,680

DENOMINATOR FOR BASIC AND DILUTED EPS
   Common stock outstanding after recapitalization
     and 1:35.349 reverse stock split                  11,752,578     11,752,578
                                                      -----------    -----------

                                  ZHONGPIN INC.

                     NOTES TO UNAUDITED FINANCIAL STATEMENTS


2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

                                                           SIX MONTHS ENDED
                                                               JUNE 30,
                                                      --------------------------
                                                         2006           2005
                                                      (UNAUDITED)    (UNAUDITED)
                                                      -----------    -----------

DENOMINATOR FOR BASIC EPS                              11,752,578     11,752,578
   Add: Weighted average preferred stock as if          5,750,000             --
converted
   Add: Weighted average stock warrants outstanding     3,745,833             --
                                                      -----------    -----------
DENOMINATOR FOR DILUTED EPS                            21,248,411     11,752,578


EPS - Basic                                           $      0.37    $      0.30
                                                      ===========    ===========
EPS - Diluted                                         $      0.30    $      0.30
                                                      ===========    ===========


SHIPPING AND HANDLING COSTS

        Shipping and handling amounts billed to customers in related sales transactions are included in sales revenues. Direct shipping costs are included in operating expenses, which were approximately $711,500 and $350,900 for the six months ended June 30, 2006 and 2005, respectively. Handling costs are included in costs of sales, which were approximately $276,800 and $265,000 for the six months ended June 30, 2006 and 2005, respectively.

ADVERTISING COSTS

        Advertising costs are expensed as incurred. Advertising expenses were approximately $94,700 and $42,600 for the six months ended June 30, 2006 and 2005, respectively.

RESEARCH AND DEVELOPMENT COSTS

        The PRC government has made a cash grant to our company specifically to fund research and development. We have recorded this grant as a liability titled "Research & development grants payable" on our balance sheet. Qualifying research and development costs reduce the liability while non-qualifying research and development costs are expensed as incurred. Research and development costs were approximately $111,000 and $87,000 for the six months ended June 30, 2006 and 2005, respectively.

PROPERTY AND EQUIPMENT

        Impairment of long-lived assets is recognized when events or changes in circumstances indicate the carrying amount of an asset, or related groups of assets, may not be recoverable. Under the provisions of SFAS No. 144, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of," we recognize an "impairment charge" when the expected net undiscounted future cash flows from an asset's use and eventual disposition are less than the asset's carrying value and the asset's carrying value exceeds its fair value. Measurement of fair value for an asset or group of assets may be based on appraisal, market values of similar assets or estimated discounted future cash flows resulting from the use and ultimate disposition of the asset or assets.

        Expenditures for maintenance, repairs and betterments, which do not materially extend the normal useful life of an asset, are charged to operations as incurred. Upon sale or other disposition of

                                  ZHONGPIN INC.

                     NOTES TO UNAUDITED FINANCIAL STATEMENTS

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

assets, the cost and related accumulated depreciation are removed from the accounts and any resulting gain or loss is reflected in income.

        Depreciation and amortization are provided for financial reporting purposes primarily on the straight-line method over the estimated useful lives, ranging from five to 50 years.

OPERATING LEASES

        Operating leases represent those leases under which substantially all the risks and rewards of ownership of the leased assets remain with the lessors. Rental payments under operating leases are charged to expense on the straight-line basis over the period of the relevant leases.

INCOME TAXES

        Income tax expense is based on reported income before income taxes. Deferred income taxes reflect the effect of temporary differences between assets and liabilities that are recognized for financial reporting purposes and the amounts that are recognized for income tax purposes. In accordance with Statement of Financial Accounting Standard ("SFAS") No. 109, "Accounting for Income Taxes," these deferred taxes are measured by applying currently enacted tax laws. We recorded income tax expenses of $317,190 and $122,789 for the six months ended June 30, 2006 and 2005, respectively.

        We withhold and pay income taxes on our employees' wages, which fund the Chinese government's sponsored health and retirement programs for all of our employees. For our employees, we were obligated to make contributions to the social insurance bureau under the laws of the PRC for pension and retirement benefits.

3. BUSINESS ACQUISITIONS

        Food Share formed Henan Zhongpin Import and Export Trading Company on August 11, 2004 as a joint venture with Li Jun Wei, an individual, to facilitate exporting of our goods. We own 88.93% of Henan Zhongpin Import and Export Trading Company.

4. ACCOUNTS RECEIVABLE AND OTHER RECEIVABLES

        We accrue an allowance for bad debts related to our receivables. The receivable and allowance balances at June 30, 2006 and December 31, 2005 were as follows:

                                      June 30, 2006   December 31, 2005
                                      -------------   -----------------
          Accounts receivable          $ 15,881,901     $ 10,337,838
          Other receivables                 584,230        2,013,757
          Allowance for bad debts        (1,732,588)      (1,716,614)
                                       ------------     ------------
                                       $ 14,733,543     $ 10,634,981
                                       ============     ============

          Current                      $ 14,733,543     $ 10,002,918
          Non-current                            --          632,063
                                       ------------     ------------
                                       $ 14,733,543     $ 10,634,981
                                       ============     ============

                                  ZHONGPIN INC.

                     NOTES TO UNAUDITED FINANCIAL STATEMENTS

4. ACCOUNTS RECEIVABLE AND OTHER RECEIVABLES (continued)

Other receivables consist primarily of cash advances to suppliers to ensure preferential pricing and delivery. The advances bear no interest and are expected to be repaid in cash. Repayment is typically required to be made in less than one year. Advances that are not expected to be paid within one year are classified as non-current.

5. INVENTORIES

Inventories at June 30, 2006 and December 31, 2005 consisted of:

                                                 June 30,     December 31,
                                                   2006           2005
                                               ------------   ------------
      Raw materials                            $    457,269   $    210,288
      Low value consumables & packaging             320,905        147,000
      Work-in-progress                              731,998        290,149
      Finished goods                              4,842,646      1,699,875
                                               ------------   ------------
      Net inventories                          $  6,352,818   $  2,347,312
                                               ============   ============

6. PROPERTY, PLANT AND EQUIPMENT

        Property, plant and equipment at cost at June 30, 2006 and December 31, 2005 consisted of:

                                                 June 30,     December 31,
                                                   2006           2005
                                               ------------   ------------
      Machinery and equipment                  $ 11,755,169   $  6,832,887
      Furniture and office equipment                350,249        253,187
      Motor vehicles                                329,043        281,371
      Buildings                                  12,801,546      5,084,728
                                               ------------   ------------
         Subtotal                                25,236,007     12,452,173
      Less: accumulated depreciation             (2,597,069)    (2,239,325)
                                               ------------   ------------
      Net property and equipment               $ 22,638,938   $ 10,212,848
                                               ============   ============
      Depreciation expense                     $    361,958   $    602,008

7. INTANGIBLE ASSETS

        Intangible assets consist of prepaid land use rights. According to the laws of the PRC, the government owns all of the land in the PRC. Companies or individuals are authorized to possess and use the land only through land use rights granted by the PRC government. Accordingly, we paid in advance for certain land use rights. Prepaid land use rights are being amortized and recorded as lease expense using the straight-line method over the use terms of 20 to 50 years. Intangible assets at June 30, 2006 and December 31, 2005 consisted of the following:

                                                 JUNE 30,     DECEMBER 31,
                                                   2006          2005
                                               ------------   ------------
      Land use rights                          $  5,617,102   $  1,840,937
      Accumulated amortization                     (140,235)       (87,813)
                                               ------------   ------------
                                               $  5,476,867   $  1,753,124
                                               ============   ============
      Amortization expense                     $     51,605   $     37,431

                                  ZHONGPIN INC.

                     NOTES TO UNAUDITED FINANCIAL STATEMENTS

8. RELATED PARTY RECEIVABLES

        Related party receivables consist of advances made by our company to the minority interest holders of Henan Zhongpin Industrial Company Limited for their investment in the registered capital of that entity. The advances are non-interest bearing and have no fixed repayment terms. Consequently, they are classified as non-current assets.

9. CONSTRUCTION IN PROGRESS

        Construction in progress at June 30, 2006 and December 31, 2005 consisted of:

                                    Completion
                                    or Estimated       June 30,     December 31,
Construction Project               Completion Date       2006           2005
--------------------------------   ---------------   ------------   ------------
Industrial plant                   February 2006     $  4,871,031   $ 16,931,178
Production line for chilled pork    January 2007        3,725,925             --
Land use right of Industrial
  Park No.4 land                   December 2007          217,641             --
                                                     ------------   ------------
                                                     $  8,814,597   $ 16,931,178
                                                     ============   ============

10. LOANS PAYABLE

SHORT-TERM LOANS

Short-term loans are due within one year. Of the $12.94 million aggregate principal amount of short-term loans at June 30, 2006, loans in the principal amount of $4.00 million were secured by our land and plants located in the PRC and guaranteed by Henan Zhongpin Industry Co., Ltd. Loans in the principal amount of $1.29 million were secured by our land and plants located in the PRC and loans in the aggregate principal amount of $7.63 million were guaranteed by Henan Zhongpin Industry Co., Ltd. These loans bear interest at prevailing lending rates in the PRC ranging from 3.0% to 7.0% per annum. At June 30, 2006, there was approximately $65.71 million in available unused lines of credit.

LONG-TERM LOANS

Our long-term loan bears interest at the rate of 6.0% per annum.

The balances of loans payable at June 30, 2006 and December 31, 2005 were as follows:

                                                     June 30,       December 31,
                                                      2006             2005
                                                   ------------     ------------
      Short-Term Loans Payable                     $ 12,944,619     $ 18,995,853
                                                   ------------     ------------

      Net Long-Term Loans Payable                     2,107,165        2,264,448
      Add:  Current Portion                             145,671          145,671
                                                   ------------     ------------
      Total Long-Term Loans Payable                   2,252,836        2,410,119
                                                   ------------     ------------
                                                   $ 15,197,455     $ 21,405,972
                                                   ============     ============

                                  ZHONGPIN INC.

                     NOTES TO UNAUDITED FINANCIAL STATEMENTS

10. LOANS PAYABLE (continued)

      Long-Term Repayment Schedule

       Payments due in 2006 - current portion            $    72,835
       Payments due in 2007 - 50% current portion            145,671
       Payments due in 2008                                  145,671
       Payments due in 2009                                  145,671
       Payments due in 2010                                  145,671
       Payments due thereafter                             1,597,317
                                                         -----------
                                                         $ 2,252,836
                                                         ===========
11. COMMITMENTS AND CONTINGENCIES

LEGAL PROCEEDINGS

        From time to time, we have disputes that arise in the ordinary course of our business. At June 30, 2006, there was no material legal proceeding to which we were a party or to which any of our property was subject that will have a material adverse effect on our financial condition.

REGISTRATION RIGHTS AGREEMENT

        In connection with the issuance of our Series A convertible preferred stock and warrants on January 30, 2006, we entered into a registration rights agreement with certain investors. The agreement requires us to effect the registration of our common stock issuable upon the conversion of the Series A convertible preferred stock and the exercise of the warrants. If such registration was not effective by June 29, 2006, we are required to pay the investors liquidated damages in an amount equal to 1-1/2% per month times the amount paid by the investors for the purchase of our Series A convertible preferred stock and warrants until such registration becomes effective. This could cost us approximately $414,000 per month until such registration becomes effective. On June 29, 2006, such registration had not become effective, and in July 2006 we began to accrue a liability in the amount of $414,000 per month for this contingency because a loss is reasonably possible and a loss amount can be reasonably estimated.

12. ALLOWANCES INCOME

        "Allowances income" consists of grants from the government of the PRC for our participation in specific programs, such as import and export, branding, and city maintenance and construction. We received allowances income as follows:

                                           Six Months Ended June 30,
                                           -------------------------
                                              2006          2005
                                              ----          ----
                     Allowance income      $1,226,845      $44,082

                                  ZHONGPIN INC.

                     NOTES TO UNAUDITED FINANCIAL STATEMENTS

12. ALLOWANCES INCOME (continued)

        In addition to paying our company for our participation in ongoing programs, the PRC government has made a cash grant to our company specifically to fund research and development. We recorded this grant as a liability titled "Research & development grants payable" on our balance sheet rather than as revenue. As qualifying research and development costs are incurred, we reduce the liability rather than recording an expense.

13. FAIR VALUE OF FINANCIAL INSTRUMENTS

        Statement of Financial Accounting Standards No. 107, "Disclosures about Fair Value of Financial Instruments" ("SFAS 107") requires entities to disclose the fair values of financial instruments except when it is not practicable to do so. Under SFAS No. 107, it is not practicable to make this disclosure when the costs of formulating the estimated values exceed the benefit when considering how meaningful the information would be to financial statement users.

        As a result of the difficulties presented in the valuation of the loans payable to related entities/parties because of their related party nature, estimating the fair value of these financial instruments is not considered practical. The fair values of all other assets and liabilities do not differ materially from their carrying amounts. None of the financial instruments held are derivative financial instruments and none were acquired or held for trading purposes in the first six months of 2006 or in our 2005 or 2004 fiscal years.

14. NEW ACCOUNTING PRONOUNCEMENTS

        In February 2006, the Financial Accounting Standards Board ("FASB") issued SFAS No. 155, "Accounting for Certain Hybrid Financial Instruments - an amendment of FASB Statements No. 133 and 140." The statement permits fair value remeasurement for any hybrid financial instrument that contains an embedded derivative that otherwise would require bifurcation, clarifies which interest-only strips are not subject to the requirements of Statement 133, establishes a requirement to evaluate interests in securitized financial assets to identify interests that are freestanding derivatives or that are hybrid financial instruments that contain an embedded derivative requiring bifurcation, clarifies that concentrations of credit risk in the form of subordination are not embedded derivatives, and amends Statement 140 to eliminate the prohibition on a qualifying special-purpose entity from holding a derivative financial instrument that pertains to a beneficial interest other than another derivative financial instrument. The Statement is effective for financial instruments acquired or issued after the beginning of the first fiscal year that begins after September 15, 2006. We expect the Statement will have no material impact on our consolidated financial statements.

        In February 2006, the FASB issued Staff Position No. FAS 123(R)-4, "Classification of Options and Similar Instruments Issued as Employee Compensation That Allow for Cash Settlement upon the Occurrence of a Contingent Event." This position addresses the classification of options and similar instruments issued as employee compensation that allow for cash settlement upon the occurrence of a contingent event, amending paragraphs 32 and A229 of SFAS No. 123 (revised 2004), "Share-Based Payment." As we have not traditionally paid compensation through the issuance of equity securities, no impact is expected on our consolidated financial statements.

        In October 2005, the FASB issued Staff Position No. FAS 13-1, "Accounting for Rental Costs Incurred during a Construction Period." This position addresses the accounting for rental costs associated

                                  ZHONGPIN INC.

                     NOTES TO UNAUDITED FINANCIAL STATEMENTS

14. NEW ACCOUNTING PRONOUNCEMENTS (continued)

with operating leases that are incurred during a construction period. Management believes this position has no application to our company.

        In May 2005, the FASB issued SFAS No. 154, Accounting Changes and Error Corrections ("SFAS No. 154"), which replaced Accounting Principles Board Opinion No. 20, Accounting Changes and SFAS No. 3, Reporting Accounting Changes in Interim Financial Statements. SFAS No. 154 changes the requirements for the accounting for and reporting of a change in accounting principles. It requires retrospective application to prior periods' financial statements of changes in accounting principles, unless it is impracticable to determine either the period-specific effects or the cumulative effect of the change. This statement is effective for accounting changes and corrections of errors made in fiscal years beginning after December 15, 2005. The impact on our operations will depend on future accounting pronouncements or changes in accounting principles.

        In March 2005, the FASB issued FASB Interpretation ("FIN") No. 47, "Accounting for Conditional Asset Retirement Obligations." FIN 47 clarifies that the term "Conditional Asset Retirement Obligation" as used in FASB Statement No. 143, "Accounting for Asset Retirement Obligations," refers to a legal obligation to perform an asset retirement activity in which the timing and/or method of settlement are conditional on a future event that may or may not be within the control of the entity. Accordingly, an entity is required to recognize a liability for the fair value of a Conditional Asset Retirement Obligation if the fair value of the liability can be reasonably estimated. FIN 47 is effective no later than the end of the first fiscal year ending after December 15, 2005. Management does not believe the adoption of FIN 47 will have a material effect on our consolidated financial position, results of operations or cash flows.

        In November 2004, the FASB issued Statement No. 151, "Inventory Costs." SFAS No. 151 requires that items such as idle facility expense, excessive spoilage, double freight, and rehandling costs be recognized as current period charges and that allocation of fixed production overheads to the costs of conversion be based on the normal capacity of the production facilities. The statement is effective for fiscal periods beginning after June 15, 2005. We believe the application of SFAS No. 151 will have no significant impact on our consolidated financial statements.

15. PREFERRED STOCK

        The principal terms of our Series A convertible preferred stock are as follows.

        DIVIDENDS. The holders of our Series A convertible preferred stock are entitled to receive, when and as declared by our board of directors, dividends in such amounts as may be determined by our board of directors from time to time out of funds legally available therefor. No dividends (other than those payable solely in common stock) will be paid to the holders of common stock until there shall have been paid or declared and set apart during that fiscal year for the holders of our Series A convertible preferred stock a dividend in an amount per share that the holders would have received for the shares of common stock issuable upon conversion of their shares of Series A convertible preferred stock.

        PREFERENCE ON LIQUIDATION. In the event of our merger or consolidation or the sale of all or substantially all of our assets or other liquidation of our company, holders of our Series A convertible preferred stock shall get a priority in payment over all other classes of stock. In such event, the Series A convertible preferred stock would be entitled to receive the greater of (i) the original purchase price of the

                                  ZHONGPIN INC.

                     NOTES TO UNAUDITED FINANCIAL STATEMENTS

15. PREFERRED STOCK (continued)

Series A convertible preferred stock or (ii) the amount the holder would get if such holder converted all of such holder's Series A convertible preferred stock into common stock.

        VOTING. The holder of each share of Series A convertible preferred stock
(i) shall be entitled to the number of votes with respect to such share equal to the number of shares of common stock into which such share of Series A convertible preferred stock could be converted on the record date for the subject vote or written consent (or, if there is no such record date, then on the date that such vote is taken or consent is effective) and (ii) shall be entitled to notice of any stockholders' meeting in accordance with our by-laws.

        APPOINT AND ELECT A DIRECTOR. So long as the number of shares of common stock issuable upon conversion of the outstanding shares of Series A convertible preferred stock is greater than 10% of the number of outstanding shares of common stock (on a fully diluted basis), the holders of record of the shares of Series A convertible preferred stock, exclusively and as a separate class, shall be entitled to elect one of our directors.

        CONVERSION RIGHT. The holders of Series A convertible preferred stock may convert each share of Series A convertible preferred stock into common stock at an initial conversion price of $0.113157 ($4.00 post-split). The conversion price will be adjusted for stock dividends, stock splits and similar events.

        AUTOMATIC CONVERSION. Each share of Series A convertible preferred stock will automatically be converted into shares of common stock at the conversion price at the time in effect if (i) we consummate an underwritten public offering of our common stock giving us at least $30 million in net proceeds, (ii)(A) the closing price of our common stock equals or exceeds $0.2828934 ($10.00 post-split) (as adjusted) for the twenty (20) consecutive-trading-day period ending within two (2) days of the date on which we provide notice of such conversion as hereinafter provided and (B) either a registration statement registering for resale the shares of common stock issuable upon conversion of the Series A convertible preferred stock has been declared effective and remains effective and available for resale for the twenty (20)-day period, or Rule 144(k) under the Securities Act of 1933, as amended, is available for the resale of such shares, or (iii) by consent of at least 67% of the then-outstanding shares of Series A convertible preferred stock.

        PROTECTIVE PROVISIONS. So long as at least 1,750,000 shares of Series A convertible preferred stock are outstanding (subject to adjustment for stock splits, combinations and the like), the holders of a majority of the outstanding shares of Series A convertible preferred stock shall be required (in addition to any consent or approval otherwise required by law) for us to take certain actions, including (1) the liquidation, dissolution or wind up of our company,
(2) the amendment, alteration or repeal of any provision of our certificate of incorporation so as to affect the rights, preferences or privileges of the Series A convertible preferred stock, (3) the creation of a new class of preferred stock or any increase in the number of shares of Series A convertible preferred stock that can be issued, or (4) the purchase or redemption, or the payment or declaration of any dividend or the making of any distribution on, any securities junior in priority to the Series A convertible preferred stock; or
(5) making any change in the size of our board of directors.

                                  ZHONGPIN INC.

                     NOTES TO UNAUDITED FINANCIAL STATEMENTS


16. WARRANTS

        In conjunction with the issuance of preferred stock discussed in Note 15, the Company issued warrants for the purchase of 3,450,000 shares of its common stock.

        Also in conjunction with the issuance of preferred stock, the Company issued warrants to purchase 345,000 units at an initial exercise price of $8.00 per unit. The units that may be acquired upon exercise of such warrants consist of two shares of Series A convertible preferred stock and one warrant to purchase one share of common stock at an initial exercise price per share of $5.00. These warrants, if fully exercised and converted, would require the issuance of 1,035,000 common shares.

        On June 15, 2006, in conjunction with a one year consulting agreement, the Company issued three year warrants to purchase 100,000 common shares at a price of $6.50 per share. The warrants vest monthly over a one year period. These warrants were accounted for using the fair value method, with the expense being recognized ratably over the requisite service period of one year. Consulting expense related to the warrants amounted to $3,190 for the six months ended June 30, 2006.

        Stock warrant transactions are summarized as follows:

                                                         Warrants
                                                  6/30/2006   12/31/2005
                                                  ---------   ----------
        Outstanding - beginning of year                  --           --
        Granted                                   4,585,000           --
        Exercised                                        --           --
        Forfeited                                        --           --
                                                 ----------   ----------
        Outstanding - end of year                 4,585,000           --
                                                 ==========   ==========



    The following table provides certain information with respect to the above referenced warrants outstanding at June 30, 2006:

                                                   Weighted         Weighted
                                   Number           Average      Average  Life -
               Exercise Price   Outstanding     Exercise Price       Years
               --------------   -----------     --------------  ----------------
    Warrants   $4.00 - $6.50     4,585,000           $4.88             4.55

    The following table provides certain information with respect to stock options exercisable at December 31, 2005:

                                                                     Weighted
                                                    Number         Average
                            Exercise Price        Outstanding    Exercise Price
                            --------------        -----------    --------------
    Warrants                 $4.00 - $6.50         4,497,000             $4.85

    The weighted average fair value at date of grant for warrants granted during 2006 was $0.38, and was estimated using the Black-Scholes option valuation model with the following assumptions:

           Expected life in years                      3
           Interest rate                               4%
           Volatility                                 6.1%
           Dividend yield                              0%

                                  ZHONGPIN INC.

                     NOTES TO UNAUDITED FINANCIAL STATEMENTS


17.     SEGMENT REPORTING


        We operate in two business segments: pork and pork products, and vegetables and fruits.

        Our pork and pork products segment is involved primarily in the processing of live market hogs into fresh, frozen and processed pork products. Our pork and pork products segment markets its products domestically to our branded stores and to food retailers, foodservice distributors, restaurant operators and noncommercial foodservice establishments, such as schools, hotel chains, healthcare facilities, the military and other food processors, as well as to international markets.

        Our vegetables and fruits segment is involved primarily in the processing of fresh vegetables and fruits. We contract with more than 120 farms in Henan Province and nearby areas to produce high-quality vegetable varieties and fruits suitable for export purposes. The proximity of the contracted farms to our operations ensures freshness from harvest to processing. We contract to grow more than 20 categories of vegetables and fruits, including asparagus, sweet corn, broccoli, mushrooms, lima beans and strawberries.

                                                      SALES BY SEGMENT
                                                 (U.S. DOLLARS IN MILLIONS)

                                                   SIX MONTHS                      PERCENTAGE
                              SIX MONTHS ENDED        ENDED         NET CHANGE       CHANGE
                                JUNE 30, 2006     JUNE 30, 2005     2006/2005      2006/2005
                              ----------------    -------------     ---------      ---------
Pork and Pork Products.....         $60.07            $32.36          $27.71           86%
Vegetables and Fruits......           2.20              0.64            1.56          244%
                                    ------            ------          ------
         Total.............         $62.27            $33.00          $29.27           89%
                                    ======            ======          ======


                                               OPERATING INCOME BY SEGMENT
                                                (U.S. DOLLARS IN MILLIONS)

                                                                           OPERATING       OPERATING
                                                                             MARGIN          MARGIN
                                 SIX MONTHS     SIX MONTHS                 SIX MONTHS      SIX MONTHS
                                    ENDED          ENDED        CHANGE        ENDED           ENDED
                                JUNE 30,2006   JUNE 30, 2005   2006/2005   JUNE 30, 2006   JUNE 30, 2005
                                ------------   -------------   ---------   -------------   -------------
Pork and Pork Products ....         $5.61          $4.37         $1.24         9.34%          13.50%
Vegetables and Fruits .....          0.25           0.05          0.20        11.36%           7.81%
                                    -----          -----         -----
         Total ............         $5.86          $4.42         $1.44         9.41%          13.39%
                                    =====          =====         =====

                      Child, Van Wagoner & Bradshaw, PLLC
    A PROFESSIONAL LIMITED LIABILITY COMPANY OF CERTIFIED PUBLIC ACCOUNTANTS
--------------------------------------------------------------------------------
1284 W. Flint Meadow Dr., Suite D, Kaysville, UT 84037     PHONE: (801) 927-1337
                                                             FAX: (801) 927-1344



                  REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM


To the Board of Directors and Stockholders
ZHONGPIN INC. (formerly STRONG TECHNICAL, INC.)
Henan Province, People's Republic of China

We have audited the accompanying consolidated balance sheets of ZHONGPIN INC. (formerly STRONG TECHNICAL, INC.) and subsidiaries as of December 31, 2005, 2004 and 2003, and the related consolidated statements of operations and comprehensive income, stockholders' equity and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the Standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting, as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control over financial reporting. Accordingly, we express no such opinion. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of ZHONGPIN INC. (formerly STRONG TECHNICAL, INC.) and subsidiaries as of December 31, 2005, 2004 and 2003, and the consolidated results of its operations and its cash flows for the years then ended, in conformity with accounting principles generally accepted in the United States of America.


Child, Van Wagoner & Bradshaw, PLLC
Kaysville, Utah
March 16, 2006

                                  ZHONGPIN INC.
                        (formerly STRONG TECHNICAL, INC.)

                           CONSOLIDATED BALANCE SHEETS
                            (Amounts in U.S. Dollars)

                                                                   DECEMBER 31,        DECEMBER 31,       DECEMBER 31,
                                                                    -----------        -----------        -----------
                         ASSETS                                        2005               2004                2003
                                                                    -----------        -----------        -----------
Current assets
  Cash and cash equivalents                                         $10,142,394        $ 5,204,637        $ 6,140,527
  Accounts receivable and other receivables                          10,002,918          7,819,097          2,758,897
  Purchase deposits                                                     220,836            124,520            239,410
  Prepaid expenses and deferred charges                                  99,009             92,163             19,327
  Inventories                                                         2,347,312          3,143,954          4,467,051
  Tax refund receivable                                                 644,232                  -            203,532
                                                                    -----------        -----------        -----------
Total current assets                                                 23,456,701         16,384,371         13,828,744

Property, plant and equipment (net)                                  10,212,848         10,072,205          5,804,959

Related party receivables                                               267,658             72,464             72,464
Other receivables                                                       632,063                  -                  -
Construction in progress                                             16,931,178          3,936,431          7,034,245
Intangible assets                                                     1,753,124          1,701,135            787,843
                                                                    -----------        -----------        -----------

Total assets                                                        $53,253,572        $32,166,606        $27,528,255
                                                                    ===========        ===========        ===========

          LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities
  Bank overdraft                                                    $   619,579                $ -                $ -
  Accounts payable and other payables                                10,278,464          5,334,765          4,132,946
  Accrued liabilities                                                   759,420            322,842            366,684
  Short-term loans payable                                           18,995,853          9,119,552          7,083,649
  Taxes payable                                                       2,055,925            716,861                  -
  Deposits from clients                                                 769,398            714,597          1,798,935
  Research & development grants payable                               2,436,804                  -                  -
  Long-term loans payable - current portion                             145,671          3,308,877          1,044,150
                                                                    -----------        -----------        -----------
Total current liabilities                                            36,061,114         19,517,494         14,426,364

Long-term loans payable                                               2,264,448          4,329,103          7,637,980
                                                                    -----------        -----------        -----------
Total liabilities                                                    38,325,562         23,846,597         22,064,344

Minority interest                                                       411,742            137,278             49,653

Stockholders' equity
  Preferred stock par value $0.001; 10,000,000 authorized;
  no shares issued and outstanding                                            -                  -                  -
  Common stock par value $0.001; 25,000,000 shares authorized;
  11,752,578 shares issued and outstanding                               11,753             11,753             11,753
  Additional paid in capital                                          2,102,933          1,986,991          1,986,991
  Retained earnings                                                  12,097,834          6,183,987          3,415,514
  Accumulated other comprehensive income                                303,748                  -                  -
                                                                    -----------        -----------        -----------
Total stockholders' equity                                           14,516,268          8,182,731          5,414,258
                                                                    -----------        -----------        -----------

Total liabilities and stockholders' equity                          $53,253,572        $32,166,606        $27,528,255
                                                                    ===========        ===========        ===========

                   The accompanying notes are an integral part
                    of the consolidated financial statements

                                  ZHONGPIN INC.
                        (formerly STRONG TECHNICAL, INC.)

         CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME
                            (Amounts in U.S. Dollars)

                                                                         Year ended
                                                                        December 31,
                                                   ------------------------------------------------------
                                                       2005                 2004                 2003
                                                       ----                 ----                 ----

Revenues
  Sales revenues                                   $ 73,399,998         $ 42,787,153         $ 29,593,493
  Cost of sales                                      61,220,499           36,669,989           26,144,177
                                                   ------------         ------------         ------------
    Gross profit                                     12,179,499            6,117,164            3,449,316

Operating expenses
  General and administrative expenses                 2,395,961            1,214,365              431,576
  Operating expenses                                  2,299,950            1,844,840            1,281,516
                                                   ------------         ------------         ------------
    Total operating expenses                          4,695,911            3,059,205            1,713,092
                                                   ------------         ------------         ------------

Income from operations                                7,483,588            3,057,959            1,736,224

Other income (expense)
  Interest income                                       182,798               85,854              237,673
  Other income                                          166,673               31,807              283,228
  Allowances income                                      85,592              928,302              149,158
  Exchange gain (loss)                                  226,547              (22,554)             (12,512)
  Interest expense                                   (1,802,042)          (1,208,362)            (803,308)
                                                   ------------         ------------         ------------
    Total other income (expense)                     (1,140,432)            (184,953)            (145,761)
                                                   ------------         ------------         ------------

Net income before taxes                               6,343,156            2,873,006            1,590,463
  Provision for income taxes                            352,880               84,541               57,097
                                                   ------------         ------------         ------------

Net income after taxes                                5,990,276            2,788,465            1,533,366
  Minority interest in gain (loss)                       76,429               19,992               (2,906)
                                                   ------------         ------------         ------------

Net income                                         $  5,913,847         $  2,768,473         $  1,536,272
                                                   ============         ============         ============

  Foreign currency translation adjustment               303,748                    -                    -
                                                   ------------         ------------         ------------
Comprehensive income                               $  6,217,595         $  2,768,473         $  1,536,272
                                                   ============         ============         ============

Basic earnings per common share                    $       0.50         $       0.24         $       0.13
                                                   ------------         ------------         ------------
Diluted earnings per common share                  $       0.50         $       0.24         $       0.13
                                                   ------------         ------------         ------------
Basic weighted average shares outstanding            11,752,578           11,752,578           11,752,578
                                                   ------------         ------------         ------------
Diluted weighted average shares outstanding          11,752,578           11,752,578           11,752,578
                                                   ------------         ------------         ------------

                   The accompanying notes are an integral part
                    of the consolidated financial statements

                                  ZHONGPIN INC.
                        (formerly STRONG TECHNICAL, INC.)

                 CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
                            (Amounts in U.S. Dollars)




                                                 Preferred Stock                          Common Stock
                                              Shares          Par Value            Shares             Par Value
                                           -----------        ----------        ------------         -----------

Balance at January 1, 2003                           -        $        -                   1         $ 1,816,425
Net income for the year                              -                 -                   -           1,536,272
Dividends paid                                       -                 -                   -                   -
                                           -----------        ----------        ------------         -----------
Balance December 31, 2003                            -                 -                   1           1,816,425

Net income for the year                              -                 -                   -                   -
                                           -----------        ----------        ------------         -----------
Balance December 31, 2004                            -                 -                   1           1,816,425

Merger on May 20                                     -                 -                   -             115,942
Recapitalization on Sept. 15                         -                 -               9,999          (1,922,367)
Net income for the year
Foreign currency translation adjustment              -                 -                   -                   -
                                           -----------        ----------        ------------         -----------
Balance December 31, 2005                            -                 -              10,000              10,000

Items applied retroactively:
Recapitalization on January 30, 2006                                             415,432,354             405,442
Reverse stock split on February 16,
2006 (1:35.349)                                      -                 -        (403,689,776)           (403,689)
                                           -----------        ----------        ------------         -----------
Restated December 31, 2005                           -        $        -          11,752,578         $    11,753
                                           ===========        ==========        ============         ===========



                                           Additional       Accumulated            Other
                                             Paid In          Retained         Comprehensive
                                             Capital          Earnings             Income             Total
                                           ----------       ------------       -------------      ------------
Balance at January 1, 2003                 $  182,319       $  1,935,634               $ -        $  3,934,378
Net income for the year                     1,536,272
Dividends paid                                      -            (56,392)                -             (56,392)
                                           ----------       ------------          --------        ------------
Balance December 31, 2003                     182,319          3,415,514                 -           5,414,258

Net income for the year                             -          2,768,473                 -           2,768,473
                                           ----------       ------------          --------        ------------
Balance December 31, 2004                     182,319          6,183,987                 -           8,182,731

Merger on May 20                                                                                       115,942
Recapitalization on Sept. 15                1,922,367                                                        -
Net income for the year                                        5,913,847                             5,913,847
Foreign currency translation adjustment             -                  -           303,748             303,748
                                           ----------       ------------          --------        ------------
Balance December 31, 2005                   2,104,686         12,097,834           303,748          14,516,268

Items applied retroactively:
Recapitalization on January 30, 2006         (405,442)                                                       -
Reverse stock split on February 16,
2006 (1:35.349)                               403,689                  -                 -                   -
                                           ----------       ------------          --------        ------------
Restated December 31, 2005                 $2,102,933       $ 12,097,834          $303,748        $ 14,516,268
                                           ==========       ============          ========        ============


                   The accompanying notes are an integral part
                    of the consolidated financial statements

                                  ZHONGPIN INC.
                        (formerly STRONG TECHNICAL, INC.)

                      CONSOLIDATED STATEMENTS OF CASH FLOWS
                            (Amounts in U.S. Dollars)

                                                                                Year ended
                                                                               December 31,
                                                           ----------------------------------------------------
                                                               2005                 2004                2003
                                                           ------------         -----------         -----------

Cash flows from operating activities:
   Net income                                              $  5,913,847         $ 2,768,473         $ 1,536,272
   Adjustments to reconcile net income to
     NET CASH PROVIDED BY OPERATING ACTIVITIES:
     Minority interest                                           76,447              87,625              (2,906)
     Depreciation                                               602,008             415,979             253,003
     Amortization                                                37,431              38,144               5,209
     Provision for allowance for bad debt                     1,214,461             267,668              67,669
     Changes in operating assets and liabilities:
       Accounts receivable and other receivables             (3,788,597)         (5,327,868)           (197,213)
       Purchase deposits                                        (91,712)            114,890             754,995
       Prepaid expense and deferred charges                      (4,383)            (72,836)             (5,361)
       Inventories                                              865,583           1,323,097          (1,307,000)
       Tax refunds receivable                                  (634,793)                  -              41,978
       Accounts payable and accrued liabilities               7,135,575           1,201,819           1,703,038
       Accrued liabilities                                      419,194             (43,842)             34,683
       Taxes payable                                          1,303,773             920,393             (60,166)
       Deposits from clients                                     35,676          (1,084,338)          1,642,985
                                                           ------------         -----------         -----------
   NET CASH PROVIDED BY OPERATING ACTIVITIES                 13,084,510             609,204           4,467,186

Cash flows from investing activities:
   Construction in progress                                 (12,703,414)            (49,267)         (5,056,786)
   Additions to fixed assets                                   (527,369)         (1,536,144)         (1,263,830)
   PURCHASE OF INTANGIBLE ASSETS                                      -            (951,436)                  -
                                                           ------------         -----------         -----------
       Net cash used in investing activities                (13,230,783)         (2,536,847)         (6,320,616)

Cash flows from financing activities:
   Proceeds from cash overdraft                                 610,501                   -                   -
   Proceeds from short-term loans                             9,641,295           2,035,903           2,005,833
   Proceeds from long-term loans                                      -                   -           2,544,449
   Repayments of long-term loans                             (5,490,645)         (1,044,150)                  -
   Capital paid in at acquisition                               117,216                   -                   -
   Advances to related parties                                 (190,476)                  -                   -
   Investment in sub by minority holder                         190,476                   -                   -
   Payments of dividends                                              -                   -             (56,392)
                                                           ------------         -----------         -----------
       Net cash provided by financing activities              4,878,367             991,753           4,493,890

   Effect of rate changes on cash                               205,663                   -                   -
                                                           ------------         -----------         -----------

   Increase (decrease) in cash and cash equivalents           4,937,757            (935,890)          2,640,460

   Cash and cash equivalents, beginning of period             5,204,637           6,140,527           3,500,067
                                                           ------------         -----------         -----------
   Cash and cash equivalents, end of period                $ 10,142,394         $ 5,204,637         $ 6,140,527
                                                           ============         ===========         ===========

Supplemental disclosures of cash flow information:
   Cash paid for interest                                  $  1,699,634         $ 1,208,362         $   803,308
                                                           ============         ===========         ===========
   Cash paid for income taxes                              $    370,696         $    84,541         $    57,097
                                                           ============         ===========         ===========


                   The accompanying notes are an integral part
                    of the consolidated financial statements

                                  ZHONGPIN INC.
                        (formerly STRONG TECHNICAL, INC.)

                          NOTES TO FINANCIAL STATEMENTS


1. ORGANIZATION AND NATURE OF OPERATIONS

    Zhongpin Inc. ("Zhongpin") was incorporated on February 4, 2003 as Strong Technical Inc. in the State of Delaware for the purpose of operating a personnel outsourcing service, providing skilled workers to industry. On March 30, 2005, an 82.4% controlling interest in Zhongin was acquired by Halter Capital Corporation and all previous operations were discontinued. On January 30, 2006, Zhongpin acquired Falcon Link Investment Limited ("Falcon") in a stock exchange by issuing 397,676,704 (11,250,000 post-split) shares of its common stock in exchange for all of the issued and outstanding stock of Falcon. The acquisition transaction was accounted for as a reverse acquisition resulting in the recapitalization of Falcon. Accordingly, the historical financial statements of Falcon have been retroactively restated to give effect to the recapitalization as if it had occurred at the beginning of the first period presented. Hereafter Zhongpin and its subsidiaries are collectively referred to as the "Company."

    Falcon was incorporated in the Territory of the British Virgin Islands ("BVI") on July 21, 2005 as a holding company for the purpose of owning all of the equity interests of Henan Zhongpin Food Co., Ltd. ("HZFC"), a People's Republic of China ("PRC") company. Falcon acquired 100% ownership of HZFC by paying 20,940,000 RMB ($2,528,986) to the holders of HZFC, who where also the holders of Falcon. The transaction was accounted for as a transfer of entities under common control, wherein HZFC is the continuing entity. The historical financial statements of Falcon are essentially those of HZFC and are shown as if the transfer had taken place at the beginning of the first period presented.

    HZFC was established in the PRC on May 20, 2005 for the sole purpose of holding Henan Zhongpin Food Share Company Limited ("Food Share") and its subsidiaries. The owners of Food Share formed HZFC by investing 16,000,000 Renminibi ("RMB") ($1,932,367). HZFC acquired Food Share by paying 15,040,000 RMB ($1,816,425) to the holders of Food Share, who were also the holders of HZFC, in exchange for 100% ownership of Food Share. The transaction was accounted for as a transfer of entities under common control, wherein Food Share is the continuing entity with an increase in registered capital of 960,000 RMB ($115,942). The historical financial statements of HZFC are essentially those of Food Share shown with an increase in capital as if the transfer had taken place at the beginning of the first period presented.

    Food Share is incorporated in the PRC. It is headquartered in Henan Province and its corporate office is in Changge City. The Company is principally engaged in the production of pork, pork products and vegetables, and the retail sales of pork, processed pork products, vegetables and other grocery items to customers throughout the PRC and other export countries, either directly or through its subsidiaries.

    Details of Food Share's subsidiaries are as follows:

                                                      DOMICILE AND DATE       REGISTERED         PERCENTAGE
Name                                                   of Incorporation        Capital          of Ownership
----------------------------------------------------------------------------------------------------------------
Henan Zhongpin Industrial Company Limited                  The PRC          18,000,000 RMB          88.00%
                                                       January 17, 2002       ($2,173,913)

Henan Zhongpin Import and Export Trading Company           The PRC           5,060,000 RMB          88.93%
                                                       August 11, 2004        ($611,111)

                                  ZHONGPIN INC.
                        (formerly STRONG TECHNICAL, INC.)

                          NOTES TO FINANCIAL STATEMENTS

2.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

    BASIS OF PRESENTATION

    The consolidated financial statements include the accounts of Zhongpin Inc. (formerly Strong Technical, Inc.), Falcon Link Investment Limited, Henan Zhongpin Food Co., Ltd., Henan Zhongpin Food Share Company Limited, Henan Zhongpin Industrial Company Limited and Henan Zhongpin Import and Export Trading Company. All material intercompany accounts and transactions have been eliminated in consolidation.

    The consolidated financial statements were prepared in accordance with accounting principles generally accepted in the United States of America ("U.S. GAAP"). The preparation of financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities as of the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. U.S. GAAP differs from that used in the statutory financial statements of the PRC subsidiaries, which were prepared in accordance with the relevant accounting principles and financial reporting regulations as established by the Ministry of Finance of the PRC. Certain accounting principles stipulated under U.S. GAAP are not applicable in the PRC.

    The RMB of the People's Republic of China has been determined to be the functional currency of the Company. The balance sheets of the Company and its subsidiaries were translated at year end exchange rates. Expenses were translated at moving average exchange rates in effect during the year. The effects of rate changes on assets and liabilities are recorded as accumulated other comprehensive income.

    FISCAL YEAR

    These financial statements have been prepared using December 31 as the fiscal year end.

    MINORITY INTEREST IN SUBSIDIARIES

    The Company records minority interest expense, which reflects the minority shareholders' portion of the earnings of Henan Zhongpin Industrial Company Limited and Henan Zhongpin Import and Export Trading Company. During 2005, Henan Zhongpin Industrial Company Limited increased its registered capital from 5,000,000 RMB ($603,864) to 18,000,000 RMB ($2,173,913), which required the minority holders to increase their investment by 1,560,000 RMB ($188,406), effectively increasing the minority interest shown on the Company's balance sheet by $188,406.

    RESTRICTIONS ON TRANSFER OF ASSETS OUT OF THE PRC

    Dividend payments by HZFC are limited by certain statutory regulations in the PRC. No dividends may be paid by HZFC without first receiving prior approval from the Foreign Currency Exchange Management Bureau. Dividend payments are restricted to 85% of profits, after tax.

                                  ZHONGPIN INC.
                        (formerly STRONG TECHNICAL, INC.)

                          NOTES TO FINANCIAL STATEMENTS

    2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

    CONTROL BY PRINCIPAL STOCKHOLDERS

    The directors, executive officers and their affiliates or related parties own, beneficially and in the aggregate, the majority of the voting power of the outstanding shares of the common stock of the Company. Accordingly, the directors, executive officers and their affiliates, if they voted their shares uniformly, would have the ability to control the approval of most corporate actions, including increasing the authorized capital stock of the Company and the dissolution, merger or sale of the Company's assets.

    START-UP COSTS

    The Company, in accordance with the provisions of the American Institute of Certified Public Accountants' Statement of Position (SOP) 98-5, "Reporting on the Costs of Start-up Activities," expenses all start-up and organizational costs as they are incurred.

    USE OF ESTIMATES

    The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

    SIGNIFICANT ESTIMATES

    Several areas require significant management estimates relating to uncertainties for which it is reasonably possible that there will be a material change in the near term. The more significant areas requiring the use of management estimates related to the valuation of receivables, equipment and accrued liabilities, and the useful lives for amortization and depreciation.

    CASH EQUIVALENTS

    The Company considers all highly liquid debt instruments purchased with a maturity of three months or less to be cash equivalents.

    ACCOUNTS RECEIVABLE

    Accounts receivable are stated at cost, net of allowance for doubtful accounts. Based on the Company's experience and current practice in the PRC, management provides for an allowance for doubtful accounts equivalent to those accounts that are not collected within one year plus 5% of receivables less than one year old.

    INVENTORIES

    Inventories are stated at the lower of cost, determined on a weighted average basis, and net realizable value. Work-in-progress and finished goods are composed of direct material, direct labor and an

                                  ZHONGPIN INC.
                        (formerly STRONG TECHNICAL, INC.)

                          NOTES TO FINANCIAL STATEMENTS

    2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

    attributable portion of manufacturing overhead. Net realizable value is the estimated selling price, in the ordinary course of business, less estimated costs to complete and dispose.

    LAND USE RIGHTS

    The Company adopted the provisions of SFAS No. 142, "Goodwill and Other Intangible Assets" ("SFAS 142"), effective January 1, 2002. Under SFAS 142, goodwill and indefinite lived intangible assets are not amortized, but are reviewed annually for impairment, or more frequently, if indications of possible impairment exist. The Company has performed the requisite annual transitional impairment tests on intangible assets and determined that no impairment adjustments were necessary.

    REVENUE RECOGNITION

    The Company recognizes revenue on the sales of its products as earned when the customer takes delivery of the product according to previously agreed upon pricing and delivery arrangements, and when the Company believes that collectibility is reasonably assured. The Company sells primarily perishable and frozen food products. As such, any right of return is only for a few days and has been determined to be insignificant by management. Accordingly, no provision has been made for returnable goods.

    EARNINGS PER SHARE

    Basic earnings per common share ("EPS") are calculated by dividing net income by the weighted average number of common shares outstanding during the period. Diluted EPS is calculated by adjusting the weighted average outstanding shares, assuming conversion of all potentially dilutive securities, such as stock options and warrants. The Company had no potentially dilutive securities outstanding at December 31, 2005, 2004 and 2003.

    The numerators and denominators used in the computations of basic and diluted EPS are presented in the following table:

                                                              2005          2004          2003
                                                              ----          ----          ----
    NUMERATOR FOR BASIC AND DILUTED EPS
        Net income to common stockholders                $  5,913,847   $  2,768,473   $ 1,536,272
                                                         ============   ============   ===========

    DENOMINATORS FOR BASIC AND DILUTED EPS
        Common stock outstanding after recapitalization
        and 1:35.349 reverse stock split                   11,752,578     11,752,578    11,752,578
                                                         ------------   ------------   -----------
    DENOMINATOR FOR BASIC EPS                             11,752,578      11,752,578    11,752,578
                                                         ============   ===========    ===========
    Add: Outstanding stock warrants                                 -              -             -
                                                         ------------   ------------   -----------
    DENOMINATOR FOR DILUTED EPS                           11,752,578      11,752,578    11,752,578
                                                          ===========   ===========    ===========

    EPS - Basic                                          $       0.50   $       0.24   $      0.13
                                                         ------------   ------------   -----------
    EPS - Diluted                                        $       0.50   $       0.24   $      0.13
                                                         ------------   ------------   -----------

                                  ZHONGPIN INC.
                        (formerly STRONG TECHNICAL, INC.)

                          NOTES TO FINANCIAL STATEMENTS

2.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

    SHIPPING AND HANDLING COSTS

    Shipping and handling amounts billed to customers in related sales transactions are included in sales revenues. Handling costs are included in cost of sales, while direct shipping costs of $933,000, $683,000 and $306,000 are included in operating expenses for the years ended December 31, 2005, 2004 and 2003, respectively.

    ADVERTISING COSTS

    Advertising costs are expensed as incurred. Advertising expenses were approximately $226,000, $70,800 and $39,000 for the years ended December 2005, 2004 and 2003, respectively.

    RESEARCH AND DEVELOPMENT COSTS

    The PRC government has made a cash grant to the Company specifically to fund research and development. The Company has recorded this grant as a liability titled "Research & development grants payable" on the balance sheet. Qualifying research and development costs reduce the liability while non-qualifying research and development costs are expensed as incurred. Research and development costs were approximately $360,000, $290,000 and $220,000 for the years ended December 31, 2005, 2004 and 2003, respectively.

    PROPERTY AND EQUIPMENT

    Impairment of long-lived assets is recognized when events or changes in circumstances indicate that the carrying amount of the asset, or related groups of assets, may not be recoverable. Under the provisions of SFAS No. 144, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of," the Company recognizes an "impairment charge" when the expected net undiscounted future cash flows from an asset's use and eventual disposition are less than the asset's carrying value and the asset's carrying value exceeds its fair value. Measurement of fair value for an asset or group of assets may be based on appraisal, market values of similar assets or estimated discounted future cash flows resulting from the use and ultimate disposition of the asset or assets.

    Expenditures for maintenance, repairs and betterments, which do not materially extend the normal useful life of an asset, are charged to operations as incurred. Upon sale or other disposition of assets, the cost and related accumulated depreciation are removed from the accounts and any resulting gain or loss is reflected in income.

    Depreciation and amortization are provided for financial reporting purposes primarily on the straight-line method over the estimated useful lives ranging from 5 to 50 years.

                                  ZHONGPIN INC.
                        (formerly STRONG TECHNICAL, INC.)

                          NOTES TO FINANCIAL STATEMENTS

2.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

    OPERATING LEASES

    Operating leases represent those leases under which substantially all the risks and rewards of ownership of the leased assets remain with the lessors. Rental payments under operating leases are charged to expense on the straight-line basis over the period of the relevant leases.

    INCOME TAXES

    Income tax expense is based on reported income before income taxes. Deferred income taxes reflect the effect of temporary differences between assets and liabilities that are recognized for financial reporting purposes and the amounts that are recognized for income tax purposes. In accordance with Statement of Financial Accounting Standard ("SFAS") No. 109, "Accounting for Income Taxes," these deferred taxes are measured by applying currently enacted tax laws. The Company recorded income tax expenses of $352,880, $84,541 and $57,097 for 2005, 2004 and 2003, respectively.

    The Company withholds and pays income taxes on its employees' wages, which fund the Chinese government's sponsored health and retirement programs of all Company employees. For such employees, the Company was obligated to make contributions to the social insurance bureau under the laws of the PRC for pension and retirement benefits.

3. BUSINESS ACQUISITIONS

    Food Share started Henan Zhongpin Import and Export Trading Company on August 11, 2004 as a joint venture with Li Jun Wei, an individual, to facilitate the exporting of the Company's goods. The Company owns 88.93% of Henan Zhongpin Import and Export Trading Company.

4. ACCOUNTS RECEIVABLE AND OTHER RECEIVABLES

    The Company accrued an allowance for bad debts related to its receivables. The receivable and allowance balances at December 31, 2005, 2004 and 2003 were as follows:

                                            2005              2004             2003
                                            ----              ----             ----
        Accounts receivable             $ 10,337,838       $ 7,470,323     $ 1,683,940
        Other receivables                  2,013,757           820,590       1,235,615
        Allowances receivable                      -                 -          43,490
        Allowance for bad debts           (1,716,614)         (471,816)       (204,148)
                                        ------------       -----------     -----------
                                        $ 10,634,981       $ 7,819,097     $ 2,758,897
                                        ============       ===========     ===========

        Current                         $ 10,002,918       $ 7,819,097     $ 2,758,897
        Non-current                          632,063                 -               -
                                        ------------       -----------     -----------
                                        $ 10,634,981       $ 7,819,097     $ 2,758,897
                                        ============       ===========     ===========

                                  ZHONGPIN INC.
                        (formerly STRONG TECHNICAL, INC.)

                          NOTES TO FINANCIAL STATEMENTS

4.  ACCOUNTS RECEIVABLE AND OTHER RECEIVABLES (continued)

Other receivables consist primarily of cash advances to suppliers to ensure preferential pricing and delivery. The advances bear no interest and are expected to be repaid in cash. Repayment is typically required to be made in less than one year. Advances that are not expected to be paid within one year are classified as non-current.

5. INVENTORIES

    Inventories consisted of:

                                        December 31,  December 31,  December 31,
                                            2005          2004          2003
                                            ----          ----          ----
Raw materials                           $   210,288   $   247,041    $   143,171
Low value consumables and packaging         147,000       104,846         66,659
Work-in-progress                            290,149       434,667      1,042,155
Finished goods                            1,699,875     2,377,705      3,215,066
Provision for loss of pricing                     -       (20,305)             -
                                        -----------   -----------    -----------
Net inventories                         $ 2,347,312   $ 3,143,954    $ 4,467,051
                                        ===========   ===========    ===========

6. PROPERTY, PLANT AND EQUIPMENT

    Property, plant and equipment at cost consisted of:

                                     December 31,    December 31,   December 31,
                                        2005            2004            2003
                                        ----            ----            ----
Machinery and equipment            $  6,832,887    $  6,311,417    $  3,621,320
Furniture and office equipment          253,187         221,016         198,680
Motor vehicles                          281,371         207,270         235,053
Buildings                             5,084,728       4,923,229       2,924,654
                                   ------------    ------------    ------------
Subtotal                             12,452,173      11,662,932       6,979,707
Less: accumulated depreciation       (2,239,325)     (1,590,727)     (1,174,748)
                                   ------------    ------------    ------------
Net property and equipment         $ 10,212,848    $ 10,072,205    $  5,804,959
                                   ============    ============    ============

Depreciation expense               $    602,008    $    415,979    $    253,003
                                   ============    ============    ============

7. INTANGIBLE ASSETS

    Intangible assets of the Company consist of prepaid land use rights. According to the laws of the PRC, the government owns all of the land in the PRC. Companies or individuals are authorized to possess and use the land only through land use rights granted by the PRC government.
    Accordingly,

                                  ZHONGPIN INC.
                        (formerly STRONG TECHNICAL, INC.)

                          NOTES TO FINANCIAL STATEMENTS

7. INTANGIBLE ASSETS (continued)

    the Company paid in advance for the land use rights. Prepaid land use rights are being amortized and recorded as lease expense using the straight-line method over the use terms of 20 to 50 years. Intangible assets consisted of the following:


                                    December 31,    December 31,    December 31,
                                        2005            2004            2003
                                        ----            ----            ----
Land use rights                     $ 1,840,937     $ 1,749,697     $   798,261
Accumulated amortization                (87,813)        (48,562)        (10,418)
                                    -----------     -----------     -----------
                                    $ 1,753,124     $ 1,701,135     $   787,843
                                    ===========     ===========     ===========

Amortization expense                $    37,431     $    38,144     $     5,209
                                    ===========     ===========     ===========

8. RELATED PARTY RECEIVABLES

    Related party receivables consist of advances made by the Company to the minority interest holders of Henan Zhongpin Industrial Company Limited for their investment in the registered capital of that entity. The advances are non-interest bearing and have no fixed repayment terms. Consequently, they are classified as non-current assets.

9. CONSTRUCTION IN PROGRESS

    Construction in progress consisted of :

                                                        December 31,    December 31,   December 31,
Construction in progress             Completed on          2005            2004            2003
------------------------             ------------          ----            ----            ----
Sewage Construction                  October 2004       $          -    $          -       $ 22,495
Industrial Plant                    February 2006         16,931,178       3,887,164      7,011,750
Frozen machinery and store room       March 2005                   -          49,267              -
                                                        ------------    ------------    -----------
                                                        $ 16,931,178    $  3,936,431    $ 7,034,245
                                                        ============    ============    ===========

10. LOANS PAYABLE

    SHORT-TERM LOANS

    Short-term loans are due within one year. These loans are secured by the land and plant of the Company, and guaranteed by the Company. These loans bear interest at prevailing lending rates in the PRC ranging from 3.0% to 9.4% per annum. At December 31, 2005, there was approximately $19.5 million in unused lines of credit available.

    LONG-TERM LOANS

    A long-term loan bears interest at the rate of 6.0% per annum.

                                  ZHONGPIN INC.
                        (formerly STRONG TECHNICAL, INC.)

                          NOTES TO FINANCIAL STATEMENTS

10. LOANS PAYABLE (continued)

    The balances of loans payable were as follows:


                                    December 31,    December 31,    December 31,
                                       2005             2004            2003
                                       ----             ----            ----
      Short Term Loans Payable      $18,995,853     $ 9,119,552     $ 7,083,649
      Long Term Loans Payable         2,410,119       7,637,980       8,682,130
                                    -----------     -----------     -----------
                                    $21,405,972     $16,757,532     $15,765,779
                                    ===========     ===========     ===========

                  LONG TERM REPAYMENT SCHEDULE
      --------------------------------------------------
      Payments due in 2006                 $    145,671
      Payments due in 2007                      145,671
      Payments due in 2008                      145,671
      Payments due in 2009                      145,671
      Payments due in 2010                      145,671
      Payments due thereafter                 1,681,764
                                           ------------
                                           $  2,410,119
                                           ============

11. COMMITMENTS AND CONTINGENCIES

    LEGAL PROCEEDINGS

    From time to time, the Company has disputes that arise in the ordinary course of its business. Currently, according to management, there are no material legal proceedings to which the Company is party or to which any of its property is subject, that will have a material adverse effect on the Company's financial condition.

    REGISTRATION RIGHTS AGREEMENT

    On January 30, 2006, subsequent to the balance sheet date and in connection with the issuance of Series A Preferred Stock and Warrants as discussed in
    Note 15 "Subsequent Events", the Company entered into a Registration Rights Agreement with certain investors. The agreement requires the Company to effect the registration of common stock issuable upon the conversion of the Series A Preferred Stock and the exercise of the Warrants. If such registration is not effective by June 29, 2006 the Company is required to pay the investors liquidated damages of 1-1/2% per month times the funds paid by the investors for the purchase of the Series A Preferred Stock and Warrants until such registration becomes effective. This could cost the Company approximately $414,000 per month until such registration becomes effective. The Company has not accrued a liability for this contingency because a loss amount cannot be reasonably estimated.

                                  ZHONGPIN INC.
                        (formerly STRONG TECHNICAL, INC.)

                          NOTES TO FINANCIAL STATEMENTS

12. ALLOWANCES INCOME

    "Allowances income" consists of grants from the government of the PRC for the Company's participation in specific programs, such as import and export, branding, and city maintenance and construction. The Company received allowances income as follows:


                               Year ended     Year ended     Year ended
                              December 31,    December 31,   December 31,
                                  2005          2004             2003
                                  ----          ----             ----
         Allowances income     $  85,592     $  928,302       $ 149,158
                               =========     ==========       =========

    In addition to paying the Company for its participation in ongoing programs, the PRC government has made a cash grant to the Company specifically to fund research and development. The Company recorded this grant as a liability titled "Research & development grants payable" on the balance sheet rather than as revenue. As qualifying research and development costs are incurred the Company reduces the liability rather than recording an expense.

13. FAIR VALUE OF FINANCIAL INSTRUMENTS

    Statement of Financial Accounting Standards No. 107, "Disclosures about Fair Value of Financial Instruments" ("SFAS 107") requires entities to disclose the fair values of financial instruments except when it is not practicable to do so. Under SFAS No. 107, it is not practicable to make this disclosure when the costs of formulating the estimated values exceed the benefit when considering how meaningful the information would be to financial statement users.

    As a result of the difficulties presented in the valuation of the loans payable to related entities/parties because of their related party nature, estimating the fair value of these financial instruments is not considered practical. The fair values of all other assets and liabilities do not differ materially from their carrying amounts. None of the financial instruments held are derivative financial instruments and none were acquired or held for trading purposes in 2005, 2004 and 2003.

14. NEW ACCOUNTING PRONOUNCEMENTS

    In February 2006, the Financial Accounting Standards Board ("FASB") issued SFAS No. 155, "Accounting for Certain Hybrid Financial Instruments - an amendment of FASB Statements No. 133 and 140." The statement permits fair value remeasurement for any hybrid financial instrument that contains an embedded derivative that otherwise would require bifurcation, clarifies which interest-only strips are not subject to the requirements of Statement 133, establishes a requirement to evaluate interests in securitized financial assets to identify interests that are freestanding derivatives or that are hybrid financial instruments that contain an embedded derivative requiring bifurcation, clarifies that concentrations of credit risk in the form of subordination are not embedded derivatives, and amends Statement 140 to eliminate the prohibition on a qualifying special-purpose entity from holding a derivative financial instrument that pertains to a beneficial interest other than another derivative financial instrument. The Statement is effective for financial instruments acquired or issued after the beginning of the first fiscal year that begins after September 15, 2006. The Company expects that the Statement will have no material impact on its consolidated financial statements.

                                  ZHONGPIN INC.
                        (formerly STRONG TECHNICAL, INC.)

                          NOTES TO FINANCIAL STATEMENTS

14. NEW ACCOUNTING PRONOUNCEMENTS (continued)

    In February 2006, the FASB issued Staff Position No. FAS 123(R)-4, "Classification of Options and Similar Instruments Issued as Employee Compensation That Allow for Cash Settlement upon the Occurrence of a Contingent Event." This position addresses the classification of options and similar instruments issued as employee compensation that allow for cash settlement upon the occurrence of a contingent event, amending paragraphs 32 and A229 of SFAS No. 123 (revised 2004), "Share-Based Payment." As the Company has not traditionally paid compensation through the issuance of equity securities, no impact is expected on its consolidated financial statements.

    In October 2005, the FASB issued Staff Position No. FAS 13-1, "Accounting for Rental Costs Incurred during a Construction Period." This position addresses the accounting for rental costs associated with operating leases that are incurred during a construction period. Management believes that this position has no application to the Company.

    In May 2005, the FASB issued SFAS No. 154, Accounting Changes and Error Corrections ("SFAS No. 154"), which replaced Accounting Principles Board Opinion No. 20, Accounting Changes and SFAS No. 3, Reporting Accounting Changes in Interim Financial Statements. SFAS No. 154 changes the requirements for the accounting for and reporting of a change in accounting principles. It requires retrospective application to prior periods' financial statements of changes in accounting principles, unless it is impracticable to determine either the period-specific effects or the cumulative effect of the change. This statement is effective for accounting changes and corrections of errors made in fiscal years beginning after December 15, 2005. The impact on the Company's operations will depend on future accounting pronouncements or changes in accounting principles.

    In March 2005, the FASB issued FASB Interpretation ("FIN") No. 47, "Accounting for Conditional Asset Retirement Obligations." FIN 47 clarifies that the term "Conditional Asset Retirement Obligation" as used in FASB Statement No. 143, "Accounting for Asset Retirement Obligations," refers to a legal obligation to perform an asset retirement activity in which the timing and/or method of settlement are conditional on a future event that may or may not be within the control of the entity. Accordingly, an entity is required to recognize a liability for the fair value of a Conditional Asset Retirement Obligation if the fair value of the liability can be reasonably estimated. FIN 47 is effective no later than the end of fiscal year ending after December 15, 2005. Management does not believe the adoption of FIN 47 will have a material effect on the Company's consolidated financial position, results of operations or cash flows.

    In November 2004, the FASB issued Statement No. 151, "Inventory Costs." SFAS No. 151 requires that items such as idle facility expense, excessive spoilage, double freight, and rehandling costs be recognized as current period charges and that allocation of fixed production overheads to the costs of conversion be based on the normal capacity of the production facilities. The statement is effective for fiscal periods beginning after June 15, 2005. The Company believes that the application of SFAS No. 151 will have no significant impact on the consolidated financial statements.

15. SUBSEQUENT EVENTS

    On January 30, 2006, the Company consummated an agreement with the shareholders of Falcon whereby it issued 397,676,704 (11,250,000 post-split) shares of its common stock in exchange for all of the issued and outstanding stock of Falcon. Immediately prior to the transaction there were

                                  ZHONGPIN INC.
                        (formerly STRONG TECHNICAL, INC.)

                          NOTES TO FINANCIAL STATEMENTS

15. SUBSEQUENT EVENTS (continued)

    17,765,650 (502,578 post-split) shares outstanding as compared to 415,442,354 (11,752,578 post-split) shares outstanding immediately following. Consequently, Falcon became a wholly-owned subsidiary of the Company. The transaction was accounted for as a reverse acquisition resulting in a recapitalization of Falcon, wherein Falcon's historical financial statements became those of the Company, retrospectively restated to reflect the adopted capital structure of the Company as if the transaction had occurred at the beginning of the first period presented. These financial statements have been adjusted to reflect such restatement.

    In conjunction with the acquisition of Falcon, on January 31, 2006 the Company sold at $8.00 per unit 3.45 million units, each consisting of two shares of Series A Convertible Preferred Stock and a five year warrant to purchase an additional 35.349 (1 post-split) common shares at a purchase price of $0.1414467 ($5.00 post split) per share. Each preferred share is convertible into 35.349 (1 post-split) common shares. Total conversion rights were issued for 243,908,100 (6,900,000 post-split) common shares and total warrants were issued for 121,954,050 (3,450,000 post-split) common shares.

    On February 16, 2006, the Company amended its articles of incorporation to change its name from Strong Technical, Inc. to Zhongpin Inc. In the same amendment, the Company changed its authorized common stock to 25,000,000 shares with par value of $0.001 and its authorized preferred stock to 10,000,000 shares with par value of $0.001.

    On February 16, 2006, the Company effected a 1:35.349 reverse split on its outstanding common stock. Immediately prior to the split, 415,442,354 common shares were outstanding as compared to 11,752,578 common shares outstanding immediately following the split. Outstanding conversion rights on Series A Convertible Preferred Stock were reduced from 243,908,100 common shares to 6,900,000 common shares, and outstanding warrants were reduced from 121,954,050 common shares to 3,450,000 common shares, exercisable at $5.00 per share.

16. PREFERRED STOCK

    The features of the Series A Convertible Preferred Stock are as follows.

    Dividends. The holders of the Series A Preferred are entitled to receive, when and as declared by the Board of Directors, dividends in such amounts as may be determined by the Board of Directors from time to time out of funds legally available therefor. No dividends (other than those payable solely in common stock) will be paid to the holders of common stock until there shall have been paid or declared and set apart during that fiscal year for the holders of the Series A Preferred a dividend in an amount per share that the holders would have got for the shares of common stock issuable upon conversion of their shares of Series A Preferred.

    Preference on Liquidation. In the event of merger, consolidation or sale of all or substantially all of the Company's assets or other liquidation, holders of the Series A Preferred shall get a priority in payment over all other classes of stock. In such event, the Series A Preferred would be entitled to receive the greater of (i) the original purchase price of the Series A Preferred or (ii) the amount the holder would get if he converted all of his Series A Preferred into common stock.

                                  ZHONGPIN INC.
                        (formerly STRONG TECHNICAL, INC.)

                          NOTES TO FINANCIAL STATEMENTS

16. PREFERRED STOCK (continued)

    Voting. The holder of each share of Series A Preferred (i) shall be entitled to the number of votes with respect to such share equal to the number of shares of common stock into which such share of Series A Preferred could be converted on the record date for the subject vote or written consent (or, if there is no such record date, then on the date that such vote is taken or consent is effective) and (ii) shall be entitled to notice of any stockholders' meeting in accordance with the Company's Bylaws.

    Appoint and Elect a Director. So long as the number of shares of common stock issuable upon conversion of the outstanding shares of Series A Preferred is greater than 10% of the number of outstanding shares of common stock (on a fully diluted basis), the holders of record of the shares of Series A Preferred, exclusively and as a separate class, shall be entitled to elect one of the Company's (1) directors.

    Conversion Right. The holder may convert each share of Series A Preferred into common stock at an initial conversion price of $0.113157 ($4.00 post-split). The conversion price will be adjusted for stock dividends, stock splits and similar events.

    Automatic Conversion. Each share of Series A Preferred will automatically be converted into shares of common stock at the conversion price at the time in effect if (i) the Company has an underwritten public offering of its common stock giving the Company at least $30 million in net proceeds, (ii)(A) the closing price of the common stock equals or exceeds $0.2828934 ($10.00 post-split) (as adjusted) for the twenty (20) consecutive-trading-day period ending within two (2) days of the date on which the Company provides notice of such conversion as hereinafter provided and (B) either a registration statement registering for resale the shares of common stock issuable upon conversion of the Series A Preferred has been declared effective and remains effective and available for resales for the twenty (20)-day period, or Rule 144(k) is available for the resale of such shares, or (iii) by consent of at least 67% of the then-outstanding shares of Series A Preferred.

    Protective Provisions. So long as at least 1,750,000 shares of Series A Preferred are outstanding (subject to adjustment for stock splits, combinations and the like), the holders of a majority of the outstanding Series A Preferred shall be required (in addition to any consent or approval otherwise required by law) for us to take certain actions, including (1) liquidation, dissolution or wind up, (2) amend, alter or repeal any provision of our certificate of incorporation so as to affect the rights, preferences or privileges of the Series A Preferred, (3) create a new class of preferred stock or increase the number of shares of Series A Preferred that can be issued, or (4) purchase or redeem, or pay or declare any dividend or make any distribution on, any securities junior in priority to the Series A Preferred; or (5) make any change in the size of the Company's Board of Directors.

17. SEGMENT REPORTING

    We operate in two business segments: pork and pork products, and vegetables and fruits.

    Our pork and pork products segment is involved primarily in the processing of live market hogs into fresh, frozen and processed pork products. Our pork and pork products segment markets its products domestically to our branded stores, food retailers, foodservice distributors, restaurant operators and noncommercial foodservice establishments, such as schools, hotel chains, healthcare facilities, the military and other food processors, as well as to international markets.

                                  ZHONGPIN INC.
                        (formerly STRONG TECHNICAL, INC.)

                          NOTES TO FINANCIAL STATEMENTS

17. SEGMENT REPORTING (continued)

    Our vegetables and fruits segment is involved primarily in the processing of fresh vegetables and fruits. We contract with more than 120 farms in Henan Province and nearby areas to produce high-quality vegetable varieties and fruits suitable for export purposes. The proximity of the contracted farms to our operations ensures freshness from harvest to processing. We contract to grow more than 20 categories of vegetables and fruits, including asparagus, sweet corn, broccoli, mushrooms, lima beans and strawberries.

                                                      SALES BY SEGMENT
                                                        (IN MILLIONS)

                                                  SALES                SALES
                                               YEAR ENDED           YEAR ENDED
                                              DEC. 31, 2005        DEC. 31, 2004
                                              -------------        -------------
     Pork and Pork Products............          $ 71.46              $ 41.80
     Vegetables and Fruits.............             1.94                 0.99
                                                 -------              -------
                                  Total          $ 73.40              $ 42.79


17. SEGMENT REPORTING (continued)

                                                OPERATING INCOME BY SEGMENT
                                                       (IN MILLIONS)

                                            OPERATING INCOME    OPERATING INCOME
                                               YEAR ENDED          YEAR ENDED
                                             DEC. 31, 2005        DEC. 31, 2004
                                             -------------        -------------
        Pork and Pork Products........          $ 7.25                $ 3.02
        Vegetables and Fruits.........            0.23                  0.04
                                                ------                ------
                                  Total         $ 7.48                $ 3.06

        No dealer, salesperson, or other person has been authorized to give any information or to make any representation not contained in this prospectus, and, if given or made, such information and representation should not be relied upon as having been authorized by us or the selling stockholder. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any of the securities offered by this prospectus in any jurisdiction or to any person to whom it is unlawful to make such offer or solicitation. Neither the delivery of this prospectus nor any sale made hereunder shall under any circumstances create an implication that there has been no change in the facts set forth in this prospectus or in our affairs since the date hereof.

        Until _________, all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers' obligation to deliver a prospectus when acting as underwriters and with respect to their unsold overallotments or subscriptions.





                                11,799,010 SHARES


                                  ZHONGPIN INC.








                                  COMMON STOCK

                            ------------------------

                                   PROSPECTUS

                            ------------------------





                                 _________, 2006








--------------------------------------------------------------------------------

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

        The following table sets forth the expenses expected to be incurred by us in connection with the issuance and distribution of the common stock registered hereby, all of which expenses, except for the Securities and Exchange Commission registration fee, are estimates:

               DESCRIPTION                                             AMOUNT
               -----------                                             ------
       Securities and Exchange Commission registration fee.....      $   7,575
       Accounting fees and expenses............................         15,000*
       Legal fees and expenses.................................        125,000*
       Miscellaneous fees and expenses.........................          2,425*
                                                                     ---------
                 Total.........................................      $ 150,000*
                                                                     =========
-------------
* Estimated

ITEM 14.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

        Under Delaware law, a Delaware corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than one by or in the right of the corporation) by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, against judgments, fines, amounts paid in settlement and reasonable expenses, including attorneys' fees actually and necessarily incurred as a result of such action or proceeding, if such director or officer acted, in good faith, for a purpose which such person reasonably believed to be, in, or not opposed to, the best interests of the corporation and, in criminal actions or proceedings, in addition, had no reasonable cause to believe that such conduct was unlawful.

        In the case of a derivative action, a Delaware corporation may indemnify any such person against expense, including attorneys' fees actually and necessarily incurred by such person in connection with the defense or settlement of such action or suit if such director or officer if such director or officer acted, in good faith, for a purpose which such person reasonably believed to be, in or not opposed to, the best interests of the corporation, except that no indemnification will be made in respect on any claim, issue or matter as to which such person will have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery of the State of Delaware or any other court in which such action was brought determines such person is fairly and reasonably entitled to indemnity for such expense.

        Delaware Law permits a corporation to include in its certificate of incorporation a provision eliminating or limiting a director's liability to a corporation or its stockholders for monetary damages for breaches of fiduciary duty. Delaware Law provides, however, that liability for breaches of the duty of loyalty, acts or omissions not in good faith or involving intentional misconduct, or knowing violation of the law, and the unlawful purchase or redemption of stock or payment of unlawful purchase or redemption of stock or payment of unlawful dividends or the receipt of improper personal benefits cannot be eliminated or limited in this manner.

        Our Certificate of Incorporation and Bylaws provide that we will indemnify our directors to the fullest extent permitted by Delaware law and may, if and to the extent authorized by the Board of Directors, indemnify our officers and any other person whom we have the power to indemnify against any liability, reasonable expense or other matter whatsoever.

        Any amendment, modification or repeal of the foregoing provisions shall be prospective only, and shall not affect any rights or protections of any of our directors existing as of the time of such amendment, modification or repeal.

        We may also, at the discretion of the Board of Directors, purchase and maintain insurance to the fullest extent permitted by Delaware law on behalf of any of our directors, officers, employees or agents against any liability asserted against such person and incurred by such person in any such capacity.

        Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling the Registrant pursuant to the foregoing, the Registrant has been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.


ITEM 15.  RECENT SALES OF UNREGISTERED SECURITIES

        We entered into a Securities Purchase Agreement (the "Securities Purchase Agreement"), dated as of January 30, 2006, with the investors named therein. Pursuant to the Securities Purchase Agreement, we sold units at $8.00 per unit, with each unit consisting of two shares of Series A convertible preferred stock and a warrant exercisable to purchase one share of our common stock. We sold 3.45 million units, primarily to institutional investors, and received gross proceeds of $27.6 million. The Series A convertible preferred stock and the warrants were issued in reliance on the exemption from registration provided by Section 4(2) of the Securities Act of 1933, as amended (the "Securities Act"), on the basis that their issuance did not involve a public offering and each investor represented to us that it was an "accredited investor," as defined in the Securities Act.

        As a result of the sale of such units, we issued 6.9 million shares of Series A convertible preferred stock and 3.45 million warrants. The Series A convertible preferred stock is convertible into 6.9 million shares of common stock (based on an initial conversion price of $4.00). The warrants are exercisable for a five-year period at an exercise price of $5.00 per share.

        In connection with the sale of the 3.45 million units, we issued to TN Capital Equities, Ltd., the placement agent for the offering, or its designees, warrants to purchase an aggregate of 345,000 units at an initial exercise price of $8.00 per unit, subject to adjustment, at any time prior to January 30, 2011. The warrants were issued in reliance on the exemption from registration provided by Section 4(2) of the Securities Act.

        We agreed to register for resale under the Securities Act the shares of common stock issuable upon conversion of the Series A convertible preferred stock and exercise of the warrants comprising the units sold, as well as the units issuable upon exercise of the placement agent warrants.

        In June 2006, we issued CCG Partners LLC three-year warrants to purchase an aggregate of 100,000 shares of our common stock for a purchase price of $6.50 per share. The warrants were issued in reliance on the exemption from registration provided by Section 4(2) of the Securities Act on the basis that their issuance did not involve a public offering.

ITEM 16. - EXHIBITS  AND FINANCIAL STATEMENT SCHEDULES.

(a) Documents filed as part of this report:

    (1)  Consolidated Balance Sheet as of June 30, 2006 (unaudited)
         Consolidated Statements of Operations and Comprehensive Income
           for the six months ended June 30, 2006 and 2005 (unaudited) Consolidated Statements of Changes in Stockholders' Equity for the six
           months ended June 30, 2006 (unaudited)
         Consolidated Statements of Cash Flows for the six months ended June 30,
           2005 and 2006 (unaudited)
         Notes to Consolidated Financial Statements

         Report of Independent Registered Public Accounting Firm
         Consolidated Balance Sheets as of December 31, 2005, 2004 and 2003 Consolidated Statements of Operations and Comprehensive Income for the
           years ended December 31, 2005, 2004 and 2003
         Consolidated Statements of Changes in Stockholders' Equity for the
           years ended December 31, 2005, 2004 and 2003
         Consolidated Statements of Cash Flows for the years December 31, 2005,
           2004 and 2003
         Notes to Consolidated Financial Statements

    (2)  Financial Statement Schedules
         None.

(b) Exhibits:

       3.1 Certificate of Incorporation of the Registrant filed February 4, 2003 with the Delaware Secretary of State, incorporated by reference to Exhibit 3.1 to our Registration Statement on Form SB-2 filed with the Securities and Exchange Commission on January 22, 2004.

       3.2 Amendment to Certificate of Incorporation of the Registrant filed January 30, 2006 with the Delaware Secretary of State, incorporated by reference to Exhibit 3.2 to our Current Report on Form 8-K dated January 30, 2006.

       3.3 Certificate of Designation of Series A Convertible Preferred Stock of the Registrant filed January 30, 2005 with the Delaware Secretary of State, incorporated by reference to Exhibit 3.3 to our Current Report on Form 8-K dated January 30, 2006.

       3.4 Amendment to Certificate of Incorporation of the Registrant filed February 16, 2006 with the Delaware Secretary of State, incorporated by reference to Exhibit 3.1 to our Current Report on Form 8-K dated February 16, 2006.

       3.5      Amended By-laws of the Registrant, incorporated by reference to
                Exhibit 3.2A to Amendment No. 2 to Registration Statement on Form SB-2 filed with the Securities and Exchange Commission on June 4, 2004.

       5.1 Opinion of Pryor Cashman Sherman & Flynn LLP, regarding legality of securities being registered.

       10.1 Loan Agreements between Agricultural Bank of China, Xuchang Branch and Henan Zhongpin Food Share Co., Ltd., incorporated by reference to Exhibit 10.1 to our Current Report on Form 8-K dated January 30, 2006.*

       10.2 Loan Agreement dated March 31, 2005 between CITIC Industrial Bank, Zhengzhou Branch and Henan Zhongpin Food Share Co., Ltd., incorporated by reference to Exhibit 10.2 to our Current Report on Form 8-K dated January 30, 2006.*

       10.3 Loan Agreements between Shanghai Pudong Development Bank, Zhengzhou Branch and Henan Zhongpin Food Share Co., Ltd., incorporated by reference to Exhibit 10.3 to our Current Report on Form 8-K dated January 30, 2006.*

       10.4 Loan Agreements between China Construction Bank, Xuchang Branch and Henan Zhongpin Food Share Co., Ltd., incorporated by reference to Exhibit 10.4 to our Current Report on Form 8-K dated January 30, 2006.*

       10.5 Transfer Loan Agreement dated May 31, 2002 between Bank of Communications, Zhengzhou Branch and Henan Zhongpin Food Share Co., Ltd., incorporated by reference to Exhibit 10.5 to our Current Report on Form 8-K dated January 30, 2006.*

       10.6 Equipment Purchase Agreement dated July 18, 2001 between Henan International Economic Trading Corporation (buyer), Henan Zhongpin Food Share Co., Ltd. (end user) and Berg Chilling Systems Inc.(seller), incorporated by reference to Exhibit 10.6 to our Current Report on Form 8-K dated January 30, 2006.*

       10.7# Advisory Agreements dated April 07, 2005 and April 26, 2005 between Greenstone Investment & Consultants Ltd. and Henan Zhongpin Food Share Co., Ltd. (TRANSLATED FROM MANDARIN).

       10.8 Agreement on Transfer of Shares of Henan Zhongpin Food Share Co., Ltd. dated May 23, 2005 between Zhu Xianfu and Henan Zhongpin Food Co., Ltd., incorporated by reference to Exhibit
                10.8 to our Current Report on Form 8-K dated January 30, 2006.*

       10.9 Agreement on Transfer of Shares of Henan Zhongpin Food Share Co., Ltd. dated May 23, 2005 between Ben Baoke and Henan Zhongpin Food Co., Ltd., incorporated by reference to Exhibit
                10.9 to our Current Report on Form 8-K dated January 30, 2006.*

       10.10 Agreement on Transfer of Shares of Henan Zhongpin Food Share Co., Ltd. dated May 23, 2005 between Si Shuichi and Henan Zhongpin Food Co., Ltd., incorporated by reference to Exhibit
                10.10 to our Current Report on Form 8-K dated January 30, 2006.*

       10.11 Agreement on Transfer of Shares of Henan Zhongpin Food Share Co., Ltd. Aated May 23, 2005 between Wang Qinghe and Henan Zhongpin Food Co., dtd., incorporated by reference to Exhibit
                10.11 to our Current Report Ln Form 8-K dated January 30, 2006.*

         10.12 Agreement on Transfer of Shares of Henan Zhongpin Food Share Co., Ltd. dated May 23, 2005 between Liu Chaoyang and Henan Zhongpin Food Co., Ltd., incorporated by reference to Exhibit
                 10.12 to our Current Report on Form 8-K dated January 30,
                 2006.*

         10.13 Agreement on Transfer of Shares of Henan Zhongpin Food Share Co., Ltd. dated May 23, 2005 between Wang Juanjuan and Henan Zhongpin Food Co., Ltd., incorporated by reference to Exhibit
                 10.13 to our Current Report on Form 8-K dated January 30,
                 2006.*

         10.14 Agreement on Trust of Share Equity of Henan Zhongpin Food Share Co., Ltd. dated May 23, 2005 between Zhu Xianfu, Ben Baoke, Si Shuichi, Wang Qinghe, Liu Chaoyang and Wang Juanjuan and Henan Zhongpin Food Co., Ltd., incorporated by reference to Exhibit
                 10.14 to our Current Report on Form 8-K dated January 30,
                 2006.*

         10.15 Agreement on Transfer of Equity Interest of Henan Zhongpin Food Co., Ltd. dated August 16, 2005 between Zhu Xianfu, Ben Baoke, Si Shuichi, Wang Qinghe, Liu Chaoyang and Wang Juanjuan (Transferors) and Falcon Link Investment Ltd., incorporated by reference to Exhibit 10.15 to our Current Report on Form 8-K dated January 30, 2006.*

         10.16# Securities Purchase Agreement, dated as of January 30, 2006, by and among the Registrant and the purchasers named therein.*

         10.17# Registration Rights Agreement, dated as of January 30, 2006, by and among the Registrant and the purchaser named therein.*

         10.18# Form of Warrant to purchase common stock, incorporated by reference to Exhibit 10.18 to our Current Report on Form 8-K dated January 30, 2006.

         10.19# Placement Agent Warrant Agreement, dated as of January 30, 2006, between the Registrant and TN Capital Equities, Ltd.

         10.20 Stock Purchase Agreement, dated as of March 15, 2005, among Richard Armstrong, Halter Capital Corporation and the Registrant, incorporated by reference to Exhibit 10.1 to our Current Report on Form 8-K dated March 30, 2005.

         10.21# Share Exchange Agreement, dated as of January 30, 2006, among the Registrant, Falcon Link Investment Limited, the stockholders of the Registrant signatory thereto and as to Articles IV, VII and IX only, Kevin Halter, Jr.

         10.22# Advisory Agreement, dated as of January 30, 2006, between HFG International Limited and Falcon Link Investment Limited.

         10.23# Amendment dated as of February 21, 2006 [to Securities Purchase Agreemnt dated as of January 30, 2006] among the Registrant and the purchasers named therein.

         10.24# Escrow Agreement dated as of January 30, 2006 among the Registrant, Law Debenture Trust Company of New York, as escrow agent, and the stockholders of the Registrant named therein.

         10.25# Amendment to Escrow Agreement dated as of February 21, 2006 among the Registrant, Law Debenture Trust Company of New York, as escrow agent, and the stockholders of the Registrant named therein.

         10.26 Common Stock Purchase Warrant dated June 15, 2006 between the Registrant and CCG Partners LLC.

         14.1#   Code of Business Conduct and Ethics of the Registrant.

         21.1    List of Subsidiaries of Registrant.

         23.1    Consent of Child, Van Wagoner & Bradshaw, PLLC.

         23.3 Consent of Pryor Cashman Sherman & Flynn LLP (included in their opinion filed as Exhibit 5.1).

         24.1 Powers of Attorney of certain of our officers and directors (included on the signature page of this Registration Statement as originally filed on April 12, 2006).

         99.1 Business License of Henan Zhongpin Food Share Co., Ltd., dated December 16, 2003, incorporated by reference to Exhibit 99.1 to our Current Report on Form 8-K dated January 30, 2006. (TRANSLATED FROM MANDARIN)

         99.2 By-Laws of Henan Zhongpin Food Share Co., Ltd., dated May 23, 2005, incorporated by reference to Exhibit 99.2 to our Current Report on Form 8-K dated January 30, 2006. (TRANSLATED FROM MANDARIN)

         99.3 Governmental Approval of the Acquisition of Henan Zhongpin Food Co., Ltd. by Falcon Link Investment Limited, dated September 13, 2005, incorporated by reference to Exhibit 99.3 to our Current Report on Form 8-K dated January 30, 2006. (TRANSLATED FROM MANDARIN)

         99.4 Certificate of Approval for Establishment of an Enterprise with Foreign Investment [Henan Zhongpin Food Co., Ltd.] in the People's Republic of China, dated September 15, 2005, incorporated by reference to Exhibit 99.4 to our Current Report on Form 8-K dated January 30, 2006. (TRANSLATED FROM MANDARIN)

         99.5 By-Laws of Henan Zhongpin Food Co., Ltd., dated August, 2005, incorporated by reference to Exhibit 99.5 to our Current Report on Form 8-K dated January 30, 2006. (TRANSLATED FROM MANDARIN)

         99.6 Certificate of Incorporation of Falcon Link Investment Limited, dated July 21, 2005, incorporated by reference to Exhibit 99.6 to our Current Report on Form 8-K dated January 30, 2006.

         99.7# Memorandum of Association of Falcon Link Investment Limited, dated July 21, 2005.

         99.8# Articles of Association of Falcon Link Investment Limited, dated July 21, 2005.


         99.9 Business License of Henan Zhongpin Food Co., Ltd. dated May 26, 2005, incorporated by reference to Exhibit 99.9 to our Current Report on Form 8-K dated January 30, 2006. (TRANSLATED FROM MANDARIN)

------------
* Original agreement in Mandarin, summary of key terms attached.

# Previously filed.

ITEM 17.  UNDERTAKINGS

Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended (the "Securities Act") may be permitted to directors, officers and controlling persons of the Company, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

        The undersigned Company hereby undertakes that:

        (1) To file, during any period in which it offers or sells securities, a post-effective amendment to this Registration Statement to:

               (i) Include any prospectus required by Section 10(a)(3) of the Securities Act;

               (ii) Reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective Registration Statement;

               (iii) Include any additional or changed information on the plan of distribution.

        (2) For determining liability under the Securities Act, the Company will treat each such post-effective amendment as a new Registration Statement of the securities offered, and the offering of such securities at that time to be the initial bona fide offering.

        (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

       (4) For determining any liability under the Securities Act, treat each post-effective amendment that contains a form of prospectus as a new Registration Statement for the securities offered in the Registration Statement, and that offering of the securities at that time as the initial bona fide offering of those securities.

                                   SIGNATURES

        In accordance with the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it met all the requirements of filing on Form S-1 and authorized this Amendment No. 3 to the Registration Statement to be signed on its behalf by the undersigned, in Changge City, Henan Province, The People's Republic of China, on September 11, 2006.

                                                   ZHONGPIN INC.


                                                   By: /s/XIANFU ZHU
                                                       -------------------------
                                                       Xianfu Zhu
                                                       Chief Executive Officer

        In accordance with the requirements of the Securities Act of 1933, this Amendment No. 3 to the Registration Statement was signed by the following persons in the capacities and on the dates stated.

            SIGNATURE                            TITLE                           DATE
---------------------------------   ----------------------------------    ------------------
/s/  XIANFU ZHU                     Chairman of the Board of Directors    September 11, 2006
---------------------------------   and Chief Executive Officer
Xianfu Zhu                          (Principal Executive Officer)


/s/ YUANMEI MA                      Chief Financial Officer               September 11, 2006
---------------------------------   (Principal Financial and
Yuanmei Ma                          Accounting Officer)


/s/ XINYU LI                        Director                              September 11, 2006
---------------------------------
Xinyu Li


/s/ YUNCHUN WANG                    Director                              September 11, 2006
---------------------------------
Yunchun Wang